As filed with the U.S. Securities and Exchange Commission on March 30, 2020

Registration No. 333-231167

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM S-1/A

(Amendment No. 5)
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________

ESPORTS ENTERTAINMENT GROUP, INC.

(Exact name of registrant as specified in charter)

_________________

Nevada	7900	26-3062752
(State or other jurisdiction of incorporation)	(Primary Standard Classification Code Number)	(IRS Employer I.D. Number)

170 Pater House, Psaila Street
Birkirkara, Malta, BKR 9077
(268) 562-9111
(Address and telephone number of principal executive offices)

_________________

(Address of principal place of business or intended principal place of business)

_________________

Grant Johnson
Chief Executive Officer
170 Pater House, Psaila Street
Birkirkara, Malta, BKR 9077
(268) 562-9111

(Name, address, including zip code, and telephone number including area code, of agent for service)

_________________

With copies to:

Joseph M. Lucosky, Esq. Lawrence Metelitsa, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 Tel. No.: (732) 395-4400 Fax No.: (732) 395-4401	Steven D. Uslaner, Esq. Mark F. Coldwell, Esq. Littman Krooks LLP 655 Third Avenue, 20th Floor New York, NY 10017 Tel. No.: (212) 490-2020 Fax No.: (212) 490-2990

_________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large-Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☐

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)		Amount of Registration Fee(1)
Units(2)	$11,500,000	(3)	$1,492.70
Common Stock, par value $0.001, included in the units(4)	—	(6)	—	(6)
Warrants to Purchase Common Stock, included in the units(5)	—	(6)	—	(6)
Shares of Common Stock issuable upon exercise of the Warrants included in the units(4)(5)	$23,000,000	(3)	2,985.40
Representatives’ Warrant to Purchase Common Stock(7)	N/A		N/A
Shares of Common Stock issuable upon exercise of Representatives’ Warrant(4)	$1,437,500		186.59
Total	$35,937,500		$4,664.69	(8)

____________

(1)      Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)      Each unit consists of one share of common stock, $0.001 par value per share, and two warrants each to purchase one share of common stock, $0.001 par value per share.

(3)      Includes units and shares of common stock and/or warrants to purchase common stock the underwriters have the option to purchase to cover over-allotments, if any.

(4)      Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(5)      The warrants are exercisable at a per share price equal to the public offering price.

(6)      Included in the price of the units. No fee required pursuant to Rule 457(g) under the Securities Act.

(7)      In accordance with Rule 457(g) under the Securities Act, because the shares of the Registrant’s common stock underlying the Warrants and Representative’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(8)      $3,451.87 previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MARCH 30, 2020
2,000,000 Units

Esports Entertainment Group, Inc.

We are offering 2,000,000 units, with each unit consisting of one share of our common stock, $0.001 par value per share and two warrants (“Unit A Warrant” and “Unit B Warrant”), each to purchase one share of our common stock. We anticipate a public offering price between $4.00 and $6.00 per unit. The shares of common stock and the warrants comprising the units are immediately separable and will be issued separately in this offering. The warrants included in the units are exercisable immediately and have an exercise price of $5.00 per share (100% of the public offering price based on an assumed initial offering price of $5.00 per unit, the mid-point of the anticipated price range). The Unit A Warrants will be listed for trading as described below and will expire five years from the date of issuance. We do not intend to list the Unit B Warrants for trading on any stock market or exchange and such warrants will expire 12 months from the date of issuance. All share and per-share information, as well as all financial information, contained in this prospectus has been adjusted to give effect to the one-for-fifteen (1-for-15) reverse stock split, which was effective at the commencement of trading of our common stock on January 28, 2020. Furthermore, the 2,000,000 unit amount referenced above is based on the units being sold at the mid-point of the estimated offering price range of $5.00 per unit and such unit amount shall change if the unit price is less than $5.00 in such manner to maintain the gross proceeds at $10 million. For instance, if the unit price is $4.00 per unit, the number of units to be sold in the offering shall be 2,500,000. The units will not be issued or certificated. Purchasers will receive only shares of common stock and warrants. The shares of common stock and warrants may be transferred separately, immediately upon issuance. The offering also includes the shares of common stock issuable from time to time upon exercise of the warrants.

Our common stock is presently quoted on OTC Markets Group Inc. OTCQB quotation system (the “OTCQB”) under the trading symbol “GMBLD”. We have applied to have our common stock and Unit A Warrants listed on The Nasdaq Capital Market under the symbols “GMBL” and “GMBLW,” respectively. No assurance can be given that our application will be approved. On March 26, 2020, the last reported sale price for our common stock on the OTCQB was $3.75. There is no established public trading market for the warrants. No assurance can be given that a trading market will develop for the Unit A Warrants on the Nasdaq Capital Market. Quotes for shares of our common stock on the OTCQB may not be indicative of the market price on The Nasdaq Capital Market.

AHG Entertainment Group, an affiliate of Argyll Entertainment AG (an entity that we may be acquiring as described in this prospectus) has indicated an interest in purchasing $1 million of units in this Offering. However, because an indication of interest is not a binding agreement or commitment to purchase, the underwriters may determine to sell more, fewer or no units in this offering to AHG Entertainment Group, or AHG Entertainment Group may determine to purchase more, fewer or no shares in this offering.”

The actual offering price per unit was negotiated between Maxim Group LLC and Joseph Gunnar & Co. LLC (the “Underwriters”) and us at the time of pricing. The market price of our common stock is only one of several factors that was considered in determining the actual offering price. See “Underwriting — Market Information.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 14 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit(1)	Total
Public offering price	$	$
Underwriting discounts and commissions(2)	$	$
Proceeds to us, before expenses	$	$

(1)       The public offering price and underwriting discount in respect of the Units corresponds to (i) a public offering price per share of common stock of $____ and (ii) a public offering price per warrant of $0.001. Each unit consists of one share of common stock and two warrants, each to purchase one share of common stock.

(2)       Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to Maxim Group LLC, the representative of the underwriters. See “Underwriting” for a description of compensation payable to the Underwriters.

We have granted a 45-day option to the representative of the underwriters to purchase up to 300,000 additional shares of our common stock and/or 600,000 additional warrants to purchase shares of common stock to be offered by us, solely to cover over-allotments, if any. If the underwriters exercise their right to purchase additional shares and/or warrants to cover over-allotments in full, we estimate that we will receive gross proceeds of $11,500,000 from the sale of approximately 2,300,000 units being offered, at an assumed public offering price of $5.00 per unit, the mid-point of the range described on the cover of this prospectus, and net proceeds of $         after deducting $         for underwriting discounts and commissions. The securities issuable upon exercise of the underwriter option are identical to those offered by this prospectus and have been registered under the registration statement of which this prospectus forms a part.

The underwriters expect to deliver our shares and warrants to purchasers in the offering on or about ______, 2020.

Lead Book-Running Manager	Co-Book-Running Manager
Maxim Group LLC	Joseph Gunnar & Co.

The date of this prospectus is _______ __, 2020

You should rely only on information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

We also use certain trademarks, trade names, and logos that have not been registered. We claim common law rights to these unregistered trademarks, trade names and logos.

i

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information you should consider before investing in our securities. You should read this prospectus carefully, especially the risks and other information set forth under the heading “Risk Factors”; “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision. Our fiscal year end is June 30 and our fiscal years ended June 30, 2019 and June 30, 2018 are sometimes referred to herein as fiscal years 2019 and 2018, respectively. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our,” the “Company,” or “our Company,” “EEG,” and “Esports” refer to Esports Entertainment Group, Inc., a Nevada corporation, and its wholly owned subsidiaries.

Except as otherwise indicated in this prospectus, all common stock and per share information and all exercise prices with respect to our warrants reflect, on a retroactive basis, a 1-for-15 reverse stock split of our common stock, which became effective on the OTCQB on January 28,2020. Unless otherwise stated, this prospectus assumes the over-allotment option of the underwriters has not been exercised, unless otherwise indicated.

Business Overview

Esports is the competitive playing of video games by amateur and professional teams for cash prizes. Esports typically takes the form of organized, multiplayer video games that include real-time strategy, fighting, first-person shooter, and multiplayer online battle arena games. As of March 20, 2019, the three largest selling esports games are Dota 2, League of Legends (both multiplayer online battle arena games) and Counter Strike: Global Offensive (a first-person shooter game). Other popular games include Smite, StarCraft II, Call of Duty¸ Heroes of the Storm, Hearthstone and Fortnite. Esports also includes games which can be played, primarily by amateurs, in multiplayer competitions on the Sony PlayStation, Microsoft Xbox and WII Nintendo systems. Most major professional esports events and a wide range of amateur esports events are broadcast live via streaming services including twitch.tv, azubu.tv, ustream.tv and youtube.com.

Esports Entertainment Group, Inc. (“Esports,” “EEG,” “we,” “us,” “our,” or the “Company”) operates a licensed online gambling platform focused purely on the esports industry. Utilizing our peer-to-peer wagering system, we offer real money betting exchange style wagering on esports events from around the world in a secure environment. A betting exchange allows players to bet against one another rather than a bookmaker. Players can offer odds to, or request odds from, other players who wish to wager. Where traditional bookmakers risk going head-to-head with gamblers on markets, a betting exchange takes on no risk on the particular outcome of an event. Instead, a betting exchange provides the platform for its customers to match bets against one another and takes a small commission on winnings. Betting exchanges are becoming an increasingly integral part of the global gambling landscape, in many cases enabling customers to obtain better odds, more transparency and an experience that feels intuitively fairer. Further, the platform also facilitates gambling through “pool betting” whereby a group of people, be it a fan base of a team or a player or a group of friends and family, can pay a fixed price into a “pool” and then make a selection on an outcome, related to a tournament or game in esport. After the event has finished, those that selected the winner get an equal share of the pool.

At the current time, under our existing Curacao license, we are able to accept wagers from residents of over 149 jurisdictions including Canada, Japan, Germany and South Africa. We do not accept wagers from United States residents at this time. We have applied for an online gaming service license from the Malta Gaming Authority. If our application is approved and a license is issued, we expect that residents in a number of European Union member states will be able to place bets on our website. We are also able to accept payments from additional third party payment providers. Money Matrix, a licensed regulated financial institution and our third party payment platform, updates the jurisdictions we are able to accept bets from on a real time basis as these changes occur.

Although official competitions have long been a part of video game culture, participation and spectatorship of such events have seen a global surge in popularity over the last few years with the rapid growth of online streaming. The advent of online streaming technology has turned esports into a global industry that includes professional players and teams competing in major events that are simultaneously watched in person in stadiums, and by online viewers, which regularly exceed 1,000,000 viewers for major tournaments. Much like how there is a worldwide gaming market for the sports industry, there has now developed a worldwide gaming market for the esports industry. The impact has been so significant that many video game developers are now building features into their games designed to facilitate competition.

According to Newzoo, a global leader in esports, games and mobile intelligence, it is expected that the total global esports audience will reach 453.8 million in 2019. Esports Enthusiasts, which are people who watch professional esports content at least once a month, will make up 201.2 million of the total up from 143.2 million in 2017, with a compound annual growth rate (“CAGR”) (2017-2022) of +15.7% to reach almost 297 million in 2022. The global average revenue per Esports Enthusiast, which includes not only gaming revenue, but also sponsorships advertising and all other esports related revenues, is projected to be $5.45 in 2019, up +8.9% from $5.00 in 2018. The number of occasional esports viewers, (people who watch professional esports content less than once a month), is expected to reach 252.6 million in 2019, up from 221.6 million in 2018, and is projected to grow with a CAGR of +12.6% to surpass 347 million in 2022. The number of people who are aware of esports worldwide is expected to reach 1.8 billion in 2019, up from 1.6 billion in 2018. China is expected to contribute most to global esports awareness, with 500.2 million people aware of esports in 2019. The increasing prominence of esports as a mainstream entertainment industry is driving the growth in awareness in most regions. Audience and awareness growth in the emerging regions of Latin America, Middle East and Africa, Southeast Asia, and Rest of Asia is largely driven by improving IT infrastructure and urbanization. We believe the rise of new franchises, such as Player Unknown’s Battlegrounds or PubG, is an important global growth factor as the influx of millennials should continue to drive the growth of the esports industry’s audience and in turn, the esports gaming industry.

In 2018, there were 737 major esports events that generated an estimated $54.7 million in ticket revenues, up from $32 million in 2016, but down from $58.9 million in 2017. The total prize money of all esports events held in 2018 reached $150.8 million, after breaking the $100 million mark for the first time in 2017. The League of Legends World Championship was 2018’s biggest tournament by live viewership hours on Twitch, with 53.8 million hours. It also produced $1.9 million in ticket revenues. The Overwatch League was the most-watched league by live viewership hours on Twitch, generating 79.5 million hours.

According to Statista, the amounts wagered on esports betting is expected to grow from $315 million in 2015 to $23.5 billion in 2020. Forbes magazine projects fans of esports will wager $23 billion on professional esports events by 2020.

We believe that as the size of the market and the number of Esports Enthusiasts continues to grow, so will the number of Esports Enthusiasts who gamble on events, which would likely increase the demand for our platform.

Competitive Advantages/Operational Strengths

We believe the following strengths position us for sustainable growth:

Management Team and Key Personnel Experience:    Our board of directors includes senior managers with extensive experience in online gambling, esports, information technology, compliance, regulation, accounting and finance. Our officers and senior managers include individuals with extensive experience in online gambling, esports, information technology, marketing, business development, payment processing, compliance, regulation, accounting, finance and customer service.

Licensed Technology/IP:    We have entered into a White Label Services Agreement dated December 12, 2019 (the “Askott Agreement”) with a subsidiary of Askott Entertainment Inc. (“Askott”) whereby Esports has secured a non-exclusive license to “white label” Askott’s proprietary software and systems as the platform through which we run our business (the “Platform”). The Askott Agreement is described under “Recent Developments”.

We believe this Platform provides us with a first mover advantage as it offers what we believe to be the widest variety of betting options available for esports wagering, including bet exchange wagering. The Platform requires complex code and very skilled development, as opposed to just using the software used for bookie style wagering which is widely available and easily reproduced. Accordingly, we believe the complexity of our Platform offers a higher barrier to entry than standard wagering platforms.

Askott is a full-service development company focused on the esports and iGaming space with offices in Canada, Cyprus, Malta, Curacao and Ukraine. Askott has experience in the iGaming space and has invested significant capital over a seven year span in developing its software and systems, and has been involved in various segments of the iGaming space, including but not limited to, developing solutions for hosting, payment, security and mobile needs. Askott provides us with a next generation iGaming software platform targeting the esports industry. Our decision to engage with Askott is due, in part, to Askott’s approach to software development which focuses on integrating gamification, personalization, and live engagement to develop a state of the art gaming platform. We believe our Platform allows us to offer the most diversified and complete betting options, including pools and exchange betting and, in the future, fixed odds betting, while also providing us the opportunity to further develop fantasy options such as skins (digital assets used by gamers to give them competitive advantages in the games they are playing such as upgrade in game equipment or weaponry). We believe that by offering a wide array of options to consumers we will be able attract and retain our clients more effectively. We believe that having a first mover advantage with our Platform gives us a strategic advantage over our competition in that it will give us a chance to build a loyal customer following as well allow us the flexibility to customize that user experience for our consumers as the market continues to grow and change.

Affiliate Marketing Program:    Our affiliate marketing program focuses on professional esports teams and individual social media influencers. As part of our efforts to market our online gaming services, we attempt to enter into Affiliate Marketing Agreements with professional esports teams and other influential individuals and groups within esports. As a marketing affiliate, the esports team will provide their fans with a link to our online gaming website, where the fan, if located in a country which allows the fan to place a bet using our gaming platform, can bet on teams playing in esports tournaments. For a player placing a bet through the marketing affiliate’s link to our website, provided such player wins the bet, we pay the marketing affiliate a percentage of the amount we collect from the winning bet. We believe our PvP wagering model reduces any risk of potential loss to the Company. This unique feature allows the Company to attract and retain affiliate marketing partners who participate directly in the revenues generated by their referrals to the Company’s website. In addition, affiliate marketing partners are paid fees between 25% and 35% based on revenue that the affiliate partners generate through their own client base or fan base, depending upon the system they employ. Instead of the Company incurring significant costs related to online advertising, which must be paid for in advance, this system allows us to spend less resources on advertising directly because our affiliate partners market to their own client or fan bases for us. Because our affiliate marketing partners typically have a pool of clients and fan bases already interested in esports and or wagering, we believe this program not only affords the Company savings related to marketing expense, but also serves as an avenue for direct or targeted marketing which would presumably lead to increased traffic on our website.

Growth Strategy

In the future, we intend to expand our services to also offer players the ability to participate in video game tournaments for cash prizes and we intend to expand into additional international markets.

Future Products and Services:

We intend to offer players from around the world, including the United States (except in 13 states in the US and other jurisdictions outside the US which currently prohibit playing games of skill for cash prizes), the ability to enter and participate in online video game tournaments and win cash prizes. Skill based video games are not gambling and therefore are not subject to the same laws and regulations as our esports event wagering service. Participants will be able to enter and play against one another with prize money distributed to the last remaining competitors. We anticipate collecting a tournament entry fee for scheduled tournaments as well as a percentage of total winnings that are paid to users (typically 10%). We intend to offer users a wide selection of video games of skill to be played online for real money for small groups to major tournaments.

We intend to develop, license or acquire from a third party an online skill games tournament play platform. Users will be able to enter and participate in tournaments using their PC, game console or mobile device. Players will play against each other in either ring games (i.e., games for cash on a hand-by-hand basis) or in tournaments (i.e., players play against one another for prize money distributed to the last remaining competitors) or variations thereof. Esports expects to launch online versions of tournament play, initially utilizing simple video games and later more complex video games, under the VIE brand beginning in the second half of 2020.

International Markets:

We have applied for an online gaming service license in Malta, established a brick and mortar office in such jurisdiction and anticipate commencing online gaming operations in that jurisdiction in 2020 pending issuance of the license. In such event, we expect to service the vast majority of the European Union market, with residents of a number of European Union member states being able to place bets on our website. In order to better service the Asian market, we intend to apply for an online gambling license in an Asian jurisdiction and commence online gambling operations in such jurisdiction within the next 12 months. In the future, we may consider obtaining additional country specific gaming licenses should we determine there is sufficient local demand for our services in these markets.

In order to effectively penetrate international markets, we intend to translate our website into several additional languages and to offer customer services and technical support in the local language of key markets.

History

We were formed in the State of Nevada on July 22, 2008 under our prior name Virtual Closet, Inc. Virtual Closet, Inc. changed its name to DK Sinopharma, Inc. on or about June 6, 2010. DK Sinopharma, Inc. changed its name to VGambling, Inc. on August 12, 2014. On or about April 24, 2017, VGambling, Inc. changed its name to Esports Entertainment Group, Inc. Our company was engaged in a number of different enterprises up until May 20, 2013, when, pursuant to the terms of that certain share exchange agreement with H&H Arizona Corporation (the “Share Exchange Agreement”), we acquired all of the outstanding capital stock of H&H Arizona Corporation in exchange for 3,333,334 shares of our common stock. From May 2013 until August 2018, the Company’s operations were limited to designing, developing and testing our wagering systems. We launched our online esports wagering website (www.vie.gg) in August 2018.

Risks Factors

•        We are a development stage company with a history of accumulated deficits, recurring losses and negative cash flows from operating activities and have had de minimis revenues to date. We may be unable to achieve or sustain profitability or continue as a going concern.

•        We are subject to payment-related risks, such as risk associated with the fraudulent use of credit or debit cards which could have adverse effects on our business due to chargebacks from customers.

•        Esports’ online offerings are part of new and evolving industries, which presents significant uncertainty and business risks.

•        Esports’ success in the competitive gaming and interactive entertainment industries depends in large part on its ability to develop and manage frequent introductions of innovative products.

•        Esports’ dependency on customers’ acceptance of its products, and the Company’s inability to meet changing consumer preferences may negatively impact Esports’ business and results of operations.

•        Esports’ betting system and revenues are dependent on a third party software provider. If we lose the support of our current software provider, we would be forced to migrate our business to a new platform or develop our own, in-house software.

•        The risks related to international operations, in particular in countries outside of the United States and Canada, could negatively affect the Company’s results.

•        We may be unable to obtain licenses in new jurisdictions where our customers operate.

Recent Developments

On April 7, 2019, we entered into the Software Transfer Agreement with Swiss Interactive for the purchase of the Licensed Software for consideration of $1,700,000, the consummation of which was contingent upon either the Company’s completion of (i) any private placement offerings or registered public offerings pursuant to which the Company receives proceeds in excess of $6,000,000 or (ii) any private or public offerings in connection with the listing of the Company’s securities on a national securities exchange (“Qualified Offering”). If the Company did not complete a Qualified Offering within six months of the execution date of the transfer agreement, such agreement would become void and the Company and Swiss Interactive would continue to abide by the terms of the existing Betting Gaming Platform Software Agreement entered into with Swiss Interactive Software GmbH on June 12, 2014 (the “Original Software Licensing Agreement”). On November 6, 2019 the Software Transfer Agreement was terminated.

In addition, the Company terminated its Original Software Licensing Agreement with Swiss Interactive Software. The Company no longer utilizes the services or software of Swiss Interactive and believes all obligations pursuant to any contracts with Swiss Interactive have been satisfied in full. However, Yan Rozum, our former Chief Technology Officer, director and owner of Swiss Interactive recently contacted the Company and made certain allegations concerning this relationship and other matters. See “Business – Legal Proceedings”.

On August 14, 2019, the Company consummated the initial closing (“Initial Closing”) of a private placement offering (the “Offering”) whereby the Company entered into those certain securities purchase agreements (the “Purchase Agreements”) with four (4) accredited investors (the “Investors”). Pursuant to the Purchase Agreements, the Company issued the Investors those certain convertible promissory notes (each a “Note and together the “Notes”) in the aggregate principal amount of $385,000 (including a 10% original issue discount) and Warrants to purchase 42,778 shares of the Company’s common stock for aggregate gross proceeds of $350,000.

The Notes accrue interest at a rate of 5% per annum and are initially convertible into shares of the Company’s common stock at a conversion price of $9.00 per share, subject to adjustment (the “Conversion Price”). The Notes contain a mandatory conversion mechanism whereby any unpaid principal and accrued interest on the Notes, upon the closing of a Qualified Offering (as defined therein) converts into the securities offered in such a Qualified Offering at the lower of (i) the Conversion Price and (ii) 80% of the offering price in the Qualified Offering. The Notes contain customary events of default (each an “Event of Default”) and mature on August 14, 2020. If an Event of Default occurs, the outstanding principal amount of the Notes, plus accrued but unpaid interest, liquidated damages and other amounts owing with respect to the Notes will become, at the Note holder’s election, immediately due and payable in cash at the “Mandatory Default Amount”. The Mandatory Default Amount means the sum of 130% of the outstanding principal amount of the Notes plus accrued and unpaid interest, including default interest of 18% per year, and all other amounts, costs, expenses and liquidated damages due in respect of the Notes.

Pursuant to the Purchase Agreements, each Investor received Warrants to purchase such number of shares of common stock as is the number of shares issuable upon conversion of their Note as of the date of issuance. The Warrants are exercisable at a price of $11.25 per share, subject to adjustment from the date of issuance through August 14, 2022.

On August 29, 2019, the Company consummated the second closing (“Second Closing”) of the Offering whereby the Company entered into Purchase Agreements with three (3) additional accredited investors (the “Second Closing Investors”). Pursuant to the Purchase Agreements, the Company issued the Second Closing Investors Notes in the aggregate principal amount of $137,500 (including a 10% original issue discount) and Warrants to purchase 15,278 shares of the Company’s common stock for aggregate gross proceeds of $125,000.

On September 19, 2019, Yan Rozum resigned from his positions as Chief Technology Officer and member of the Board, effective immediately at such date (the “CTO Resignation”).

On September 26, 2019, in connection with the CTO Resignation, the Board appointed Mr. John Brackens, the Company’s current Chief Information Officer (“CIO”), as the Company’s Chief Technology Officer. Mr. Brackens will continue to serve as the Company’s CIO.

On September 26, 2019, in connection with the CTO Resignation, the Board appointed Mr. Christopher Malone, the Company’s Chief Financial Officer, as a member of the Board. The Company has undertaken to include Mr. Malone as a nominee to the Board on the slate of directors to be elected at the next annual meeting of stockholders of the Company, unless Mr. Malone resigns or is otherwise unable to serve as a director at such time.

On October 11, 2019, the Company consummated the third closing (“Third Closing”) of the Offering whereby the Company entered into a Purchase Agreement with one (1) additional accredited investor (the “Third Closing Investor”). Pursuant to the Purchase Agreement, the Company issued to the Third Closing Investor a Note in the aggregate principal amount of $137,500 (including a 10% original issue discount) and Warrants to purchase 15,278 shares of the Company’s common stock for aggregate gross proceeds of $125,000.

On October 21, 2019, the Company consummated the fourth closing (“Fourth Closing”) of the Offering whereby the Company entered into a Purchase Agreement with one (1) additional accredited investor (the “Fourth Closing Investor”). Pursuant to the Purchase Agreement, the Company issued to the Fourth Closing Investor a Note in the aggregate principal amount of $66,000 (including a 10% original issue discount) and Warrants to purchase 7,333 shares of the Company’s common stock for aggregate gross proceeds of $60,000.

On December 6, 2019, the Company completed the Offering and entered into Purchase Agreements with four (4) additional accredited investors (“Final Closing Investors”). Pursuant to the Purchase Agreements, the Company issued the issued to the Final Closing Investors promissory notes (the “Notes”) in the aggregate principal amount of $550,000 (including a 10% original issue discount) and Warrants to purchase an aggregate of 61,111 shares of the Company’s common stock for aggregate gross proceeds of $500,000.

On December 12, 2019, we entered into the Askott Agreement whereby Esports has secured a non-exclusive license to “white label” Askott’s proprietary software and systems as the platform through which we run our business (the “Platform”). The Askott Agreement has an initial term of thirty-six (36) months and will be automatically renewed in successive one (1) year terms, provided that either party has the ability to terminate the agreement on thirty (30) days written notice following the initial thirty-six (36) month term. The Askott Agreement provides that Askott will make its software platform available to Esports, and Esports will pay a one-time set-up fee of €20,000 and fixed fees at a minimum rate of €9,000 per month. The minimum monthly fee may be increased in the event that Askott adds additional casino games to the Platform, with any such increase to be at a rate of €1,000 per additional game per month, provided that this increase will not apply to the first two casino games added to the Platform.

In addition to the fixed monthly fee, the agreement provides for a tiered revenue sharing structure between Esports and Askott, whereby Esports will share up to a maximum of twenty-percent (20%) of gross revenues generated under the Askott Agreement. The percentage of revenue share is determined based on the monthly gross gaming revenue for each respective product line. As of the date of execution the product lines established were Esportsbook, Parimutuel/Poolbetting, Esports Fantasy and Casino Games (to be launched in 2020).

In the event of a material breach of obligations or any terms of the Askott Agreement by either party, a fifteen day (15) cure period exists from the date of written notice from the non-breach party informing it of such breach and of the intention of such party to terminate the agreement if the breach is not cured.

As of January 17, 2020 the Company entered into Exchange Agreements with 18 of its investors whereby the investors agreed to exchange warrants to purchase an aggregate of 288,722 shares of common stock for 288,722 shares of the Company’s restricted common stock. 17 of the investors also entered into a lock-up agreement with the Company agreeing not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of their common stock issued in exchange for the warrants for a period of 120 days after the date of this prospectus. Further, the Company is in negotiations with certain of these investors relating to entering into additional lock-up agreements with respect to the securities to be issued upon conversion of certain convertible notes upon the closing of this offering, some of which may include “dribble out” provisions pursuant to which such holders will have the ability to sell or otherwise transfer a prescribed number of our shares of common stock during the two month period following the date of this prospectus. No assurance can be provided that we will come to final terms with all of these holders.

On January 30, 2020, we entered into a non-binding letter of intent with LHE Enterprises Limited regarding a potential acquisition of 100% of the share capital of Argyll Entertainment AG and two of its affiliated entities (collectively, “Argyll”). Argyll is a dynamic and entrepreneurial entity that combines a robust traditional sportsbook and casino with new and innovative entertainment, which includes esports wagering. Argyll is licensed in the UK and Ireland with a 30 person staff in offices in central London and is the proud winner of the Innovative Start-up of the Year at the 2018 EGR Marketing & Innovation Awards. The proposed acquisition is consistent with our strategy to pursue add-on acquisitions in the online gambling and gaming space. The parties to the letter of intent have agreed to a binding exclusivity provision that expired on February 29, 2020.

The proposed purchase price reflected in the letter of intent consists of a $1.25 million cash payment, the issuance of 541,667 shares of our common stock (valued at $6.00 per share) and three-year warrants to purchase 1,000,000 shares of our common stock at an initial exercise price of $10.00 per share.

The consummation of the proposed acquisition is subject to numerous conditions and contingencies, including the negotiation and execution of definitive agreements and completion of an audit of the financial statements of Argyll and other customary closing conditions. There cannot be any assurance that: (1) we will complete the proposed acquisition at all; (2) the terms of the transaction will not differ, possibly materially, from the terms described herein; or (3) if we complete the acquisition, we will be able to successfully integrate the acquired operations into our business or the acquired operations will result in increased revenue, profitability or cash flow.

Furthermore, in connection with negotiating and consummating definitive agreements with respect to this acquisition, it is our goal to negotiate employment terms with the current Chief Financial Officer of Argyll to become our Chief Financial Officer. This executive has over 15 years of experience working in Senior Finance, COO and Business Management positions within the Financial Services, Online Gambling/Casino and Telecom industries. No assurance can be made that we will be able to come to final terms with respect to securing the services of this seasoned executive in the event the acquisition is consummated.

On February 20, 2020, Christopher Malone resigned from his positions as Chief Financial Officer and member of our Board of Directors (the “Board”) effective immediately (the “CFO Resignation”). Mr. Malone did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Malone remains with the Company in his capacity as the newly appointed Vice President of Finance.

On February 20, 2020, in connection with the CFO Resignation, the Board appointed James S. Cardwell as the Company’s part-time Interim Chief Financial Officer.

THE OFFERING

Issuer:	Esports Entertainment Group, Inc.
Securities offered by us:

2,000,000 units each consisting of one share of common stock and two warrants (“Unit A Warrant” and “Unit B Warrant”) each to purchase one share of common stock. Both warrants included within the units are exercisable immediately and have an exercise price of $5.00 per share. (100% of the public offering price of one unit). The Unit A Warrant will expire five years from the date of issuance. The Unit B Warrants will expire 12 months from the date of issuance. The shares of our common stock and each of the warrants comprising the Units are immediately separable upon issuance and will be issued separately in this offering. The 2,000,000 unit amount referenced above is based on the units being sold at the mid-point of the estimated offering price range of $5.00 per unit and such unit amount shall change if the unit price is less than $5.00 in such manner to maintain the gross proceeds at $10 million. For instance, if the unit price is $4.00 per unit, the number of units to be sold in the offering shall be 2,500,000.

Assumed Public Offering Price:	$5.00 per unit, which is the mid-point of the estimated offering price range described on the cover of this prospectus(1)
Common stock outstanding before the offering:	6,260,340 Shares
Common stock to be outstanding after the offering(2):

9,307,942, which includes the 2,000,000 units sold in the offering and approximately 1,047,602 shares of common stock issuable upon conversion of indebtedness. Excludes 4,000,000 shares issuable upon exercise of the warrants sold in this offering and any securities that would be issued if the underwriters’ over-allotment option is exercised.

Overallotment option:

We have granted the underwriters a 45 day option to purchase up to 300,000 additional shares of our common stock and/or warrants to purchase 600,000 shares of our common stock at a public offering price reflected above, solely to cover over-allotments, if any.

Use of Proceeds:

We intend to use the net proceeds of this offering to develop and launch our skill-based video game tournaments for play on mobile devices, PCs and video game consoles, to obtain an online gaming license from, and establish operations in, Malta, to obtain an online gaming license from, and establish operations in, an Asian country to be determined, to upgrade sales and marketing capabilities including but not limited to professional relations and adding additional staff, and for general working capital purposes. See “Use of Proceeds.”

Risk Factors:

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 14 before deciding to invest in our securities.

Trading Symbol:

Our common stock is currently quoted on the OTCQB under the trading symbol “GMBL”. We have applied to The Nasdaq Capital Market to list our common stock under the symbol “GMBL” and our Unit A Warrants to trade under the symbol “GMBLW.” We do not intend to list the Unit B Warrants on any stock market or exchange. No assurance can be given that our applications will be approved.

____________

(1)      The assumed public offering price of $5.00 per unit, the mid-point of the range described on the cover of this prospectus. The actual number of units we will offer will be determined based on the actual public offering price.

(2)     The shares of common stock to be outstanding after this offering is based on 6,260,340 shares outstanding as of March 27, 2020.

Lock-up:

We and our directors, officers and certain of our principal stockholders have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 365 days after the date of this prospectus, in the case of our directors and officers, 180 days from the date of this prospectus, in the case of certain of our principal stockholders and 120 days from the date of this prospectus, in the case of certain convertible note holders. In addition, we have reached agreement with certain holders of convertible notes and warrants to restrict the sale or other transfer of the securities to be received upon conversion of their notes upon the closing of this offering, as well as shares of our common stock issued upon the exchange of warrants that were issued in the prior bridge offering. Such agreements vary, with some agreements restricting such sale or transfer for 120 days from the date of this prospectus and other agreements, some of which are still being negotiated, limited to “dribble out” provisions pursuant to which such holders will have the ability to sell or otherwise transfer a prescribed number of our shares of common stock during the two month period following the date of this prospectus. No assurance can be provided that we will come to final terms with all of these holders. See “Underwriting” section on page 78.

NASDAQ listing requirements include, among other things, a stock price threshold. As a result, on January 22, 2020 we filed a Certificate of Amendment to our Certificate of Incorporation to effectuate a 1-for-15 reverse stock split. On January 28, 2020, the reverse stock split was effected on the OTCQB. The shares of common stock to be outstanding after this offering excludes the following:

•        485,661 shares issuable upon exercise of outstanding warrants with a weighted average exercise price of $4.36;

•        166,667 shares of common stock reserved for issuance pursuant to the 2017 stock incentive plan (the “Stock Incentive Plan”);

•        1,047,602 shares of common stock issuable upon conversion of principal and interest owed pursuant to outstanding convertible notes with a weighted average conversion price of $4.00;

•        1,047,602 shares issuable upon exercise of warrants issuable upon conversion of principal and interest owed pursuant to outstanding convertible notes;

•        200,000 shares of common stock issuable upon exercise of warrants to be issued to the underwriters in connection with this offering; and

•        4,000,000 shares of common stock issuable upon exercise of outstanding warrants sold in this offering.

Unless otherwise stated, all information in this prospectus assumes no exercise of the underwriters’ over-allotment option to purchase additional shares and/or warrants.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated statements of operations data for the years ended June 30, 2019 and 2018 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods, and the results for the six months ended December 31, 2019 are not necessarily indicative of our operating results to be expected for the full fiscal year ending June 30, 2020 or any other period. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our unaudited condensed interim consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting only of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods. Except as otherwise noted, all share and per share data for the periods shown have been adjusted, on a retroactive basis, to reflect a 1-for-15 reverse stock split, which became effective on January 28, 2020.

SUMMARY STATEMENTS OF OPERATIONS DATA

Esports Entertainment Group, Inc.
Consolidated Statements of Operations and Comprehensive Loss

	For the Years Ended June 30,
	2019	2018
Operating expenses:
General and administrative	$3,014,473	$2,005,715

Total operating expenses	3,014,473	2,005,715

Operating loss	(3,014,473)	(2,005,715)

Interest expense	(5,586,617)	(121)
Amortization expense	(290,720)	—
Change in fair market value of derivative liabilities	2,520,060	—
Asset write-off	—	(22,614)
Foreign exchange gain (loss)	100	(212)

Loss before income taxes	(6,371,650)	(2,028,662)

Income tax expense	(9,715)	—

Net loss and comprehensive loss	$(6,381,365)	$(2,028,662)
Basic and diluted loss per common share	$(1.10)	$(0.37)

Weighted average number of common shares outstanding, basic and diluted	5,791,145	5,503,523

Esports Entertainment Group, Inc.
Consolidated Balance Sheets

	June 30,
	2019	2018
ASSETS

Current assets
Cash	$43,412	$100,167
Prepaid expenses and other current assets – related parties	190,280	15,128
Prepaid expenses and other current assets	213,817	341,000
Total current assets	447,509	456,295

Fixed assets	16,577	25,443
Intangible assets	81,226	123,601
Security deposit	16,480	4,346

Total assets	$561,792	$609,685

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and accrued expenses	$607,448	$342,016
Due to shareholder	1,551	1,551
Convertible note, net of debt discount of $1,909,280 and $0, respectively	290,720	—
Derivative liabilities	4,655,031	—

Total liabilities	5,554,750	343,567

Shareholders’ equity (deficit)
Common stock $0.001 par value; 500,000,000 shares authorized, 5,849,208 and 5,572,084 shares issued and outstanding as of June 30, 2019 and 2018, respectively	5,849	5,572
Additional paid-in capital	4,955,380	3,684,266
Equity to be issued	230,000	379,102
Accumulated deficit	(10,184,187)	(3,802,822)
Total shareholders’ (deficit) equity	(4,992,958)	266,118

Total liabilities and shareholders’ (deficit) equity	$561,792	$609,685

Esports Entertainment Group, Inc.
Condensed Interim Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2019	2018	2019	2018
Operating expenses:
General and administrative	$668,878	$514,781	$1,361,812	$1,387,560
Total operating expenses	668,878	514,781	1,361,812	1,387,560
Operating loss	(668,878)	(514,781)	(1,361,812)	(1,387,560)
Interest expense	(1,550,418)	(797,509)	(2,262,313)	(797,652)
Net amortization of debt discount and premium on convertible debt	(840,170)	(55,621)	(550,259)	(55,621)
Change in fair market value of derivative liabilities	16,631	(756,053)	1,087,347	(756,053)
Loss on extinguishment of debt	—	—	(2,795,582)	—
Impairment of intangible asset	(67,131)		(67,131)
Gain on settlement of debt	42,896	—	42,896
Foreign Exchange Loss	(1,577)	—	(1,577)	—
Loss before income taxes	(3,068,646)	(2,123,964)	(5,908,430)	(2,996,886)
Income tax expense	—	—	—	—
Net loss and comprehensive loss	$(3,068,646)	$(2,123,964)	$(5,908,430)	$(2,996,886)
Basic and diluted loss per common share	$(0.52)	$(0.37)	$(1.00)	$(0.52)
Weighted average number of common shares outstanding, basic and diluted	5,924,230	5,811,900	5,893,513	5,749,997

Esports Entertainment Group, Inc.
Condensed Consolidated Balance Sheets

	December 31, 2019	June 30, 2019
	(Unaudited)
ASSETS
Current assets
Cash	$53,283	$43,412
Prepaid expenses and other current assets – related parties	69,390	190,280
Prepaid expenses and other current assets	154,342	213,817
Total current assets	277,015	447,509
Fixed assets	12,145	16,577
Intangible assets	3,000	81,226
Other non-current assets	6,833	16,480
TOTAL ASSETS	$298,993	$561,792
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable and accrued expenses	$833,662	$607,448
Due to shareholder	1,551	1,551
Convertible note	3,356,054	290,720
Derivative liabilities	5,590,540	4,655,031
Total liabilities	9,781,807	5,554,750
Stockholders’ equity (deficit)
Common stock $0.001 par value; 500,000,000 shares authorized, 5,937,670 and 5,849,208 shares issued and outstanding as of December 31, 2019 and June 30, 2019, respectively	5,938	5,849
Additional paid-in capital	6,573,865	4,955,380
Equity to be issued	30,000	230,000
Accumulated deficit	(16,092,617)	(10,184,187)
Total stockholders’ deficit	(9,482,814)	(4,992,958)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$298,993	$561,792

The accompanying notes are an integral part of these condensed consolidated financial statements.

RISK FACTORS

Investing in our common stock involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our common stock. There are many risks that affect our business and results of operations, some of which are beyond our control. Our business, financial condition or operating results could be materially harmed by any of these risks. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment. Additional risks that we do not yet know of or that we currently think are immaterial may also affect our business and results of operations.

Risks Related to Our Business

We are a development stage company with a limited operating history.

While we were incorporated under the laws of Nevada in July 2008, we did not begin to engage in our current business until May 2013 and our operations since that time have been mostly limited to designing, developing and testing our wagering systems. We have had de minimis revenues to date. Consequently, we are subject to all the risks and uncertainties inherent in a new business and in connection with the development and sale of new products and services. As a result, we still must establish many corporate functions necessary to operate our business, including finalizing our administrative structure, continuing our product development, assessing and expanding our marketing activities, implementing financial systems and controls and personnel recruitment. Accordingly, you should consider the Company’s prospects in light of the costs, uncertainties, delays, and difficulties frequently encountered by companies in this early stage of development. You should carefully consider the risks and uncertainties that a company, such as ours, with a limited operating history will face. In particular, you should consider that we cannot provide assurance that we will be able to:

•        successfully implement or execute our current business plan;

•        maintain our management team;

•        raise sufficient funds in the capital markets to effectuate our business plan;

•        attract, enter into or maintain contracts with, and retain customers; and/or

•        compete effectively in the extremely competitive environment in which we operate.

If we cannot successfully accomplish any of the foregoing objectives, our business may not succeed.

We have a history of accumulated deficits, recurring losses and negative cash flows from operating activities. We may be unable to achieve or sustain profitability or continue as a going concern.

To date, we have recorded de minimis revenues from the sale of our products. If we are unable to generate revenues, we will not be able to achieve and maintain profitability. Beyond this, we may incur significant losses in the future for a number of reasons including other risks described in this document, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown events. Accordingly, we may not ever be able to achieve profitability. We incurred negative cash flows from operating activities and recurring net losses in fiscal years 2019 and 2018. We had no working capital at the end of each of those years. As of December 31, 2019 and 2018, our accumulated deficit was $16,092,617 and $6,799,708, respectively. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements included in this prospectus do not include any adjustments that might result from the outcome of this uncertainty. In order for us to remove substantial doubt about our ability to continue as a going concern, we must achieve profitability, generate positive cash flows from operating activities and obtain necessary debt or equity funding. If we are unable to increase revenues or obtain additional financing, we will be unable to continue the development of our products and services and we may have to cease operations. In that event you could lose your entire investment.

Our consolidated financial statements have been prepared on the assumption that we will continue as a going concern. Our independent registered public accounting firms have included an explanatory paragraph in our consolidated financial statements for the fiscal years ended June 30, 2019 and 2018 stating that our operating losses and limited working capital, raise substantial doubt about our ability to continue as a going concern. To date, it has been necessary to rely upon debt and the sale of our equity securities to sustain operations. Our management anticipates that we will require additional capital to fund ongoing operations without taking into account the proceeds from this offering.

There can be no guarantee that we will be able to obtain such funds, or obtain them on satisfactory terms, and that such funds would be sufficient. If such additional funding is not obtained, we may be required to scale back or cease operations.

Acquisitions and strategic collaborations, including the proposed Argyll acquisition, may never materialize or may not be successful

We intend to explore a variety of acquisitions and strategic collaborations with existing online gaming and gambling companies and related businesses within our market segment. We cannot predict what form other acquisitions or strategic collaborations might take or when such acquisition will be consummated. We are likely to face significant competition in seeking appropriate acquisitions or strategic collaborators and these acquisitions and strategic collaborations can be complicated and time consuming to negotiate and document. We may not be able to negotiate acquisitions and strategic collaborations, on acceptable terms, or at all, and we are unable to predict when, if ever, we will consummate such acquisitions or strategic collaborations due to the numerous risks and uncertainties associated with them, or whether the Argyll acquisition will be consummated.

We will require additional financing and cannot be certain that such additional financing will be available on reasonable terms when required, or at all.

To date, the Company has relied primarily on equity financing to carry on its business. The Company has limited financial resources, has no operating cash flow and has no assurance that sufficient funding will be available to it to fund its operating expenses and to further develop its business. As of December 31, 2019, we had cash of $53,283. We expect the net proceeds from this offering, along with our current cash position, will enable us to fund our operating expenses and capital expenditure requirements for at least the next 12 months. Thereafter, unless we achieve profitability, we anticipate that we will need to raise additional capital to fund our operations while we implement and execute our business plan. We currently do not have any contracts or commitments for additional financing. In addition, any additional equity financing may involve substantial dilution to then existing shareholders. There can be no assurance that such additional capital will be available, on a timely basis, or on terms acceptable to the Company. Failure to obtain such additional financing could result in delay or indefinite postponement of operations or the further development of its business with the possible loss of such properties or assets. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to fund its business or the expansion thereof, take advantage of strategic acquisitions or investment opportunities or respond to competitive pressures. Such inability to obtain additional financing when needed could have a material adverse effect on the Company’s business, results of operations, cash flow, financial condition and prospects.

The gaming and interactive entertainment industries are intensely competitive. Esports faces competition from a growing number of companies and, if Esports is unable to compete effectively, its business could be negatively impacted.

There is intense competition amongst gaming solution providers. There are a number of established, well financed companies producing both land-based and online gaming and interactive entertainment products and systems that compete with the products of the Company. As some of our competitors have financial resources that are greater than Esports’, they may spend more money and time on developing and testing products, undertake more extensive marketing campaigns, adopt more aggressive pricing policies or otherwise develop more commercially successful products than the Company, which could impact the Company’s ability to win new marketing contracts and renew our existing ones. Furthermore, new competitors may enter the Company’s key market areas. If the Company is unable to obtain significant market presence or if it loses market share to its competitors, the Company’s results of operations and future prospects would be materially adversely affected. There are many companies with already established relationships with third parties, including gaming operators that are able to introduce directly competitive products and have the potential and resources to quickly develop competitive technologies. The Company’s success depends on its ability to develop new products and enhance existing products at prices and on terms that are attractive to its customers.

There has also been consolidation among the Company’s competitors in the esports and gaming industry. Such consolidation could result in the formation of larger competitors with increased financial resources and altered cost structures, which may enable them to offer more competitive pricing models, gain a larger market share of customers, expand product offerings and broaden their geographic scope of operations.

Risks that impact our customers may impact us.

Because we generate website traffic through our affiliate marketing program, if participants in our affiliate marketing program see a slowdown in business or website traffic it may lead to fewer visitors on our website, which could have an adverse effect on our business.

Because three of our directors and a substantial portion of our assets are located in jurisdictions other than the United States and Canada, you may have no effective recourse against the directors not located in the United States and Canada for misconduct and may not be able to enforce judgment and civil liabilities against these directors.

Three of our directors and a substantial portion of our assets are or may be located in jurisdictions outside the U.S. As a result, a person may not be able to affect service of process within the U.S. on our directors and officers. A person also may not be able to recover against them on judgments of U.S. courts or to obtain original judgments against them in foreign courts, including judgments predicated upon civil liability provisions of the U.S. federal securities laws.

We operate in a very competitive business environment and if we do not adapt our approach and our products to meet this competitive environment, our business, results of operations or financial condition could be adversely impacted.

There is intense competition in the gaming management and gaming products industry which is characterized by dynamic customer demand and rapid technological advances. Today, there are many systems providers in the U.S. and abroad offering casinos and gaming operators “total solution” casino management and table games management systems. As a result, we must continually adapt our approach and our products to meet this demand and match technological advances and if we cannot do so, our business results of operations or financial condition may be adversely impacted. Conversely, the development of new competitive products or the enhancement of existing competitive products in any market in which we operate could have an adverse impact on our business, results of operations or financial condition. If we are unable to remain dynamic in the face of changes in the market, it could have a material adverse effect on our business, results of operations or financial condition.

We are vulnerable to additional or increased taxes and fees.

We believe that the prospect of raising significant additional revenue through taxes and fees is one of the primary reasons that certain jurisdictions permit legalized gaming. As a result, gaming companies are typically subject to significant taxes and fees in addition to the normal federal, state, provincial and local income taxes and such taxes and fees may be increased at any time. From time to time, legislators and officials have proposed changes in tax laws or in the administration of laws affecting the gaming industry. Many states and municipalities, including ones in which we operate, are currently experiencing budgetary pressures that may make it more likely they would seek to impose additional taxes and fees on our operations. It is not possible to determine the likelihood or extent of any such future changes in tax laws or fees, or changes in the administration of such laws; however, if enacted, such changes could have a material adverse impact on our business.

A lack of confidence in the integrity of our core businesses could affect our ability to retain our customers and engage with new customers.

The integrity of the gaming and pari-mutuel (bet exchange and pool style) wagering industries must be perceived as fair to patrons and the public at large. To prevent cheating or erroneous payouts, the necessary oversight processes must be in place to ensure that such activities cannot be manipulated. A loss of confidence in the fairness of our industries could have a material adverse impact on our business.

The legalization of online real money gaming in the United States and our ability to predict and capitalize on any such legalization may impact our business.

Nevada, Delaware, New Jersey and Pennsylvania have enacted legislation to legalize online real money gaming. In recent years, California, Mississippi, Hawaii, Massachusetts, Iowa, Illinois, New York, Washington D.C. and West Virginia have considered such legislation. If a large number of additional states or the Federal government enact online real money gaming legislation and we are unable to obtain the necessary licenses to operate online real money gaming websites in United States jurisdictions where such games are legalized, our future growth in real money gaming could be materially impaired.

States or the Federal government may legalize online real money gaming in a manner that is unfavorable to us. Several states and the Federal government are considering draft laws that require online casinos to also have a license to operate a brick-and mortar casino, either directly or indirectly through an affiliate. If, like Nevada and New Jersey, state jurisdictions enact legislation legalizing online real money casino gaming subject to this brick-and-mortar requirement, we may be unable to offer online real money gaming in such jurisdictions if we are unable to establish an affiliation with a brick-and-mortar casino in such jurisdiction on acceptable terms.

In the online real money gaming industry, a significant “first mover” advantage exists. Our ability to compete effectively in respect of a particular style of online real money gaming in the United States may be premised on introducing a style of gaming before our competitors. Failing to do so (“move first”) could materially impair our ability to grow in the online real money gaming space. We may fail to accurately predict when online real money gaming will be legalized in significant jurisdictions. The legislative process in each state and at the Federal level is unique and capable of rapid, often unpredictable change. If we fail to accurately forecast when and how, if at all, online real money gaming will be legalized in additional state jurisdictions, such failure could impair our readiness to introduce online real money gaming offerings in such jurisdictions which could have a material adverse impact on our business.

Our business is subject to online security risk, including security breaches, and loss or misuse of our stored information as a result of such a breach, including customers’ personal information, could lead to government enforcement action or other litigation, potential liability, or otherwise harm our business.

We receive, process, store and use personal information and other customer data. There are numerous federal, state and local laws regarding privacy and the storing, sharing, use, processing, disclosure and protection of personal information and other data. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to customers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other player data, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause our customers to lose trust in us which could have an adverse impact on our business. In the area of information security and data protection, many states have passed laws requiring notification to customers when there is a security breach for personal data, such as the 2002 amendment to California’s Information Practices Act, or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to practically implement. The costs of compliance with these types of laws may increase in the future as a result of changes in interpretation or changes in law. Any failure on our part to comply with these types of laws may subject us to significant liabilities.

Third parties we work with, such as vendors, may violate applicable laws or our policies, and such violations may also put our customers’ information at risk and could in turn have an adverse impact on our business. We are also subject to payment card association rules and obligations under each association’s contracts with payment card processors. Under these rules and obligations, if information is compromised, we could be liable to payment card issuers for the associated expense and penalties. If we fail to follow payment card industry security standards, even if no customer information is compromised, we could incur significant fines or experience a significant increase in payment card transaction costs.

Security breaches, computer malware and computer hacking attacks have become more prevalent in our industry. Many companies, including ours, have been the targets of such attacks. Any security breach caused by hacking which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses could harm our business. Though it is difficult to determine what harm may directly result from any specific interruption or breach, any failure to maintain performance, reliability, security and availability of our network infrastructure to the satisfaction of our players may harm our reputation and our ability to retain existing players and attract new players.

If unauthorized disclosure of the source code we currently license, and expect to own upon the completion of this offering occurs, we could potentially lose future trade secret protection for that source code. This could make it easier for third parties to compete with our products by copying functionality which could adversely affect our revenue and operating margins. Unauthorized disclosure of source code also could increase security risks.

Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems, change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. We have developed systems and processes that are designed to protect customer information and prevent data loss and other security breaches, including systems and processes designed to reduce the impact of a security breach at a third party vendor; however, such measures cannot provide absolute security.

Risks related to our reliance on a white label agreement with Askott Entertainment, Inc.

We have a white label services agreement with a subsidiary of Askott for the license of their software and the platform used to offer our products to customers. This white label agreement has a specified initial term of thirty-six (36) months, which will be automatically renewed in successive one (1) year terms unless either party ends the agreement by giving notice to that effect at least thirty (30) days prior to the end of the term. If we fail to make the payments under this license or if this license is not renewed for any reason, it would cause us significant time and expense to redevelop our operations on a different software platform, which would have a material adverse effect on our business, operating results and financial condition.

This agreement provides us with a non-exclusive, royalty-free, worldwide, non-transferable license to use Askott’s software and games during the term covered by the Askott Agreement. As a result, Askott may grant additional similar licenses to other e-gaming companies, which may include our competitors and as a result our financial condition, operating results or prospects may be harmed. Further, Askott shall retain control over the content, services, games and products presented at and provided by Askott through our website which they host.

In addition, pursuant to the Askott Agreement, Askott is solely responsible for, and we are reliant upon Askott for, hosting our website, payment processing activities, risk management activities, fraud, anti-money laundering screenings and checks, KYC and age verification checks, and the security of Customer’s details and data. Our reliance on Askott to perform these services, and any failure or deficiency in their performance of these services may result in our financial condition, operating results or prospects being harmed.

In the event of a material breach of obligations or any terms of the agreement by either party, a fifteen day (15) cure period exists from the date of written notice from the non-breach party informing it of such breach and of the intention of such party to terminate the agreement if the breach is not cured.

In addition, see the risks in “—Risks Related to Our Intellectual Property” below. These risks are not the only risks inherent in this agreement. You are encouraged to read the complete text of the Askott Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

We are subject to payment-related risks, such as risk associated with the fraudulent use of credit or debit cards which could have adverse effects on our business due to chargebacks from customers

We allow funding and payments to accounts using a variety of methods, including electronic funds transfer (“EFT”), and credit and debit cards. As we continue to introduce new funding or payment options to our players, we may be subject to additional regulatory and compliance requirements. We also may be subject to the risk of fraudulent use of credit or debit cards, or other funding and/or payment options. For certain funding or payment options, including credit and debit cards, we may pay interchange and other fees which may increase over time and, therefore, raise operating costs and reduce profitability. We rely on third parties to provide payment-processing services and it could disrupt our business if these companies become unwilling or unable to provide these services to us. We are also subject to rules and requirements governing EFT which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees or possibly lose our ability to accept credit or debit cards, or other forms of payment from customers which could have a material adverse impact on our business.

Chargebacks occur when customers seek to void credit card or other payment transactions. Cardholders are intended to be able to reverse card transactions only if there has been unauthorized use of the card or the services contracted for have not been provided. In our business, customers occasionally seek to reverse online gaming losses through chargebacks. We place great emphasis on control procedures to protect from chargebacks; however, these control procedures may not be sufficient to protect us from adverse effects on our business or results of operations.

Our profitability depends upon many factors for which no assurance can be given.

Profitability depends upon many factors, including the ability to develop and maintain valuable products and services, our ability to identify and obtain the rights to additional products to add to our existing product line, success and expansion of our sales programs, expansion of our customer base, obtaining the right balance of expense levels and the overall success of our business activities. We anticipate that we will generate operating income in the next 12 months although no assurance can be given in this regard. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress the value of our company and could impair our ability to raise capital, expand our business, diversify our product offerings or even continue our operations. A decline in the value of our stock could also cause you to lose all or part of your investment.

Future cash flows fluctuations may affect our ability to fund our working capital requirements or achieve our business objectives in a timely manner.

Our working capital requirements and cash flows are expected to be subject to quarterly and yearly fluctuations, depending on such factors as timing and size of capital expenditures, levels of sales and collection of receivables, customer payment terms and supplier terms and conditions. We expect the net proceeds from this offering will enable us to fund our operating expenses and capital expenditure requirements for at least the next 12 months However, a greater than expected slow-down in capital spending by our customers may require us to adjust our current business model. As a result, our revenues and cash flows may be materially lower than we expect and we may be required to reduce our capital expenditures and investments or take other measures in order to meet our cash requirements. We may seek additional funds from liquidity-generating transactions and other conventional sources of external financing (which may include a variety of debt, convertible debt and/or equity financings). We cannot provide any assurance that our net cash requirements will be as we currently expect. Our inability to manage cash flow fluctuations resulting from the above factors could have a material adverse effect on our ability to fund our working capital requirements from operating cash flows and other sources of liquidity or to achieve our business objectives in a timely manner.

Our business may be materially and adversely affected by increased levels of debt.

In order to finance our business or to finance possible acquisitions we may incur significant levels of debt compared to historical levels, and we may need to secure additional sources of funding, which may include debt or convertible debt financing, in the future. A high level of debt, arduous or restrictive terms and conditions relating to accessing certain sources of funding, failure to meet the financial and/or other covenants in our credit and/or support facilities and any significant reduction in, or access to, such facilities, poor business performance or lower than expected cash inflows could have adverse consequences on our ability to fund our business operations. Other effects of a high level of debt include the following:

•        we may have difficulty borrowing money in the future or accessing sources of funding;

•        we may need to use a large portion of our cash flows from operating activities to pay principal and interest on our indebtedness, which would reduce the amount of cash available to finance our operations and other business activities;

•        a high debt level, arduous or restrictive terms and conditions, or lower than expected cash flows would make us more vulnerable to economic downturns and adverse developments in our business; and

•        if operating cash flows are not sufficient to meet our operating expenses, capital expenditures and debt service requirements as they become due, we may be required, in order to meet our debt service obligations, to delay or reduce capital expenditures or the introduction of new products and services, sell assets and/or forego business opportunities including acquisitions, research and development projects or product design enhancements.

Esports’ online offerings are part of new and evolving industries, which presents significant uncertainty and business risks.

The online gaming and interactive entertainment industry, which includes social, casual and mobile gaming and interactive entertainment, is relatively new and continues to evolve. Whether these industries grow and whether Esports’ online business will ultimately succeed, will be affected by, among other things, developments in social networks, mobile platforms, legal and regulatory developments (such as the passage of new laws or regulations or the extension of existing laws or regulations to online gaming activities), taxation of gaming activities, data privacy laws and regulation and other factors that the Company is unable to predict and which are beyond the Company’s control. Given the dynamic evolution of these industries, it can be difficult to plan strategically, and it is possible that competitors will be more successful than the Company at adapting to change and pursuing business opportunities. Additionally, as the online gaming industry advances, including with respect to regulation, the Company may become subject to additional compliance-related costs. Consequently, the Company cannot provide assurance that its online and interactive offerings will grow at the rates expected or be successful in the long term.

Several companies have launched online social casino offerings, and new competitors are likely to continue to emerge, some of which may be operated by social gaming companies with a larger base of existing users, or by casino operators with more experience in operating a casino. If our products do not obtain popularity or maintain popularity or fail to grow in a manner that meets management’s expectations, our results of operations and financial condition could be harmed.

Esports’ success in the competitive gaming and interactive entertainment industries depends in large part on its ability to develop and manage frequent introductions of innovative products.

The online gaming and interactive entertainment industries are characterized by dynamic customer demand and technological advances, including for land-based and online gaming products. As a result, the Company must continually introduce and successfully market new themes and technologies in order to remain competitive and effectively stimulate customer demand. The process of developing new products and systems is inherently complex and uncertain. It requires accurate anticipation of changing customer needs and end user preferences as well as emerging technological trends. If the Company’s competitors develop new content and technologically innovative products, and Esports fails to keep pace, its business could be adversely affected. Additionally, the introduction of products embodying new technology and the emergence of new industry standards can render the Company’s existing solutions obsolete and unmarketable and can exert price pressures on existing solutions. To remain competitive, the Company must invest resources towards its research and development efforts to introduce new and innovative products with dynamic features to attract new customers and retain existing customers. If the Company fails to accurately anticipate customer needs and end-user preferences through the development of new products and technologies, it could lose business to its competitors, which would adversely affect the Company’s results of operations and financial position.

The Company intends to continue investing resources toward its research and development efforts. There is no assurance that its investments in research and development will lead to successful new technologies or timely new products. If a new product does not gain market acceptance, the Company’s business could be adversely affected. Most directly, if a product is unsuccessful, the Company could incur losses. Additionally, if the Company cannot efficiently adapt its processes and infrastructure to meet the needs of its product innovations, its business could be negatively impacted. There is no certainty that the Company’s new products will attain market acceptance or that its competitors will not more effectively anticipate or respond to changing customer preferences. In addition, any delays by the Company in introducing new products could negatively impact its operating results by providing an opportunity for its competitors to introduce new products and gain market share.

The Company cannot give assurance that it will successfully develop new products or enhance and improve its existing products, that new products and enhanced and improved existing products will achieve market acceptance or that the introduction of new products or enhanced existing products by others will not render the Company’s products obsolete. Dynamic customer demand and technological advances often demand high levels of research and development expenditures in order to meet accelerated product introductions, and the life cycles of certain products may be short, which could adversely affect the Company’s operating results. In some cases, the Company’s new products and solutions may require long development and testing periods and may not be introduced in a timely manner or may not achieve the broad market acceptance necessary to generate significant revenue. The Company’s inability to develop solutions that meet customer needs and compete successfully against competitors’ offerings could have a material adverse effect on the Company’s business, financial condition and results of operations.

Our Interim Chief Financial Officer is employed on a part-time basis

Given the current size of the Company and our operations, we have hired our Interim Chief Financial Officer, James S. Cardwell, on a part-time basis. In addition to his role as Interim Chief Financial Officer, Mr. Cardwell works for an accounting practice providing outsourced chief financial officer services for other companies. While we believe that Mr. Cardwell will devote adequate time to the Company to perform the role and duties of our Interim Chief Financial Officer, we cannot guarantee that he will continue to do so in the future. Additionally, while we do not believe that Mr. Cardwell currently faces any conflicts of interest, including conflicts in allocating time to the Company, Mr. Cardwell may face conflicts of interest in the future. If Mr. Cardwell cannot devote adequate time to the Company to fulfill his role and duties as Interim Chief Financial Officer or if any conflicts of interest arise, it could have a material adverse impact on our Company.

Failure to attract, retain and motivate key employees may adversely affect the Company’s ability to compete and the loss of the services of key personnel could have a material adverse effect on Esports’ business.

The Company depends on the services of a few key executive officers. The loss of any of these key persons could have a material adverse effect on the Company’s business, results of operations and financial condition. The Company’s success is also highly dependent on its continuing ability to identify, hire, train, motivate and retain highly qualified technical, marketing and management personnel. Competition for such personnel can be intense, and the Company cannot provide assurance that it will be able to attract or retain highly qualified technical, marketing and management personnel in the future. Stock options may comprise a significant component of key employee compensation, and if the Company’s Common Share price declines, it may be difficult to retain such individuals. Similarly, changes in the Company’s share price may hinder the Company’s ability to recruit key employees, as they may elect to seek employment with other companies that they believe have better long-term prospects. The Company’s inability to attract and retain the necessary technical, marketing and management personnel may adversely affect its future growth and profitability. The Company’s retention and recruiting may require significant increases in compensation expense, which would adversely affect the Company’s results of operation.

The leadership of Esports’ Chief Executive Officer, Mr. Grant Johnson (“Mr. Johnson”), has been a critical element of the Company’s success. The departure, death or disability of Mr. Johnson or other extended or permanent loss of his services, or any negative market or industry perception with respect to him or arising from his loss, could have a material adverse effect on the Company’s business. Esports’ other executive officers and other members of senior management have substantial experience and expertise in Esports’ business and have made significant contributions to its growth and success. The unexpected loss of services of one or more of these individuals could also adversely affect the Company. Esports is not protected by key man or similar life insurance covering members of senior management but is contemplating obtaining key man insurance upon closing of the offering.

Our management team has limited experience managing a public company and regulatory compliance may divert our attention from the day-to-day management of its business.

Our management team has limited experience managing a publicly-traded company and limited experience complying with the increasingly complex laws pertaining to public companies. These obligations typically require substantial attention from our senior management and could divert our attention away from the day-to-day management of our business.

Our internal control over financial reporting does not currently meet the standards required by Section 404 of the Sarbanes-Oxley Act of 2002, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We have not maintained internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404 of the Sarbanes-Oxley Act of 2002. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. We expect to begin the process of reviewing, documenting and testing our internal control over financial reporting after completion of this offering. We might encounter problems or delays in completing the implementation of any changes necessary to make a favorable assessment of our internal control over financial reporting. If we cannot favorably assess the effectiveness of our internal control over financial reporting, investors could lose confidence in our financial information and the price of our common stock could decline.

The Company is a holding company with its only asset being direct and indirect ownership of its operating subsidiaries.

As a holding company, we do not have any material non-financial assets other than our direct and indirect ownership of our operating subsidiaries. We have no independent means of generating revenue. To the extent that we will need funds beyond our own financial resources to pay liabilities or to fund operations, we may have to borrow or otherwise raise funds sufficient to meet these obligations and operate our business and, thus, our liquidity and financial condition could be materially adversely affected.

We currently do not maintain insurance coverage, and any claims against us may result in our incurring substantial costs and a diversion of resources.

We do not currently hold directors and officers liability insurance, although we do expect to obtain coverage at the conclusion of this offering. We do not maintain key-man life insurance on any of our senior management or key personnel, business interruption insurance, employer’s liability insurance or liability insurance. If and when we do obtain insurance coverage, it may be insufficient to cover any claim. Any liability or damage to, or caused by, our facilities or our personnel beyond our insurance coverage may result in our incurring substantial costs and a diversion of resources.

The Company’s business is vulnerable to changing economic conditions and to other factors that adversely affect the industries in which it operates.

The demand for entertainment and leisure activities tends to be highly sensitive to changes in consumers’ disposable income, and thus can be affected by changes in the economy and consumer tastes, both of which are difficult to predict and beyond the control of the Company. Unfavorable changes in general economic conditions, including recessions, economic slowdown, sustained high levels of unemployment, and increasing fuel or transportation costs, may reduce customers’ disposable income or result in fewer individuals visiting casinos, whether land-based or online, or otherwise engaging in entertainment and leisure activities, including gambling. As a result, the Company cannot ensure that demand for its products or services will remain constant. Continued or renewed adverse developments affecting economies throughout the world, including a general tightening of availability of credit, decreased liquidity in many financial markets, increasing interest rates, increasing energy costs, acts of war or terrorism, transportation disruptions, natural disasters, declining consumer confidence, sustained high levels of unemployment or significant declines in stock markets, could lead to a further reduction in discretionary spending on leisure activities, such as gambling. Any significant or prolonged decrease in consumer spending on entertainment or leisure activities could reduce the Company’s online games, reducing the Company’s cash flows and revenues. If the Company experiences a significant unexpected decrease in demand for its products, it could incur losses.

Changes in ownership of competitors or consolidations within the gaming industry may negatively impact pricing and lead to downward pricing pressures which could reduce revenue.

A decline in demand for the Company’s products in the gaming industry could adversely affect its business. Demand for the Company’s products is driven primarily by the replacement of existing services as well as the expansion of existing online gaming, and the expansion of new channels of distribution, such as mobile gaming. Additionally, consolidation within the online gambling market could result in the Company facing competition from larger combined entities, which may benefit from greater resources and economies of scale. Also, any fragmentation within the industry creating a number of smaller, independent operators with fewer resources could also adversely affect the Company’s business as these operators might cause a further slowdown in the replacement cycle for the Company’s products.

Litigation costs and the outcome of litigation could have a material adverse effect on the Company’s business.

From time to time, Esports may be subject to litigation claims through the ordinary course of its business operations regarding, but not limited to, employment matters, security of consumer and employee personal information, contractual relations with suppliers, marketing and infringement of trademarks and other intellectual property rights. Litigation to defend Esports against claims by third parties, or to enforce any rights that Esports may have against third parties, may be necessary, which could result in substantial costs and diversion of Esports’ resources, causing a material adverse effect on its business, financial condition and results of operations. Aside from the lawsuit and other matters referenced herein under the heading “Legal Proceedings” (which includes certain allegations made by our former Chief Technology Officer), the Company is not aware of any current material legal proceedings outstanding, threatened or pending as of the date hereof by or against the Company, given the nature of its business, it is, and may from time to time in the future be, party to various, and at times numerous, legal, administrative and regulatory inquiries, investigations, proceedings and claims that arise in the ordinary course of business. Because the outcome of litigation is inherently uncertain, if one or more of such legal matters were to be resolved against the Company for amounts in excess of management’s expectations, the Company’s results of operations and financial condition could be materially adversely affected.

The Company relies on its internal marketing and branding function, and intends to rely on relationship with ambassadors, distributors, service providers and channel partners to promote its products and generate revenue, and the failure to maintain and develop these relationships could adversely affect the business and financial condition of the Company.

The Company is dependent upon its internal marketing and branding function as well as its ability to establish and develop new relationships and to build relationships with distributors and service providers on which it will rely to promote its current and future products, including online gaming services and live events such as potentially creating and hosting live esports tournaments. The Company cannot provide assurance that it will be successful in maintaining or advancing such internal function or relationship. In addition, the Company cannot provide assurance that its future distributors and service providers will act in a manner that will promote the success of the Company’s products and services. Failure by its internal marketing and branding function or channel partners to promote and support the Company’s products and services or failure by the Company to establish and develop relationships with ambassadors, distributors and service providers, could adversely affect the Company’s business, results of operations and financial condition. Even if the Company is successful in maintaining or advancing such internal function or establishing and developing relationships with distributors or service providers, there is no guarantee that this will result in a growth in revenue.

Moreover, if some of the Company’s competitors offer their products and services to distributors on more favorable terms or have more products or services available to meet their needs, there may be pressure on the Company to reduce the price of its products or services, failing which the Company’s distributors and service providers may stop carrying its products or services or de-emphasize the sale of its products and services in favor of the products and services of competitors.

Risks Related to International Operations

The risks related to international operations, in particular in countries outside of the United States and Canada, could negatively affect the Company’s results.

All of the Company’s operations are conducted in foreign jurisdictions including, but not limited to: Curacao, Antigua and Barbuda and Malta. It is expected that the Company will derive more than 95% of its revenue from transactions denominated in currencies other than the United States and the Canadian dollar, and the Company expects that receivables with respect to foreign sales will continue to account for a significant majority of its total accounts and receivables outstanding. As such, the Company’s operations may be adversely affected by changes in foreign government policies and legislation or social instability and other factors which are not within the control of the Company, including, but not limited to, recessions in foreign economies, expropriation, nationalization and limitation or restriction on repatriation of funds, assets or earnings, longer receivables collection periods and greater difficulty in collecting accounts receivable, changes in consumer tastes and trends, renegotiation or nullification of existing contracts or licenses, changes in gaming policies, regulatory requirements or the personnel administering them, currency fluctuations and devaluations, exchange controls, economic sanctions and royalty and tax increases, risk of terrorist activities, revolution, border disputes, implementation of tariffs and other trade barriers and protectionist practices, taxation policies, including royalty and tax increases and retroactive tax claims, volatility of financial markets and fluctuations in foreign exchange rates, difficulties in the protection of intellectual property particularly in countries with fewer intellectual property protections, the effects that evolving regulations regarding data privacy may have on the Company’s online operations, adverse changes in the creditworthiness of parties with whom the Company has significant receivables or forward currency exchange contracts, labour disputes and other risks arising out of foreign governmental sovereignty over the areas in which the Company’s operations are conducted. The Company’s operations may also be adversely affected by social, political and economic instability and by laws and policies of such foreign jurisdictions affecting foreign trade, taxation and investment. If the Company’s operations are disrupted and/or the economic integrity of its contracts is threatened for unexpected reasons, its business may be harmed.

The Company’s international activities may require protracted negotiations with host governments, national companies and third parties. Foreign government regulations may favor or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. In the event of a dispute arising in connection with the Company’s operations in a foreign jurisdiction where it conducts its business, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdictions of the courts of United States or Canada or enforcing American and Canadian judgments in such other jurisdictions. The Company may also be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity. Accordingly, the Company’s activities in foreign jurisdictions could be substantially affected by factors beyond the Company’s control, any of which could have a material adverse effect on it. The Company believes that management’s experience to date in commercializing its products and solutions in Europe and the Caribbean may be of assistance in helping to reduce these risks. Some countries in which the Company may operate may be considered politically and economically unstable.

Doing business in the industries in which the Company operates often requires compliance with numerous and extensive procedures and formalities. These procedures and formalities may result in unexpected or lengthy delays in commencing important business activities. In some cases, failure to follow such formalities or obtain relevant evidence may call into question the validity of the entity or the actions taken. Management of the Company is unable to predict the effect of additional corporate and regulatory formalities which may be adopted in the future including whether any such laws or regulations would materially increase Esports’ cost of doing business or affect its operations in any area.

Esports may in the future enter into agreements and conduct activities outside of the jurisdictions where it currently carries on business, which expansion may present challenges and risks that Esport has not faced in the past, any of which could adversely affect the results of operations and/or financial condition of Esports.

The Company is subject to foreign exchange and currency risks that could adversely affect its operations, and the Company’s ability to mitigate its foreign exchange risk through hedging transactions may be limited.

The Company expects that it will derive in excess of 95% of its revenues in currencies other than the United States and Canadian dollar; however, a substantial portion of the Company’s operating expenses are incurred in United States dollars. Fluctuations in the exchange rate between the U.S. dollar, the Euro and other currencies may have a material adverse effect on the Company’s business, financial condition and operating results. The Company’s consolidated financial results are affected by foreign currency exchange rate fluctuations. Foreign currency exchange rate exposures arise from current transactions and anticipated transactions denominated in currencies other than United States and Canadian dollars and from the translation of foreign-currency-denominated balance sheet accounts into United States and Canadian dollar-denominated balance sheet accounts. The Company is exposed to currency exchange rate fluctuations because portions of its revenue and expenses are denominated in currencies other than the United States and Canadian dollar, particularly the Euro. In particular, uncertainty regarding economic conditions in Europe and the debt crisis affecting certain countries in the European Union pose risk to the stability of the Euro. Exchange rate fluctuations could adversely affect the Company’s operating results and cash flows and the value of its assets outside of United States and Canada. If a foreign currency is devalued in a jurisdiction in which the Company is paid in such currency, then the Company’s customers may be required to pay higher amounts for the Company’s products, which they may be unable or unwilling to pay.

While the Company may enter into forward currency swaps and other derivative instruments intended to mitigate the foreign currency exchange risk, there can be no assurance the Company will do so or that any instruments that the Company enters into will successfully mitigate such risk. If the Company enters into foreign currency forward or other hedging contracts, the Company would be subject to the risk that a counterparty to one or more of these contracts defaults on its performance under the contracts. During an economic downturn, a counterparty’s financial condition may deteriorate rapidly and with little notice, and the Company may be unable to take action to protect its exposure. In the event of a counterparty default, the Company could lose the benefit of its hedging contract, which may harm its business and financial condition. In the event that one or more of the Company’s counterparties becomes insolvent or files for bankruptcy, its ability to eventually recover any benefit lost as a result of that counterparty’s default may be limited by the liquidity of the counterparty. The Company expects that it will not be able to hedge all of its exposure to any particular foreign currency, and it may not hedge its exposure at all with respect to certain foreign currencies. Changes in exchange rates and the Company’s limited ability or inability to successfully hedge exchange rate risk could have an adverse impact on the Company’s liquidity and results of operations.

The gaming industry is highly regulated and we must adhere to various regulations and maintain applicable licenses to continue our operations. Failure to abide by regulations or maintain applicable licenses could be disruptive to our business and could adversely affect our operations.

We and our products are subject to extensive regulation under federal, state, local and foreign laws, rules and regulations of the jurisdictions in which we do business and our products are used. We currently block direct access to wagering on our website from the United States and other jurisdictions in which we do not have license to operate through IP address filtering. Individuals are required to enter their age upon gaining access to our platform and any misrepresentation of such users age will result in the forfeiting of his or her deposit and any withdrawals from such users account requires proof of government issued identification. In addition, our payment service providers use their own identify and ISP verification software. Despite all such measures, it is conceivable that that a user, under age, or otherwise could devise a way to evade our blocking measures and access our website from the United States or any other foreign jurisdiction in which we are not currently permitted to operate.

Violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions. Licenses, approvals or findings of suitability may be revoked, suspended or conditioned. In sum, we may not be able to obtain or maintain all necessary registrations, licenses, permits or approvals. The licensing process may result in delays or adversely affect our operations and our ability to maintain key personnel, and our efforts to comply with any new licensing regulations will increase our costs.

We may be unable to obtain licenses in new jurisdictions where our customers operate.

We are subject to regulation in any jurisdiction where our customers access our website. To expand into any such jurisdiction we may need to be licensed, or obtain approvals of our products or services. If we do not receive, or receive a revocation of a license in a particular jurisdiction for our products, we would not be able to sell or place our products in that jurisdiction. Any such outcome could materially and adversely affect our results of operations and any growth plans for our business.

Privacy concerns could result in regulatory changes and impose additional costs and liabilities on the Company, limit its use of information, and adversely affect its business.

Personal privacy has become a significant issue in Canada, the United States, Europe, and many other countries in which the Company currently operates and may operate in the future. Many federal, state, and foreign legislatures and government agencies have imposed or are considering imposing restrictions and requirements about the collection, use, and disclosure of personal information obtained from individuals. Changes to laws or regulations affecting privacy could impose additional costs and liability on the Company and could limit its use of such information to add value for customers. If the Company were required to change its business activities or revise or eliminate services, or to implement burdensome compliance measures, its business and results of operations could be harmed. In addition, the Company may be subject to fines, penalties, and potential litigation if it fails to comply with applicable privacy regulations, any of which could adversely affect the Company’s business, liquidity and results of operation.

The Company’s results of operations could be affected by natural events in the locations in which it operates or where its customers or suppliers operate.

Esports, its customers, and its suppliers have operations in locations subject to natural occurrences such as severe weather and other geological events, including hurricanes, earthquakes, or flood that could disrupt operations. Any serious disruption at any of Esports’ facilities or the facilities of its customers or suppliers due to a natural disaster could have a material adverse effect on Esports’ revenues and increase its costs and expenses. If there is a natural disaster or other serious disruption at any of Esports’ facilities, it could impair its ability to adequately supply its customers, cause a significant disruption to its operations, cause Esports to incur significant costs to relocate or re-establish these functions and negatively impact its operating results. While Esports intends to seek insurance against certain business interruption risks, such insurance may not adequately compensate Esports for any losses incurred as a result of natural or other disasters. In addition, any natural disaster that results in a prolonged disruption to the operations of Esports’ customers or suppliers may adversely affect its business, results of operations or financial condition.

Risks Related to Regulation

The Company is subject to various laws relating to trade, export controls, and foreign corrupt practices, the violation of which could adversely affect its operations, reputation, business, prospects, operating results and financial condition.

We are subject to risks associated with doing business outside of the United States, including exposure to complex foreign and U.S. regulations such as the Foreign Corrupt Practices Act (the “FCPA”) and other anti-corruption laws which generally prohibit U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or retaining business. Violations of the FCPA and other anti-corruption laws may result in severe criminal and civil sanctions and other penalties. It may be difficult to oversee the conduct of any contractors, third-party partners, representatives or agents who are not our employees, potentially exposing us to greater risk from their actions. If our employees or agents fail to comply with applicable laws or company policies governing our international operations, we may face legal proceedings and actions which could result in civil penalties, administration actions and criminal sanctions. Any determination that we have violated any anti-corruption laws could have a material adverse impact on our business. Changes in trade sanctions laws may restrict the Company’s business practices, including cessation of business activities in sanctioned countries or with sanctioned entities.

Violations of these laws and regulations could result in significant fines, criminal sanctions against Esports, its officers or its employees, requirements to obtain export licenses, disgorgement of profits, cessation of business activities in sanctioned countries, prohibitions on the conduct of its business and its inability to market and sell the Company’s products in one or more countries. Additionally, any such violations could materially damage the Company’s reputation, brand, international expansion efforts, ability to attract and retain employees and the Company’s business, prospects, operating results and financial condition.

We also deal with significant amounts of cash in our operations and are subject to various reporting and anti-money laundering regulations. Any violation of anti-money laundering laws or regulations by any of our properties could have a material adverse impact on our business.

The gaming industry is heavily regulated and failure by the Company to comply with applicable requirements could be disruptive to its business and could adversely affect its operations.

The gaming industry is subject to extensive scrutiny and regulation at all levels of government, both domestic and foreign, including but not limited to, federal, state, provincial, local, and in some instances, tribal authorities. While the regulatory requirements vary by jurisdiction, most require:

•        licenses and/or permits;

•        findings of suitability;

•        documentation of qualifications, including evidence of financial stability; and

•        other required approvals for companies who operate in online gaming or manufacture or distribute gaming equipment and services, including but not limited to approvals for new products.

Any license, permit, approval or finding of suitability may be revoked, suspended or conditioned at any time. The loss of a license in one jurisdiction could trigger the loss of a license or affect the Company’s eligibility for a license in another jurisdiction. The Company may be unable to obtain or maintain all necessary registrations, licenses, permits or approvals, and could incur fines or experience delays related to the licensing process which could adversely affect its operations. The finding of suitability process may be expensive and time-consuming. The Company’s delay or failure to obtain licenses and approvals in any jurisdiction may prevent it from distributing its solutions and generating revenues. A gaming regulatory body may refuse to issue or renew a registration if the Company, or one of its directors, officers, employees or associates: (i) is considered to be a detriment to the integrity or lawful conduct or management of gaming, (ii) no longer meets a registration requirement, (iii) has breached or is in breach of a condition of registration or an operational agreement with a regulatory authority, (iv) has made a material misrepresentation, omission or misstatement in an application for registration or in reply to an enquiry by a person conducting an audit, investigation or inspection for a gaming regulatory authority, (v) has been refused a similar registration in another jurisdiction, (vi) has held a similar registration, or license in that province, state or another jurisdiction which has been suspended, revoked or cancelled, or (vii) has been convicted of an offence, inside or outside of the United States that calls into question the Company’s honesty or integrity or the honesty or integrity of one of its directors, officers, employees or associates.

Additionally, the Company’s services must be approved in some jurisdictions in which they are offered; this process cannot be assured or guaranteed. Obtaining these approvals is a time-consuming process that can be extremely costly. A provider of gaming solutions may pursue corporate regulatory approval with regulators of a particular jurisdiction while it pursues technical regulatory approval for its gaming solutions by that same jurisdiction. It is possible that after incurring significant expenses and dedicating substantial time and effort towards such regulatory approvals, that Esports may not obtain either of them. If the Company fails to obtain the necessary certification, registration, license, approval or finding of suitability in a given jurisdiction, it would likely be prohibited from distributing its services in that particular jurisdiction altogether. If the Company fails to seek, does not receive, or receives a revocation of a license in a particular jurisdiction for its games, hardware or software, then it cannot sell, service or place on a participation or leased basis or license its products in that jurisdiction and its issued licenses in other jurisdictions may be impacted. Furthermore, some jurisdictions require license holders to obtain government approval before engaging in some transactions, such as business combinations, reorganizations, stock offerings and repurchases. The Company may not be able to obtain all necessary registrations, licenses, permits, approvals or findings of suitability in a timely manner, or at all. Delays in regulatory approvals or failure to obtain such approvals may also serve as a barrier to entry to the market for the Company’s solutions. If the Company is unable to overcome the barriers to entry, it will materially affect its results of operations and future prospects. To the extent new gaming jurisdictions are established or expanded, the Company cannot guarantee it will be successful in penetrating such new jurisdictions or expanding its business in line with the growth of existing jurisdictions. As the Company enters into new markets, it may encounter legal and regulatory challenges that are difficult or impossible to foresee and which could result in an unforeseen adverse impact on planned revenues or costs associated with the new market opportunity. If the Company is unable to effectively develop and operate within these new markets, then its business, operating results and financial condition could be impaired. The Company’s failure to obtain the necessary regulatory approvals in jurisdictions, whether individually or collectively, would have a material adverse effect on its business.

To expand into new jurisdictions, the Company may need to be licensed, obtain approvals of its products and/or seek licensure of its officers, directors, major shareholders, key employees or business partners. Any delays in obtaining or difficulty in maintaining regulatory approvals needed for expansion within existing markets or into new jurisdictions can negatively affect the Company’s opportunities for growth or delay its ability to recognize revenue from the sale or installation of products in any such jurisdictions.

The Company is subject to regulation affecting internet gaming which varies from one jurisdiction to another and future legislative and court proceedings pertaining to internet gaming may have a material impact on the operations and financial results of Esports.

The Company and its licensees are subject to applicable laws in the jurisdictions in which they operate. Some countries have introduced regulations attempting to restrict or prohibit internet gaming, while others have taken the position that internet gaming should be regulated and have adopted or are in the process of considering legislation to enable that regulation.

While the U.K. and other European countries and territories such as Malta, Alderney and Gibraltar have currently adopted a regime which permits its licensees to accept wagers from any jurisdiction, other countries, including the United States have, or are in the process of implementing, regimes which permit only the targeting of the domestic market provided a local license is obtained and local taxes accounted for. Other European countries and territories continue to defend a licensing regime that protects monopoly providers and have combined this with an attempt to outlaw all other supplies.

Future legislative and court decisions may have a material impact on the operations and financial results. Therefore, there is a risk that civil and criminal proceedings, including class actions brought by or on behalf of prosecutors or public entities incumbent monopoly providers, or private individuals, could be initiated against the Company, internet service providers, credit card processors, advertisers and others involved in the internet gaming industry. Such potential proceedings could involve substantial litigation expense, penalties, fines, seizure of assets, injunctions or other restrictions being imposed upon the Company or its licensees or other business partners, while diverting the attention of key executives. Such proceedings could have a material adverse effect on the Company’s business, revenues, operating results and financial condition as well as impact upon the Company’s reputation.

There can be no assurance that legally enforceable prohibiting legislation will not be proposed and passed in jurisdictions relevant or potentially relevant to the Company’s business to legislate or regulate various aspects of the internet or the online gaming industry (or that existing laws in those jurisdictions will not be interpreted negatively). Compliance with any such legislation may have a material adverse effect on the Company’s business, financial condition and results of operations, either as a result of the Company’s determining that a jurisdiction should be blocked, or because a local license may be costly for the Company or its licensees to obtain and/or such licenses may contain other commercially undesirable conditions. No copyrights have been filed on the source code to date.

The Company may not be able to capitalize on the expansion of online or other forms of interactive gaming or other trends and changes in the gaming industry, including due to laws and regulations governing these industries.

The Company participates in the new and evolving interactive gaming industry through its online, social and mobile products. The Company intends to take advantage of the liberalization of online and mobile gaming, within Canada, the U.S. and internationally; however, expansion of online and mobile gaming involves significant risks and uncertainties, including legal, business and financial risks. The success of online and mobile gaming and the Company’s interactive products and services may be affected by future developments in social networks, including Facebook, mobile platforms, regulatory developments, data privacy laws and other factors that the Company is unable to predict and are beyond its control. Consequently, the Company’s future operating results relating to its online gaming products and services are difficult to predict, and Esports cannot provide assurance that its products and services will grow at expected rates or be successful in the long term.

Additionally, the Company’s ability to successfully pursue its interactive gaming strategy depends on the laws and regulations relating to wagering through interactive channels. Internationally, laws relating to online gaming are evolving, particularly in Europe. To varying degrees, a number of European governments have taken steps to change the regulation of online wagering through the implementation of new or revised licensing and taxation regimes, including the possible imposition of sanctions on unlicensed providers. The Company cannot predict the timing, scope or terms of any such state, federal or foreign laws and regulations, or the extent to which any such laws and regulations will facilitate or hinder its interactive strategy.

The Company’s ability to operate in its proposed land-based or online jurisdictions or expand in new land-based or online jurisdictions could be adversely affected by new or changing laws or regulations, new interpretations of existing laws or regulations, and difficulties or delays in obtaining or maintaining required licenses or product approvals.

Changes in existing gaming laws or regulations, new interpretations of existing gaming laws or regulations or changes in the manner in which existing laws and regulations are enforced, all with respect to land-based and online gaming activities, may hinder or prevent the Company from continuing to operate in those jurisdictions where it currently carries on business, which would harm its operating results and financial condition. Furthermore, gaming regulatory bodies may from time to time amend the various disclosures and reporting requirements. If the Company fails to comply with any existing or future disclosure or reporting requirements, the regulators may take action against the Company which could ultimately include fines, the conditioning, suspension or revocation of approvals, registrations, permits or licenses and other disciplinary action. It cannot be assured that the Company will be able to adequately adjust to such potential changes. Additionally, evolving laws and regulations regarding data privacy, cyber security and anti-money laundering could adversely impact opportunities for growth in Esports’ online business, and could result in additional compliance-related costs.

Public opinion can also exert a significant influence over the regulation of the gaming industry. A negative shift in the public’s perception of gaming could affect future legislation in different jurisdictions. Among other things, such a shift could cause jurisdictions to abandon proposals to legalize gaming, thereby limiting the number of new jurisdictions into which the Company could expand. Negative public perception could also lead to new restrictions on or to the prohibition of gaming in jurisdictions in which the Company currently operates.

Regulations that may be adopted with respect to the internet and electronic commerce may decrease the growth in the use of the internet and lead to the decrease in the demand for Esports’ products and services.

In addition to regulations pertaining to the gaming industry in general and specifically to online gaming, the Company may become subject to any number of laws and regulations that may be adopted with respect to the internet and electronic commerce. New laws and regulations that address issues such as user privacy, pricing, online content regulation, taxation, advertising, intellectual property, information security, and the characteristics and quality of online products and services may be enacted. As well, current laws, which predate or are incompatible with the internet and electronic commerce, may be applied and enforced in a manner that restricts the electronic commerce market. The application of such pre-existing laws regulating communications or commerce in the context of the internet and electronic commerce is uncertain. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement, libel and personal privacy are applicable to the internet. The adoption of new laws or regulations relating to the internet, or particular applications or interpretations of existing laws, could decrease the growth in the use of the internet, decrease the demand for Esports’ products and services, increase Esports’ cost of doing business or could otherwise have a material adverse effect on Esports’ business, revenues, operating results and financial condition.

Esports shareholders are subject to extensive governmental regulation and if a shareholder is found unsuitable by a gaming authority, that shareholder would not be able to beneficially own the Company’s Common Shares directly or indirectly.

In many jurisdictions, gaming laws can require any of the Company’s shareholders to file an application, be investigated, and qualify or have his, her or its suitability determined by gaming authorities. Gaming authorities have very broad discretion in determining whether an applicant should be deemed suitable. Subject to certain administrative proceeding requirements, the gaming regulators have the authority to deny any application or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, or fine any person licensed, registered or found suitable or approved, for any cause deemed reasonable by the gaming authorities.

Furthermore, any person required by a gaming authority to be found suitable, who is found unsuitable by the gaming authority, may not hold directly or indirectly ownership of any voting security or the beneficial or record ownership of any non-voting security or any debt security of any public corporation which is registered with the relevant gaming authority beyond the time prescribed by the relevant gaming authority. A violation of the foregoing may constitute a criminal offence. A finding of unsuitability by a particular gaming authority impacts that person’s ability to associate or affiliate with gaming licensees in that particular jurisdiction and could impact the person’s ability to associate or affiliate with gaming licensees in other jurisdictions.

Many jurisdictions also require any person who acquires beneficial ownership of more than a certain percentage of voting securities of a gaming company and, in some jurisdictions, non-voting securities, typically 5%, to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability, subject to limited exceptions for “institutional investors” that hold a company’s voting securities for investment purposes only.

Current environmental laws and regulations, or those enacted in the future, could result in additional liabilities and costs. Compliance with these laws could increase Esports’ costs and impact the availability of components required to manufacture its products. Violation of these laws may subject Esports to significant fines, penalties or disposal costs, which could negatively impact its results of operations, financial position or cash flows.

Legislative and regulatory changes could negatively affect our business and the business of our customers.

Legislative and regulatory changes may affect demand for or place limitations on the placement of our products. Such changes could affect us in a variety of ways. Legislation or regulation may introduce limitations on our products or opportunities for the use of our products and could foster competitive products or solutions at our or our customers’ expense. Our business will likely also suffer if our products became obsolete due to changes in laws or the regulatory framework.

Legislative or regulatory changes negatively impacting the gaming industry as a whole or our customers in particular could also decrease the demand for our products. Opposition to gaming could result in restrictions or even prohibitions of gaming operations in any jurisdiction or could result in increased taxes on gaming revenues. Tax matters, including changes in state, federal or other tax legislation or assessments by tax authorities could have a negative impact on our business. A reduction in growth of the gaming industry or in the number of gaming jurisdictions or delays in the opening of new or expanded casinos could reduce demand for our products. Changes in current or future laws or regulations or future judicial intervention in any particular jurisdiction may have a material adverse effect on our existing and proposed foreign and domestic operations. Any such adverse change in the legislative or regulatory environment could have a material adverse effect on our business, results of operations or financial condition.

Risks Related to Intellectual Property and Technology

Esports’ intellectual property may be insufficient to properly safeguard its technology and brands.

The Company may apply for patent protection in the United States, Canada, Europe and other countries relating to certain existing and proposed processes, designs and methods and other product innovations. Patent applications can, however, take many years to issue and the Company can provide no assurance that any of these patents will be issued at all. If the Company is denied any or all of these patents, it may not be able to successfully prevent its competitors from imitating its solutions or using some or all of the processes that are the subject of such patent applications. Such imitation may lead to increased competition within the finite market for the Company’s solutions. Even if pending patents are issued to the Company, its intellectual property rights may not be sufficiently comprehensive to prevent its competitors from developing similar competitive products and technologies. The Company’s success may also depend on its ability to obtain trademark protection for the names or symbols under which it markets its products and to obtain copyright protection and patent protection of its proprietary technologies, intellectual property and other game innovations and if the granted patents are challenged, protection may be lost. The Company may not be able to build and maintain goodwill in its trademarks or obtain trademark or patent protection, and there can be no assurance that any trademark, copyright or issued patent will provide competitive advantages for Esports or that Esports’ intellectual property will not be successfully challenged or circumvented by competitors.

Computer source codes for technology Esports licenses and expects to own upon completion of this offering, may also receive protection under international copyright laws. As such, EEG, or the party which it licenses the source code from, may need to initiate legal proceedings following such use to obtain orders to prevent further use of the source code.

The Company will also rely on trade secrets, ideas and proprietary know-how. Although the Company generally requires its employees and independent contractors to enter into confidentiality and intellectual property assignment agreements, it cannot be assured that the obligations therein will be maintained and honoured. If these agreements are breached, it is unlikely that the remedies available to the Company will be sufficient to compensate it for the damages suffered. In spite of confidentiality agreements and other methods of protecting trade secrets, the Company’s proprietary information could become known to or independently developed by competitors. If the Company fails to adequately protect its intellectual property and confidential information, its business may be harmed, and its liquidity and results of operations may be materially adversely impacted.

The Company may be subject to claims of intellectual property infringement or invalidity and adverse outcomes of litigation could unfavorably affect its operating results.

Monitoring infringement and misappropriation of intellectual property can be difficult and expensive, and the Company may not be able to detect infringement or misappropriation of its proprietary rights. Although the Company intends to aggressively pursue anyone who is reasonably believed to be infringing upon its intellectual property rights and who poses a significant commercial risk to the business, to protect and enforce its intellectual property rights, initiating and maintaining suits against such third parties will require substantial financial resources. The Company may not have the financial resources to bring such suits, and, if it does bring such suits, it may not prevail. Regardless of the Company’s success in any such actions, the expenses and management distraction involved may have a material adverse effect on its financial position.

A significant portion of the Company’s revenues may be generated from products using certain intellectual property rights, and EEG’s operating results would be negatively impacted if it was unsuccessful in licensing certain of those rights and/or protecting those rights from infringement, including losses of proprietary information from breaches of the Company’s cyber security efforts.

Further, the Company’s competitors have been granted patents protecting various gaming products and solutions features, including systems, methods and designs. If the Company’s products and solutions employ these processes, or other subject matter that is claimed under its competitors’ patents, or if other companies obtain patents claiming subject matter that the Company uses, those companies may bring infringement actions against it. The question of whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. In addition, because patent applications can take many years to issue, there may be applications now pending of which the Company is unaware, which might later result in issued patents that the Company’s products and solutions may infringe. There can be no assurance that the Company’s products, including those with currently pending patent applications, will not be determined to have infringed upon an existing third-party patent. If any of the Company’s products and solutions infringes a valid patent, the Company may be required to discontinue offering certain products or systems, pay damages, purchase a license to use the intellectual property in question from its owner, or redesign the product in question to avoid infringement. A license may not be available or may require EEG to pay substantial royalties, which could in turn force EEG to attempt to redesign the infringing product or to develop alternative technologies at a considerable expense. Additionally, the Company may not be successful in any attempt to redesign the infringing product or to develop alternative technologies, which could force the Company to withdraw its product or services from the market.

The Company may also infringe other intellectual property rights belonging to third parties, such as trademarks, copyrights and confidential information. As with patent litigation, the infringement of trademarks, copyrights and confidential information involve complex legal and factual issues and the Company’s products, branding or associated marketing materials may be found to have infringed existing third-party rights. When any third-party infringement occurs, the Company may be required to stop using the infringing intellectual property rights, pay damages and, if it wishes to keep using the third party intellectual property, purchase a license or otherwise redesign the product, branding or associated marketing materials to avoid further infringement. Such a license may not be available or may require EEG to pay substantial royalties.

It is also possible that the validity of any of EEG’s intellectual property rights might be challenged either in standalone proceedings or as part of infringement claims in the future. There can be no assurance that EEG’s intellectual property rights will withstand an invalidity claim and, if declared invalid, the protection afforded to the product, branding or marketing material will be lost.

Moreover, the future interpretation of intellectual property law regarding the validity of intellectual property by governmental agencies or courts in the United States, Canada, Europe or other jurisdictions in which EEG has rights could negatively affect the validity or enforceability of the Company’s current or future intellectual property. This could have multiple negative impacts including, without limitation, the marketability of, or anticipated revenue from, certain of EEG’s products. Additionally, due to the differences in foreign patent, trademark, copyright and other laws concerning proprietary rights, the Company’s intellectual property may not receive the same degree of protection in foreign countries as it would in the United States, Canada, or Europe. The Company’s failure to possess, obtain or maintain adequate protection of its intellectual property rights for any reason in these jurisdictions could have a material adverse effect on its business, results of operations and financial condition.

Furthermore, infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate, and the Company may not have the financial and human resources to defend itself against any infringement suits that may be brought against EEG. Litigation can also distract management from day-to-day operations of the business.

In addition, the Company’s business is dependent in part on the intellectual property of third-parties. For example, the Company licenses intellectual property from third parties for use in its gaming products. The future success of the Company may depend upon its ability to obtain licenses to use new and existing intellectual property and its ability to retain or expand existing licenses for certain products. If the Company is unable to obtain new licenses or renew or expand existing licenses, it may be required to discontinue or limit its use of such products that use the licensed marks and its financial condition, operating results or prospects may be harmed.

The failure to enforce and maintain our intellectual property rights could enable others to use trademarks used by our business which could adversely affect the value of the Company.

The success of our business depends on our continued ability to use our existing tradenames in order to increase our brand awareness. As of the date hereof, we do not have any federally registered trademarks owned by us, but we plan to pursue registered trademarks for our Vie.gg and Esports Entertainment Group. The unauthorized use or other misappropriation of any of the foregoing trademarks or tradenames could diminish the value of our business which would have a material adverse effect on our financial condition and results of operation.

Compromises of the Company’s systems or unauthorized access to confidential information or EEG’s customers’ personal information could materially harm EEG’s reputation and business.

EEG collects and stores confidential, personal information relating to its customers for various business purposes, including marketing and financial purposes, and credit card information for processing payments. For example, the Company handles, collects and stores personal information in connection with its online gaming products. The Company may share this personal and confidential information with vendors or other third parties in connection with processing of transactions, operating certain aspects of EEG’s business or for marketing purposes. The Company’s collection and use of personal data is governed by federal, state and provincial laws and regulations as well as the applicable laws and regulations in other countries in which it operates. Privacy law is an area that changes often and varies significantly by jurisdiction. EEG may incur significant costs in order to ensure compliance with the various privacy requirements. In addition, privacy laws and regulations may limit EEG’s ability to market to its customers.

EEG intends to assess and monitor the security of collection, storage and transmission of customer information on an ongoing basis. EEG intends to utilize commercially available software and technologies to monitor, assess and secure its network. However, the systems currently intended for transmissions and approval of payment card transactions, and the technology utilized in payment cards themselves, all of which can put payment card data at risk, are determined and controlled by the payment card industry, not EEG. Although EEG intends to take steps designed to safeguard its customers’ confidential personal information, its network and other systems and those of third parties, such as service providers, could be compromised by a third-party breach of EEG’s system’s security or that of a third-party provider or as a result of purposeful or accidental actions of third parties, EEG’s employees or those employees of a third party. Advances in computer and software capabilities and encryption technology, new tools and other developments may increase the risk of such a breach. As a result of any security breach, customer information or other proprietary data may be accessed or transmitted by or to a third party. Despite these measures, there can be no assurance that EEG is adequately protecting its customers’ information.

Any loss, disclosure or misappropriation of, or access to, customers’ or other proprietary information or other breach of EEG’s information security could result in legal claims or legal proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, including for failure to protect personal information or for misusing personal information, which could disrupt EEG’s operations, damage its reputation and expose it to claims from its customers, financial institutions, regulators, payment card associations, employees and other persons, any of which could have a material adverse effect on EEG’s business, revenues, financial conditions and operations.

Service interruptions of internet service providers could impair the Company’s ability to carry on its business.

Most of the Company’s customers will rely on internet service providers to allow the Company’s customers and servers to communicate with each other. If internet service providers experience service interruptions, communications over the internet may be interrupted and impair the Company’s ability to carry on business. In addition, the Company’s ability to process e-commerce transactions depends on bank processing and credit card systems. In order to prepare for system problems, the Company intends to continuously seek to strengthen and enhance its planned facilities and the capability of its system infrastructure and support. Nevertheless, any system failure as a result of reliance on third parties, including network, software or hardware failure, which causes a delay or interruption in the Company’s online services and products and e-commerce services, could have a material adverse effect on the Company’s business, revenues, operating results and financial condition.

There is a risk that the Company’s network systems will be unable to meet the growing demand for its online products.

The growth of internet usage has caused frequent interruptions and delays in processing and transmitting data over the internet. There can be no assurance that the internet infrastructure or the Company’s own network systems will be able to meet the demand placed on it by the continued growth of the internet, the overall online gaming and interactive entertainment industry and the Company’s customers.

The internet’s viability as a medium for products and services offered by the Company could be affected if the necessary infrastructure is not sufficient, or if other technologies and technological devices eclipse the internet as a viable channel.

End-users of the Company’s products and services will depend on internet service providers and the Company’s system infrastructure (or those of its licensed partners) for access to the Company’s or its licensees’ products and services. Many of these services have experienced service outages in the past and could experience service outages, delays and other difficulties due to system failures, stability or interruption.

Systems, network or telecommunications failures or cyber-attacks may disrupt the Company’s business and have an adverse effect on EEG’s results of operations.

Any disruption in the Company’s network or telecommunications services could affect the Company’s ability to operate its games and online offerings, which would result in reduced revenues and customer down time. The Company’s network and databases of business or customer information, including intellectual property, trade secrets, and other proprietary business information and those of third parties EEG utilizes, will be susceptible to outages due to fire, floods, power loss, break-ins, cyber-attacks, hackers, network penetration, data privacy or security breaches, denial of service attacks and similar events, including inadvertent dissemination of information due to increased use of social media. Despite implementation of network security measures and data protection safeguards by EEG, including a disaster recovery strategy for back office systems, the Company’s servers and computer resources will be vulnerable to viruses, malicious software, hacking, break-ins or theft, third-party security breaches, employee error or malfeasance, and other potential compromises. Disruptions from unauthorized access to or tampering with the Company’s computer systems, or those of third parties EEG utilizes, in any such event could result in a wide range of negative outcomes, including devaluation of the Company’s intellectual property goodwill and/or brand appeal, increased expenditures on data security, and costly litigation, and can have a material adverse effect on the Company’s business, revenues, reputation, operating results and financial condition.

Malfunctions of third-party communications infrastructure, hardware and software expose Esports to a variety of risks Esports cannot control.

Our business will depend upon the capacity, reliability and security of the infrastructure owned by third parties over which our offerings would be deployed. Esports has no control over the operation, quality or maintenance of a significant portion of that infrastructure or whether or not those third parties will upgrade or improve their equipment. Esports depends on these companies to maintain the operational integrity of our connections. If one or more of these companies is unable or unwilling to supply or expand our levels of service in the future, our operations could be adversely impacted. Also, to the extent the number of users of networks utilizing our future products and services suddenly increases, the technology platform and secure hosting services which will be required to accommodate a higher volume of traffic may result in slower response times or service interruptions. System interruptions or increases in response time could result in a loss of potential or existing users and, if sustained or repeated, could reduce the appeal of the networks to users. In addition, users depend on real-time communications; outages caused by increased traffic could result in delays and system failures. These types of occurrences could cause users to perceive that our products and services do not function properly and could therefore adversely affect our ability to attract and retain licensees, strategic partners and customers.

Risks Related to Our Common Stock

Our officers, directors and 5% stockholders may exert significant influence over our affairs, including the outcome of matters requiring stockholder approval.

As of the date of this prospectus, our officers, directors 5% stockholders collectively have an approximately 72.74% beneficial ownership of our company. As a result, such individuals will have the ability, acting together, to control the election of our directors and the outcome of corporate actions requiring stockholder approval, such as: (i) a merger or a sale of our company, (ii) a sale of all or substantially all of our assets, and (iii) amendments to our articles of incorporation and bylaws. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other stockholders and be disadvantageous to our stockholders with interests different from those individuals. Certain of these individuals also have significant control over our business, policies and affairs as officers or directors of our company. Therefore, you should not invest in reliance on your ability to have any control over our company.

We currently do not intend to pay dividends on our common stock. As a result, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We currently do not expect to declare or pay dividends on our common stock. In addition, in the future we may enter into agreements that prohibit or restrict our ability to declare or pay dividends on our common stock. As a result, your only opportunity to achieve a return on your investment will be if the market price of our common stock appreciates and you sell your shares at a profit.

You may experience dilution of your ownership interest due to the future issuance of additional shares of our common stock.

We are in a capital intensive business and we do not have sufficient funds to finance the growth of our business or to support our projected capital expenditures. As a result, we will require additional funds from future equity or debt financings, including sales of preferred shares or convertible debt, to complete the development of new projects and pay the general and administrative costs of our business. We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of holders of our common stock. We are currently authorized to issue 500,000,000 shares of common stock and 10,000,000 shares of preferred stock. Additionally, the Board may subsequently approve increases in authorized common stock. The potential issuance of such additional shares of common or preferred stock or convertible debt may create downward pressure on the trading price of our common stock. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in future public offerings or private placements for capital raising purposes or for other business purposes. The future issuance of a substantial number of common shares into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common shares could make it more difficult to raise funds through future offerings of our common shares or securities convertible into common shares.

Our amended and restated certificate of incorporation allows for our board of directors to create new series of preferred stock without further approval by our stockholders, which could have an anti-takeover effect and could adversely affect holders of our common stock.

Our authorized capital includes preferred stock issuable in one or more series. Our board has the authority to issue preferred stock and determine the price, designation, rights, preferences, privileges, restrictions and conditions, including voting and dividend rights, of those shares without any further vote or action by stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. The issuance of additional preferred stock, while providing desirable flexibility in connection with possible financings and acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the voting power of our outstanding voting securities, which could deprive our holders of common stock of a premium that they might otherwise realize in connection with a proposed acquisition of our company.

There can be no assurances that our shares and/or the Unit A Warrants will be listed on The Nasdaq Capital Market and, if they are, our shares will be subject to potential delisting if we do not meet or continue to maintain the listing requirements of The Nasdaq Capital Market.

We have applied to list the shares of our common stock on The Nasdaq Capital Market, or Nasdaq. An approval of our listing application by Nasdaq will be subject to, among other things, our fulfilling all of the listing requirements of Nasdaq. In addition, Nasdaq has rules for continued listing, including, without limitation, minimum market capitalization and other requirements. Failure to maintain our listing, or de-listing from Nasdaq, would make it more difficult for shareholders to sell our common stock and more difficult to obtain accurate price quotations on our common stock. This could have an adverse effect on the price of our common stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our common stock is not traded on a national securities exchange.

There is currently only a limited public market for our common stock and no public market for our warrants. Failure to develop or maintain a trading market could negatively affect their value and make it difficult or impossible for you to sell your shares.

There is currently only a limited public market for our common stock and no market for our warrants and the public offering price of the units may bear no relationship to the price at which our common stock and Unit A Warrants will trade after this offering. An active public market for our common stock and/or warrants may not develop or be sustained. Failure to develop or maintain an active trading market could make it difficult for you to sell your shares or warrants without depressing the market price for such securities or recover any part of your investment in us. Even if an active market for our common stock and Unit A Warrants does develop, the market price of such securities may be highly volatile. In addition to the uncertainties relating to future operating performance and the profitability of operations, factors such as variations in interim financial results or various, as yet unpredictable, factors, many of which are beyond our control, may have a negative effect on the market price of our securities. Further, quotes for shares of our common stock on the OTCQB may not be indicative of the market price on a national securities exchange, such as The Nasdaq Capital Market.

If and when a larger trading market for our securities develops, the market price of such securities is still likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your securities at or above the price at which you acquired them.

The stock market in general and the market for smaller health service companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The market price for our securities may be influenced by many factors that are beyond our control, including, but not limited to:

•        variations in our revenue and operating expenses;

•        market conditions in our industry and the economy as a whole;

•        actual or expected changes in our growth rates or our competitors’ growth rates;

•        developments or disputes concerning patent applications, issued patents or other proprietary rights;

•        developments in the financial markets and worldwide or regional economies;

•        variations in our financial results or those of companies that are perceived to be similar to us;

•        announcements by the government relating to regulations that govern our industry;

•        sales of our common stock or other securities by us or in the open market;

•        changes in the market valuations of other comparable companies;

•        general economic, industry and market conditions; and

•        the other factors described in this “Risk Factors” section.

The trading price of our shares might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of your investment in our securities. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

Efforts to comply with the applicable provisions of Section 404 of the Sarbanes-Oxley Act will involve significant expenditures, and non-compliance with Section 404 of the Sarbanes-Oxley Act may adversely affect us and the market price of our common stock.

Under current SEC rules, we have been required to report on our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, and related rules and regulations of the SEC. We will be required to review on an annual basis our internal control over financial reporting, and on a quarterly and annual basis to evaluate and disclose changes in our internal control over financial reporting. This process may result in a diversion of management’s time and attention and may involve significant expenditures. We have not maintained internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404 of the Sarbanes-Oxley Act of 2002. The rules governing the standards that must be met for our evaluation management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. We expect to begin the process of reviewing, documenting, and testing our internal control over financial reporting after completion of this offering. We might encounter problems or delays in completing the implementation of any changes necessary to make a favorable assessment of our internal control over financial reporting. If we cannot favorably assess the effectiveness of our internal control over financial reporting, investors could lose confidence in our financial information and the price of our common stock could decline.

If securities or industry analysts do not publish or cease publishing research or reports about us, or publish inaccurate or unfavorable reports about, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock, to some extent, will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts.

Our internal control over financial reporting does not currently meet the standards required by Section 404 of the Sarbanes-Oxley Act of 2002, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We have not maintained internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404 of the Sarbanes-Oxley Act of 2002. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. We expect to begin the process of reviewing, documenting and testing our internal control over financial reporting after completion of this offering. We might encounter problems or delays in completing the implementation of any changes necessary to make a favorable assessment of our internal control over financial reporting. If we cannot favorably assess the effectiveness of our internal control over financial reporting, investors could lose confidence in our financial information and the price of our common stock could decline.

Anti-takeover provisions in our charter documents and Nevada law could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock and warrants.

We are a Nevada corporation and the anti-takeover provisions of the Nevada Revised Statutes may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. In addition, our certificate of incorporation and bylaws may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our certificate of incorporation and bylaws:

•        authorize the issuance of “blank check” preferred stock that could be issued by our Board of Directors to thwart a takeover attempt;

•        provide that vacancies on our Board of Directors, including newly created directorships, may be filled by a majority vote of directors then in office;

•        place restrictive requirements (including advance notification of stockholder nominations and proposals) on how special meetings of stockholders may be called by our stockholders;

•        do not provide stockholders with the ability to cumulate their votes; and

•        provide that our Board of Directors or a majority of our stockholders may amend our bylaws.

Risks Related To The Offering

Investors in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price per unit will be substantially higher than the net tangible book value per share of our outstanding shares of common stock. As a result, investors in this offering will incur immediate dilution of $4.11 per share, based on the assumed public offering price of $5.00 per unit, the mid-point of the estimated offering price range described on the cover of this prospectus. Investors in this offering will pay a price per unit that substantially exceeds the book value of our assets after subtracting our liabilities. To the extent that the warrants sold in this offering are exercised, you will experience further dilution. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

In the event that our common stock and Unit A Warrants are listed on The Nasdaq Capital Market our stock price could fall and we could be delisted in which case broker-dealers may be discouraged from effecting transactions in shares of our common stock because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stocks” that restricts transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our securities have in the past constituted, and may again in the future constitute, “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

Stockholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

Although we have conducted a reverse stock split to increase the price per share of our common stock such that it would not be subject to the “penny stock” rules, and we have applied to list our common stock and Unit A Warrants on The Nasdaq Capital Market, no assurance can be given that we will be able to effect such reverse stock split or that the share price of our common stock will improve following the reverse stock split, or that our common stock will be ever be listed on The Nasdaq Capital Market or any other exchange, such that our stock will no longer be subject to these rules.

Speculative nature of warrants.

The warrants offered in this offering do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of (i) the Unit A Warrants may exercise their right to acquire the common stock and pay an exercise price of 5.00 per share, prior to five years from the date of issuance, after which date any unexercised warrants will expire and have no further value and (ii) the Unit B Warrants may exercise their right to acquire the common stock and pay an exercise price of 5.00 per share, prior to one year from the date of issuance, after which date any unexercised warrants will expire and have no further value. Moreover, following this offering, the market value of the Unit A warrant is uncertain and there can be no assurance that the market value of the Unit A Warrants will equal or exceed their public offering price. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the warrants, and consequently, whether it will ever be profitable for holders of the warrants to exercise the warrants.

We may need additional capital, and the sale of additional shares or equity or debt securities could result in additional dilution to our stockholders.

We believe that our existing cash, together with the net proceeds from this offering, will be sufficient to meet our anticipated cash needs for at least the next 12 months. We may, however, require additional cash resources due to changed business conditions or other future developments. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain one or more credit facilities. The sale of additional equity securities could result in additional dilution to our stockholders and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. It is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all.

If we raise additional funds through government or other third-party funding, collaborations, strategic alliances, licensing arrangements or marketing and distribution arrangements, we may have to relinquish valuable rights to our technologies, future revenue stream or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market products that we would otherwise prefer to develop and market ourselves.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline and delay the development of our product candidates. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Sales of a substantial number of shares of our common stock following this offering may adversely affect the market price of our common stock and the issuance of additional shares will dilute all other stockholders.

Sales of a substantial number of shares of our common stock in the public market or otherwise following this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock. After completion of this offering at an assumed offering price of $5.00 per unit, the mid-point of the estimated offering price range described on the cover of this prospectus, our existing stockholders will own approximately 67.12% of our common stock assuming there is no exercise of the underwriters’ over-allotment option.

After completion of this offering at an assumed offering price of $5.00 per unit, the mid-point of the estimated offering price range described on the cover of this prospectus, there will be 9,307,942 shares of our common stock outstanding. In addition, our certificate of incorporation, as amended, permits the issuance of up to approximately 490,692,058 additional shares of common stock after the completion of this offering. Thus, we have the ability to issue substantial amounts of common stock in the future, which would dilute the percentage ownership held by the investors who purchase shares of our common stock in this offering.

We and our officers, directors and certain stockholders have agreed, subject to customary exceptions, not to, without the prior written consent of Maxim Group LLC, the representative of the underwriters, during the period ending 365 days from the date of this offering in the case of us and our certain directors and officers, 180 days from the date of this offering in the case of our stockholders who beneficially own more than 5% of our common stock (See “Conversion of Convertible Debentures, Promissory Notes and Accounts Payable”), directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of our common stock, enter into any swap or other derivatives transaction that transfers to another any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of the Company or publicly disclose the intention to do any of the foregoing.

After the lock-up agreements with certain of our principal stockholders pertaining to this offering expire, up to          of the shares that had been locked up will be eligible for future sale in the public market. After the lock-up agreements with our directors and officers pertaining to this offering expire, up to          of the shares (net of any shares also restricted by lock-up agreements with our principal stockholders) that had been locked up will be eligible for future sale in the public market. After the lock-up agreements with certain directors, officers and principal stockholders pertaining to this offering expire 12 months from the date of this offering unless waived earlier by the managing underwriter, up to         of the shares (net of any shares also restricted by lock-up agreements with our principal stockholders) that had been locked up will be eligible for future sale in the public market. Sales of a significant number of these shares of common stock in the public market could reduce the market price of the common stock.

In addition, we have reached agreement with certain holders of convertible notes and warrants to restrict the sale or other transfer of the securities to be received upon conversion of their notes upon the closing of this offering, as well as shares of our common stock issued upon the exchange of warrants that were issued in the prior bridge offering. Such agreements vary, with some agreements restricting such sale or transfer for 120 days from the date of this prospectus and other agreements, some of which are still being negotiated, limited to “dribble out” provisions pursuant to which such holders will have the ability to sell or otherwise transfer a prescribed number of our shares of common stock during the two month period following the date of this prospectus. No assurance can be provided that we will come to final terms with all of these holders. The failure to reach agreement with such holders, as well as the terms of these agreements, could adversely affect the market price of our common stock following the consummation of this offering.

Risks Related To Our Reverse Stock Split

On January 28, 2020 we implemented a 1 for 15 reverse stock split, however, we cannot assure you that we will be able to continue to comply with the minimum bid price requirement of the The Nasdaq Capital Market.

There can be no assurance that the market price of our common stock following the reverse stock split will remain at the level required for continuing compliance with the NASDAQ Capital Market’s minimum bid price requirement. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split. If the market price of our common stock declines following the effectuation of the reverse stock split, the percentage decline may be greater than would occur in the absence of the reverse stock split. In any event, other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock and jeopardize our ability to meet or maintain The Nasdaq Capital Market’s minimum bid price requirement. In addition to specific listing and maintenance standards, The Nasdaq Capital Market has broad discretionary authority over the initial and continued listing of securities, which it could exercise with respect to the listing of our common stock.

Even if the reverse stock split achieves the requisite increase in the market price of our common stock, we cannot assure you that we will be able to continue to comply with the minimum bid price requirement of the The Nasdaq Capital Market.

Even if the reverse stock split achieves the requisite increase in the market price of our common stock to be in compliance with the minimum bid price requirements of The Nasdaq Capital Market, there can be no assurance that the market price of our common stock following the reverse stock split will remain at the level required for continuing compliance with that requirement. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split. If the market price of our common stock declines following the effectuation of a reverse stock split, the percentage decline may be greater than would occur in the absence of a reverse stock split. In any event, other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock and jeopardize our ability to meet or maintain The Nasdaq Capital Market’s minimum bid price requirement. In addition to specific listing and maintenance standards, The Nasdaq Capital Market has broad discretionary authority over the initial and continued listing of securities, which it could exercise with respect to the listing of our common stock.

Even if the reverse stock split increases the market price of our common stock, there can be no assurance that we will be able to comply with other continued listing standards of The Nasdaq Capital Market.

Even if the market price of our common stock increases sufficiently so that we comply with the minimum bid price requirement, we cannot assure you that we will be able to comply with the other standards that we are required to meet in order to maintain a listing of our common stock on The Nasdaq Capital Market. Our failure to meet these requirements may result in our common stock being delisted from The Nasdaq Capital Market, irrespective of our compliance with the minimum bid price requirement.

The reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by the reverse stock split given the reduced number of shares that will be outstanding following the reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split. In addition, the reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Following the reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the reverse stock split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the units that we are offering will be approximately $8,700,000, based on an assumed public offering price of $5.00 per unit, the mid-point of the estimated offering price range described on the cover of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses, or $10,080,000 if the underwriters exercise their over-allotment option in full.

We currently expect to use the net proceeds of this offering primarily for the following purposes:

•        approximately $500,000 to develop and launch our skill-based video game tournaments for play on mobile devices;

•        approximately $1,000,000 to develop and launch our skill-based video game tournaments for play on PCs and video game consoles;

•        approximately $1,000,000 in connection with obtaining our proposed license in, and establishing operations in, Malta;

•        approximately $500,000 to obtain an online gaming license from, and establish operations in, an Asian country to be selected;

•        approximately $5,000,000 to upgrade sales and marketing capabilities including but not limited to professional relations and adding additional staff; and

•        the remainder for working capital and other general corporate purposes, including potential acquisitions.

We believe that the expected net proceeds from this offering and our existing cash and cash equivalents, together with interest thereon, will be sufficient to fund our operations for at least the next 12 months, although we cannot assure you that this will occur.

The amount and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities and the amount of cash generated or used by our operations. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion and flexibility in the application of the net proceeds. Pending these uses, the proceeds will be invested in short-term bank deposits.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market and Other Information

Our common stock is quoted on the OTC Markets Group Inc.’s OTCQB Link quotation platform (the “OTCQB”) under the trading symbol “GMBLD”. We have applied to The Nasdaq Capital Market to list our common stock under the symbol “GMBL” and our Unit A Warrants under the symbol “GMBLW.”

On January 28, 2020, we completed a 1-for-15 reverse split of our common stock. All share and per share information gives effect, retroactively, to the reverse stock split.

Immediately following the offering, we expect to have one class of common stock, and no preferred stock outstanding. As of January 28, 2020, there were approximately 92 registered holders of record of our common stock, and the last reported sale price of our common stock on the OTCQB was $3.75 per share on March 26, 2020.

Our common stock was initially quoted on the OTCQB in April 2015.

Dividend Policy

To date, we have not paid any dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. The declaration and payment of dividends on the common stock is at the discretion of our Board and will depend on, among other things, our operating results, financial condition, capital requirements, contractual restrictions or such other factors as our Board may deem relevant. We currently expect to use all available funds to finance the future development and expansion of our business and do not anticipate paying dividends on our common stock in the foreseeable future.

CAPITALIZATION

The following table sets forth our consolidated cash and capitalization as of December 31, 2019. Such information is set forth on the following basis:

•        actual basis (giving effect, on a retroactive basis, to a 1-for 15 reverse stock split which was consummated on January 28, 2020); and

•        on a pro forma basis, giving effect to (i) the conversion of $4,031,000 of principal and $159,409 of accrued interest of convertible notes (assuming interest calculated through January 31, 2020) divided by the assumed public offering price of $5.00 multiplied by 80%; and (ii) to the sale by us of shares of common stock in this offering at an assumed public offering price of $5.00 per unit, the mid-point of the estimated offering price range described on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses.

The pro forma information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	Actual	Pro Forma(1)(2)
Cash and cash equivalents	$53,283	$8,753,283
Total liabilities	9,781,807	692,600
Stockholders’ (deficit) equity:
Common stock, $0.001 par value; 500,000,000 shares authorized; 5,937,670 shares issued and outstanding as of December 31, 2019, 9,307,942 shares issued and outstanding pro forma	$5,938	9,308
Additional paid-in capital, common and preferred	6,573,865	25,051,766
Accumulated deficit	(16,092,617)	(16,784,359)
Equity to be issued	30,000	30,000
Total stockholders’ (deficit) equity	$(9,482,814)	8,306,746

____________

(1)      Excludes (i) shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $4.36 per share as of March 27, 2020, (ii) shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $10.50 per share as of March 27, 2020 (iii) shares of our common stock issuable upon exercise of outstanding convertible notes at a weighted average exercise price of $9.00 per share as of March 27, 2020 (iv) 4,000,000 shares of common stock underlying the warrants to be issued in this offering, (v) 300,000 shares of common stock issuable upon the exercise of the underwriters’ over-allotment option, (vi) 600,000 shares of common stock issuable upon the exercise of warrants issuable upon the exercise of the underwriters’ over-allotment option and (v) 200,000 shares of common stock underlying the warrants to be issued to the underwriters in connection with this offering (230,000 shares if the over-allotment option is exercise).

(2)      A $1.00 increase or decrease in the assumed public offering price per unit would increase or decrease our pro forma cash, additional paid-in capital, total stockholders’ (deficit) equity and total capitalization by approximately $1,840,000 assuming the number of units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

DILUTION

If you invest in our securities, your investment will be diluted immediately to the extent of the difference between the public offering price you pay in this offering, and the pro forma net tangible book value per share of common stock immediately after this offering.

Net tangible book value dilution per share represents the difference between the amount per unit paid by the investors who purchased units in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering as of December 31, 2019, after giving effect to the conversion of $4,190,409, of principal and interest of convertible notes divided by the assumed public offering price of $5.00 multiplied by 80%. As of December 31, 2019, our actual net tangible value was a deficit of $9,485,814 and our net tangible book deficit per share was $1.60.

After giving effect to the sale of shares of common stock at the assumed public offering price of $5.00 per share, the mid-point of the estimated offering price range described on the cover of this prospectus, included in the units we are offering by this prospectus, and after deducting the underwriting discount and commission and estimated offering expenses, our pro forma net tangible book value as of December 31, 2019 would have been $8,306,746 or $0.89 per share. This represents an immediate increase in pro forma net tangible book value (deficit) of $2.49 per share to existing stockholders and an immediate dilution of $4.11 per share to new investors purchasing shares in the offering.

The following table illustrates this per share dilution:

	As of December 31, 2019	Pro Forma
Assumed public offering price per unit	$	$5.00
Net tangible book value per share		$(1.60)
Increase in pro forma net tangible book value per share attributable to new investors		$2.49
Pro forma net tangible book value per share after giving effect to this offering		$0.89
Dilution in net tangible book value per share to new investors		$4.11

The information above is as of March 27, 2020 and excludes as of such date the following:

•        485,661 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $4.36 per share as of March 27, 2020

•        51,942 outstanding options to purchase an aggregate of 51,942 shares issuable upon exercise of outstanding options with a weighted average exercise price of $10.50 under our equity compensation plans;

•        230,000 shares of common stock underlying the warrants to be issued to the underwriters in connection with this offering if over-allotment is exercised in full;

•        1,047,602 shares issuable upon exercise of warrants issuable upon conversion of principal and interest owed pursuant to outstanding convertible notes;

•        300,000 shares of common stock issuable upon the exercise of the underwriters’ over-allotment option; and

•        600,000 shares of common stock issuable upon the exercise of warrants issuable upon the exercise of the underwriters’ over-allotment option.

If the underwriter’s overallotment option is exercised in full, our adjusted pro forma net tangible book value following the offering will be $1.01 per share, and the dilution to new investors in the offering will be $3.99 per share.

A $1.00 increase or decrease in the assumed public offering price per unit would increase or decrease our pro forma as adjusted net tangible book value after this offering by approximately $0.20, and dilution per share to new investors by approximately $4.91 for an increase of $1.00, or $3.31 for a decrease of $1.00, after deducting the underwriting discount and estimated offering expenses payable by us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Forward-looking statements present our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products and services, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

•        changes in the market acceptance of our products and services;

•        increased levels of competition;

•        changes in political, economic or regulatory conditions generally and in the markets in which we operate;

•        our relationships with our key customers;

•        adverse conditions in the industries in which our customers operate;

•        our ability to retain and attract senior management and other key employees;

•        that we do not anticipate paying any cash dividends on our Common Stock;

•        our ability to quickly and effectively respond to new technological developments;

•        our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company; and

•        other risks, including those described in the “Risk Factors” discussion of this prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with the “Summary Statements of Operations Data” and our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements reflecting our management’s current expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of events may differ materially from those described in or implied by these forward-looking statements due to a number of factors, including those discussed below and elsewhere in this prospectus particularly on page 14 entitled “Risk Factors”.

Overview

We are an online gambling company. We offer persons (which we sometimes refer to as “players”) the ability to wager on a wide variety of esports events in a licensed and secure environment. Esports is the competitive playing of video games by amateur and professional teams for cash prizes. Esports event gambling involves players wagering online on the outcome of professional esports events. In the future, we intend to also offer players the ability to participate in video game tournaments for cash prizes.

We were incorporated in Nevada on July 22, 2008. Our company was engaged in a number of different enterprises up until May 20, 2013, when, pursuant to the terms of the Share Exchange Agreement, we acquired all of the outstanding capital stock of H&H Arizona in exchange for 3,333,334 shares of our common stock. From May 2013 until August 2018, our operations were limited to designing, developing and testing our wagering systems. We believe we are currently the only online gambling company focused on esports to offer bet exchange style wagering, PvP betting, on professional esports events.

Esports is the competitive playing of video games by amateur and professional teams for cash prizes. Esports typically takes the form of organized, multiplayer video games that include real-time strategy, fighting, first-person shooter, and multiplayer online battle arena games. As of March 20, 2019, the three largest selling esports games are Dota 2, League of Legends (both multiplayer online battle arena games) and Counter Strike: Global Offensive (a first-person shooter game). Other popular games include Smite, StarCraft II, Call of Duty¸ Heroes of the Storm, Hearthstone and Fortnite. Esports also includes games which can be played, primarily by amateurs, in multiplayer competitions on the Sony PlayStation, Microsoft Xbox and WII Nintendo systems. Most major professional esports events and a wide range of amateur esports events are broadcast live via streaming services including twitch.tv, azubu.tv, ustream.tv and youtube.com.

According to Newzoo, a global leader in esports, games and mobile intelligence, the total global esports audience will reach 453.8 million in 2019. Esports Enthusiasts, which are people who watch professional esports content at least once a month, will make up 201.2 million of the total up from 143.2 million in 2017, with a projected compound annual growth rate CAGR (2017-2022) of +15.7% to reach almost 297 million in 2022. The number of occasional esports viewers, (people who watch professional esports content less than once a month), is expected to reach 252.6 million in 2019, up from 221.6 million in 2018, and is projected to grow with a CAGR of +12.6% to surpass 347 million in 2022. The number of people who are aware of esports worldwide is expected to reach 1.8 billion in 2019, up from 1.6 billion in 2018. China is expected to contribute most to global esports awareness, with 500.2 million people aware of esports in 2019. The increasing prominence of esports as a mainstream entertainment industry is driving the growth in awareness in most regions. Audience and awareness growth in the emerging regions of Latin America, Middle East and Africa, Southeast Asia, and Rest of Asia is largely driven by improving IT infrastructure and urbanization. The rise of new franchises, such as PLAYERUNKNOWN’S BATTLEGROUNDS or PubG, is an important global growth factor. The influx of millennials, should further drive the growth of the industry’s audience.

In 2018, there were 737 major events that together generated $54.7 million in ticket revenues, down from $58.9 million in 2017 while in 2017 there were 588 major esports events. The total prize money of all esports events held in 2017 reached $112 million, breaking the $100 million mark for the first year. Total prize money in 2018 reached $150.8 million, an increase from 2017’s $112 million. The League of Legends World Championship was 2018’s biggest tournament by live viewership hours on Twitch, with 53.8 million hours. It also produced $1.9 million in ticket revenues. The Overwatch League was the most-watched league by live viewership hours on Twitch, generating 79.5 million hours.

Forbes magazine projects fans of esports will wager $23 billion on professional esports events by 2020 and that in 2019, $897.2 million in revenues, or 82% of the total market, will come from brand investments (media rights, advertising, and sponsorship). This will increase to $1.5 billion by 2022, making up 87% of total esports revenues.

Although official competitions have long been a part of video game culture, participation and spectatorship of such events have seen a global surge in popularity over the last few years with the rapid growth of online streaming over the last few years. The advent of online streaming technology has turned esports into a global industry that includes professional players and teams competing in major events that are simultaneously watched in person in stadiums (which are often sold out), and by online viewers (which regularly exceed 1,000,000 viewers for major tournaments). The impact has been so significant, that many video game developers now build features into their games designed to facilitate competition.

Going Concern

We have financed operations primarily through the sale of equity securities and short-term debt. Until revenues are sufficient to meet our needs, we will continue to attempt to secure financing through equity or debt securities, including the sale of securities in this offering. We continue to incur negative cash flows from operating activities and net losses. We had minimal cash, negative working capital, and negative total equity as of December 31, 2019 and June 30, 2019. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements included in this 10-Q do not include any adjustments that might result from the outcome of this uncertainty.

In order for us to eliminate substantial doubt about our ability to continue as a going concern, we must achieve profitability, generate positive cash flows from operating activities and obtain the necessary debt or equity funding to meet our projected capital investment requirements. Our management’s plans with respect to this uncertainty consist of raising additional capital by issuing debt or equity securities and increasing the sales of our products and services. If we are successful in completing the offering, we believe the net proceeds of the offering together with anticipated growth of the business will be sufficient to eliminate substantial doubt about our ability to continue as a going concern. There can be no assurance, however, that we will be able to complete the offering, raise sufficient additional capital or that revenues will increase rapidly enough to offset operating losses. If we are unable to increase revenues or obtain additional financing, we will be unable to continue the development of our products and services and may have to cease operations.

Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this report. Material changes in line items in our Statement of Operations for the period ended December 31, 2019 as compared to the same period last year, are discussed below.

Revenue and Expenses

Our operating expenses are classified into several categories:

•        Directors Compensation

•        Consulting Fees

•        Professional Fees

•        General and Administrative Expenses

•        Stock Based Compensation

	Three Months Ended December 31, 2019	Three Months Ended December 31, 2018	Six Months Ended December 31, 2019	Six Months Ended December 31, 2018
	$	$	$	$
Directors’ compensation	16,250	13,270	37,767	26,541
Consulting Fees	100,066	93,822	238,275	260,137
General and administrative	250,291	317,696	609,110	858,066
Professional fees	92,220	48,363	146,700	74,357
Stock based compensation	210,051	41,630	329,960	168,459

Total operating expenses	668,878	514,781	1,361,812	1,387,560

Other expenses
Interest expense	(1,550,418)	(797,509)	(2,262,313)	(797,652)
Amortization expense	(840,170)	(55,621)	(550,259)	(55,621)
Change in fair value of derivative liabilities	16,631	(756,053)	1,087,347	(756,053)
Loss on extinguishment of debt			(2,795,582)
Gain on settlement of debt	42,896		42,896
Impairment of intangible asset	(67,131)		(67,131)
Foreign Exchange Loss	(1,576)		(1,576)

Net loss and comprehensive loss	(3,068,646)	(2,123,964)	(5,908,430)	(2,996,886)

Directors Compensation is comprised of cash and stock based compensation paid to the directors of the Company. Directors compensation during the three months ended December 31, 2019 totalled $16,250, an increase of $2,980, compared to $13,270 recorded for the three months ended December 31, 2018. Directors compensation during the six months ended December 31, 2019 totalled $37,767, an increase of $11,226, compared to $26,541 recorded for the six months ended December 31, 2018. The increase in director’s compensation period over period is attributable primarily to the change of the board with the addition of a new independent director in December 2019, and partially offset by a reversal of a previous quarter over accrual.

Consulting fees during the three months ended December 31, 2019 totalled $100,066, an increase of $6,244, compared to $93,822 recorded for the three months ended December 31, 2018. Consulting fees during the six months ended December 31, 2019 totaled $238,275, a decrease of $21,862, compared to $260,137 recorded for the six months ended December 31, 2018. The decrease in consulting fees period over period is attributable primarily to decreased fees of outside services in connection with platform services, offset by increases in fees to support the preparation of SEC filings combined with consulting costs related to the potential public offering of its securities.

Professional Fees consist primarily of our contracted accounting, legal and audit fees. Professional Fees during the three months ended December 31, 2019 totalled $92,220, an increase of $43,857, compared to $48,363 recorded for the three months ended December 31, 2018. Professional Fees during the six months ended December 31, 2019 totalled $146,700, an increase of $72,343, compared to $74,357 recorded for the six months ended December 31, 2018. This increase in professional fees period over period is attributable primarily to increases in accounting and audit fees for preparation and review of our filings with the SEC.

General and Administrative Expenses refers to our salaries, occupancy costs, marketing costs, travel costs, office supplies, telephone expenses, bank charges, fees to process and file documents with the SEC, stock transfer fees, investors relations costs, corporate filing fees with the State of Nevada, and other administrative expenses. General and Administrative Expenses during the three months ended December 31, 2019 totalled $250,291, a decrease of $67,405, compared to $317,696 recorded for the three months ended December 31, 2018. General and Administrative Expenses during the six months ended December 31, 2019 totalled $609,110, a decrease of $248,956, compared to $858,066 recorded for the six months ended December 31, 2018. The decrease in General and Administrative Expenses is attributable primarily to the decrease in business development activities combined with the reduced activities in Antigua.

Stock based compensation refers to shares and stock options issued to employees and consultants as part of the compensation package. Stock based compensation during the three months ended December 31, 2019 totalled $210,051, an increase of $168,421, compared to $41,630 recorded for the three months ended December 31, 2018. Stock based compensation during the six months ended December 31, 2019 totalled $329,960, an increase of $161,501, compared to $168,459 recorded for the six months ended December 31, 2018. The increase in stock based compensation is primarily attributable to the vesting of options issued in prior years, the amortization of stock based compensation recorded for services rendered in the current year and recorded as a prepaid expense in prior year, and for the issuance of common stock issued for services.

Other than the foregoing, we do not know of any trends that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this report. Material changes in line items in our Statement of Operations for the year ended June 30, 2019 as compared to the same period last year, are discussed below.

Year Ended June 30, 2019 Compared to the Year Ended June 30, 2018

Revenue and Expenses

Our operating expenses are classified into several categories:

•        Directors Compensation

•        Consulting Fees

•        Professional Fees

•        General and Administrative Expenses

•        Stock Based Compensation

There were no revenues for the years ended June 30, 2019 and June 30, 2018.

Directors compensation is comprised of cash and stock-based compensation paid to the directors of the Company. These amounted to $55,000 for the year ended June 30, 2019, compared to $99,509 for the year ended June 30, 2018. The decrease of $44,509 in director’s compensation during the year ended June 30, 2019 is attributable primarily to the change of a board member to an executive officer during the year.

Consulting fees amounted to $790,105 for the year ended June 30, 2019, compared to $967,618 for the year ended June 30, 2018. The decrease of $177,513 in consulting fees during the year ended June 30, 2019 is attributable primarily to reduced fees of outside services to support the preparation of SEC filings combined with the conversion of consultants to personnel.

Professional fees consist primarily of our contracted accounting, legal and audit fees. These amounted to $343,856 for the year ended June 30, 2019, compared to $211,971 for the year ended June 30, 2018. The increase of $131,885 in professional fees during the year ended June 30, 2019 is attributable primarily to increases in accounting and audit fees for preparation and review of our filings with the Securities & Exchange Commission (“SEC”).

General and administrative expenses refer to our salaries, occupancy costs, marketing costs, travel costs, office supplies, telephone expenses, bank charges, fees to process and file documents with the SEC, stock transfer fees, investors relations costs, corporate filing fees with the State of Nevada, and other administrative expenses. These amounted to $1,125,651 for the year ended June 30, 2019, compared to $696,543 for the year ended June 30, 2018. The increase of $809,570 in General and Administrative Expenses is attributable primarily to increased business development activities combined with and the conversion of consultants to personnel.

Stock based compensation refers to shares and stock options issued to employees and consultants as part of the compensation package. These amounted to $699,861 for the year ended June 30, 2019, compared to $79,328 for the year ended June 30, 2018. The increase of $429,108 in stock based compensation is primarily attributable to the vesting of options issued in prior years, the amortization of stock based compensation recorded for services rendered in the current year and recorded as a prepaid expense in prior year, and for the issuance of common stock issued for services.

Capital Resources and Liquidity

The Company’s sources and (uses) of cash for the six months ended December 31, 2019 and 2018 are shown below:

	2019	2018
Cash used in operating activities	$(970,129)	$(938,557)
Cash used in investing activities	—	(18,349)
Cash provided by financing activities	980,000	1,871,018

Our projected capital requirements during the next 18 months are as follows:

Project	Estimated Cost
Launch our skill-based video game tournaments for play on mobile devices	$500,000
Launch our skill-based video game tournaments for play on PCs and video game consoles	$1,000,000
Obtain online gaming license from, and establish operations in, Malta	$1,000,000
Obtain online gaming license from, and establish operations in, an Asian country to be selected by us.	$500,000
Market our online betting services	$5,000,000

Our auditor’s report on our June 30, 2019 financial statements expresses an opinion that substantial doubt exists as to whether we can continue as an ongoing business.

The Company’s sources and (uses) of cash for the year ended June 30, 2019 and 2018 are shown below:

	2019	2018
Cash used in operating activities	$(2,020,457)	(1,370,458)
Cash used in investing activities	(12,134)	(80,814)
Cash provided by financing activities	1,975,836	1,005,329

Other than the foregoing, we do not know of any trends that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Off Balance Sheet Arrangements

None.

BUSINESS

Business Overview

Esports is the competitive playing of video games by amateur and professional teams for cash prizes. Esports typically takes the form of organized, multiplayer video games that include real-time strategy, fighting, first-person shooter and multiplayer online battle arena games. As of March 20, 2019, the three largest selling esports games were Dota 2, League of Legends (each multiplayer online battle arena games) and Counter Strike: Global Offensive (a first-person shooter game). Other popular games include Smite, StarCraft II, Call of Duty¸ Heroes of the Storm, Hearthstone and Fortnite. Esports also includes games which can be played, primarily by amateurs, in multiplayer competitions on the Sony PlayStation, Microsoft Xbox and WII (Nintendo). Most major professional esports events and a wide range of amateur esports events are broadcast live via streaming services including twitch.tv, azubu.tv, ustream.tv and youtube.com.

Esports Entertainment Group, Inc. (“Esports,” “EEG,” “we,” “us,” “our,” or the “Company”) operates a licensed online gambling platform focused purely on the esports industry. Utilizing our peer-to-peer wagering system, we offer real money betting exchange style wagering on esports events from around the world in a secure environment. A betting exchange allows players to bet against one another rather than a bookmaker. Players can offer odds to, or request odds from, other players who wish to wager. Where traditional bookmakers risk going head-to-head with gamblers on markets, a betting exchange takes on no risk on the particular outcome of an event. Instead, a betting exchange provides the platform for its customers to match bets against one another and takes a small commission on winnings. Betting exchanges are becoming an increasingly integral part of the global gambling landscape, in many cases enabling customers to obtain better odds, more transparency and an experience that feels intuitively fairer. We believe that we are currently the only online gambling company focused on esports to offer bet exchange style wagering or player versus player (“PvP”) betting, on professional esports events. Further, the platform also facilitates gambling through “pool betting” whereby a group of people, be it a fan base of a team or a player or a group of friends and family, can pay a fixed price into a “pool” and then make a selection on an outcome, related to a tournament or game in esport. After the event has finished, those that selected the winner get an equal share of the pool.

At the current time, under the terms of our existing Curacao license, we are currently able to accept wagers from residents of over 149 jurisdictions including Canada, Japan, Germany and South Africa. We have applied for a gaming service license from the Malta Gaming Authority. If our application is approved and a license is issued, we expect that residents in a number of European Union member states will be able to place bets on our website. We are also able to accept payments from additional third party payment providers. Money Matrix, a licensed regulated financial institution and our third party payment platform, updates the jurisdictions we are able to accept bets from on a real time basis as these changes occur. When customers open an account on our website, they are required to make a deposit and Money Matrix displays a list of payment options available to that person based on the jurisdiction they are located in. It is expected that if and when we acquire additional gaming licenses, additional payment options will become available to us and we will be able to accept bets in additional jurisdictions. Money Matrix automatically updates our website with additional payment options as they negotiate with various payment providers.

Although official competitions have long been a part of video game culture, participation and spectatorship of such events have seen a global surge in popularity over the last few years with the rapid growth of online streaming. The advent of online streaming has turned esports into a global industry that includes professional players and teams competing in major events that are simultaneously watched in-person in stadiums and by online viewers, which regularly exceed 1,000,000 for major tournaments. The impact has been so significant that many video game developers are now building features into their games designed to facilitate competition.

According to Newzoo, a global leader in esports, games and mobile intelligence, it is expected the total global esports audience will reach 453.8 million in 2019. Esports Enthusiasts, which are people who watch professional esports content at least once a month, will make up 201.2 million of the total up from 143.2 million in 2017, with a projected compound annual growth rate (CAGR) of +15.7% (2017-2022) to reach almost 297 million in 2022. The global average revenue per Esports Enthusiast, which includes not only gaming revenue, but also sponsorships, advertising and all other esports related revenues, is projected to be $5.45 in 2019, up 8.9% from $5.00 in 2018. The number of occasional esports viewers (people who watch professional esports content less than once a month) is expected to reach 252.6 million in 2019, up from 221.6 million in 2018, and is projected to grow with a CAGR of +12.6% to surpass 347 million in 2022. The number of people who are aware of esports worldwide is expected to reach 1.8 billion in

2019, up from 1.6 billion in 2018. China is expected to contribute most to global esports awareness, with 500.2 million people aware of esports in 2019. The increasing prominence of esports as a mainstream entertainment industry is driving the growth in awareness in most regions. Audience and awareness growth in the emerging regions of Latin America, Middle East and Africa, Southeast Asia, and Rest of Asia is largely driven by improving IT infrastructure and urbanization. We believe the rise of new franchises, such as Player Unknown’s Battlegrounds or PubG, is an important global growth factor as the influx of millennials should continue to drive the growth of the industry’s audience.

In 2018, there were 737 major esports events that generated an estimated $54.7 million in ticket revenues, up from $32 million in 2016, but down from 58.9 million in 2017. The total prize money of all esports events held in 2018 reached $150.8 million, after breaking the $100 million mark for the first time in 2017. The League of Legends World Championship was 2018’s biggest tournament by live viewership hours on Twitch, with 53.8 million hours. It also produced $1.9 million in ticket revenues. The Overwatch League was the most-watched league by live viewership hours on Twitch, generating 79.5 million hours.

According to Statista, the amounts wagered on esports betting is expected to grow from $315 million in 2015 to $23.5 billion in 2020. Forbes magazine projects fans of eSports will wager $23 billion on professional esports events by 2020. We believe as the size of the market and the number of esports enthusiasts continues to grow, so will the number of esports enthusiasts gambling on the events will also continue to grow, making our platform more in demand.

History

Esports Entertainment Group, Inc. was formed in the State of Nevada on July 22, 2008 under our prior name Virtual Closet, Inc. Virtual Closet, Inc. changed its name to DK Sinopharma, Inc. on June 6, 2010. DK Sinopharma, Inc. changed its name to VGambling, Inc. on August 12, 2014. On or about April 24, 2017, VGambling, Inc. changed its name to Esports Entertainment Group, Inc. Our company was engaged in a number of different enterprises up until May 20, 2013, when, pursuant to the terms of the Share Exchange Agreement, we acquired all of the outstanding capital stock of H&H Arizona Corporation in exchange for 3,333,334 shares of our common stock. From May 2013 until August 2018, our operations were limited to designing, developing and testing our wagering systems. We launched our online esports wagering website (www.vie.gg) in August 2018.

Competitive Advantages/Operational Strengths

We believe the following strengths position us for sustainable growth:

Management Team and Key Personnel Experience:    Our Board includes senior managers with extensive experience in online gambling, esports, information technology, compliance, regulation, accounting and finance. Our Officers and Senior Managers include individuals with extensive experience in online gambling, esports, information technology, marketing, business development, payment processing, compliance, regulation, accounting, finance and customer service.

Licensed Technology/IP:    We have entered into a White Label Services Agreement dated December 12, 2019 (the “Askott Agreement”) with a subsidiary of Askott Entertainment Inc. (“Askott”) whereby Esports has secured a non-exclusive license to “white label” Askott’s proprietary software and systems as the platform through which we run our business (the “Platform”).

We believe this Platform provides us with a first mover advantage as it offers what we believe to be the widest variety of betting options available for esports wagering, including bet exchange wagering. The Platform requires complex code and very skilled development, as opposed to just using the software used for bookie style wagering which is widely available and easily reproduced. Accordingly, we believe the complexity of our Platform offers a higher barrier to entry than standard wagering platforms.

Askott is a full-service development company focused on the esports and iGaming space with offices in Canada, Cyprus, Malta, Curacao and Ukraine. Askott has experience in the iGaming space and has invested significant capital over a seven year span in developing its software and systems, and has been involved in various segments of the iGaming space, including but not limited to, developing solutions for hosting, payment, security and mobile needs. Askott provides us with a next generation iGaming software platform targeting the esports industry. Our decision to engage with Askott is due, in part, to Askott’s approach to software development which focuses on integrating gamification, personalization, and live engagement to develop a state of the art gaming platform. We believe our Platform allows us to offer the most diversified and complete betting options, including pools and exchange betting and, in the future, fixed odds betting, while also providing us the opportunity to further develop fantasy options such as skins (digital assets used by gamers to give them competitive advantages in the games they are playing such as upgrade in game equipment or weaponry). We believe that by offering a wide array of options to consumers we will be able attract and retain our clients more effectively. We believe that having a first mover advantage with our Platform gives us a strategic advantage over our competition in that it will give us a chance to build a loyal customer following as well allow us the flexibility to customize that user experience for our consumers as the market continues to grow and change.

Affiliate Marketing Program:    Our affiliate marketing program focuses on professional esports teams and individual social media influencers. As part of our efforts to market our online gaming services, we attempt to enter into “Affiliate Marketing Agreements” with professional esports teams and other influential individuals and groups within esports. As an Affiliate, the esports team will provide their fans with a link to our online gaming website, where the fan, if located in a country which allows the fan to place a bet using our gaming platform, can bet on teams playing in esports tournaments.

For a player placing a bet through the marketing affiliate’s link to our website and provided such player wins the bet, we pay the Affiliate a percentage of the amount we collect from the winning bet. We believe our PvP wagering model allows us to attract and retain affiliate marketing partners who participate directly in the revenues generated by their referrals to our website. In addition, our affiliate marketing partners are paid fees between 25% and 35% of revenues that they generate through their own client base or fan base, depending upon the system they employ. Instead of the Company incurring significant costs related to online advertising, which must be paid for in advance, this system allows us to spend less resources on advertising directly because our affiliate partners market to their own client or fan bases for us. Because our affiliate marketing partners typically have a pool of clients and fan bases already interested in esports and or wagering, we believe this program not only affords the Company savings related to marketing expense, but also serves as an avenue for direct or targeted marketing which would presumably lead to increased traffic on our website.

Growth Strategy

In the future, we intend to expand our services to offer players the ability to participate in video game tournaments for cash prizes. We also intend to grow our existing business through the expansion into additional international markets. Lastly, we plan to increase our marketing efforts and upgrade sales and marketing capabilities which should result in further growth.

Future Products and Services:

Online Esports Tournament Play

We intend to offer players from around the world, including the United States (except in 13 states in the US and other jurisdictions outside the US which currently prohibit playing games of skill for cash prizes), the ability to enter and participate in online video game tournaments and win cash prizes. Online esports tournament play consists of two or more people playing against each other in a game from their personal phones or computers, where such players do not necessarily have to be playing in real time. These events could be held over the course of a day, a week or even a month and the winner will be the one with the top score or the fastest time at the conclusion of the event. Cash-based tournaments involving games of skill are not considered gambling in most U.S. states because the generally accepted definition of gambling involves three specific things: (1) the award of a prize, (2) paid-in consideration (meaning entrants pay to compete) and (3) an outcome determined on the basis of chance. As a result, games of skill are not generally subject to the same laws and regulations as our esports event wagering service. We expect participants in our tournaments being able to enter and play against each other with prize money distributed to the last remaining competitors. We anticipate collecting a tournament entry fee for our tournaments, as well as a percentage of total winnings that are paid to users (typically 10% of the entry fees) and thus none of our money will be at risk or otherwise dependent on the outcome. We intend to offer users a wide selection of video games of skill to be played online for real money in small groups to major tournaments.

We intend to develop, license or acquire from a third party an online skill games tournament play platform. Users will be able to enter and participate in tournaments using their PC, game console or mobile device. Players will play against each other in either ring games (i.e., games for cash on a hand-by-hand basis) or in tournaments (i.e., players play against each other for prize money distributed to the last remaining competitors) or variations thereof. We expect to launch online versions of tournament play, initially utilizing simple video games and later more complex video games, under the VIE brand beginning in the second half of 2020.

Live Esports Tournament Play

It is our intention to launch live esport tournament play in the fourth quarter of 2020 During a “live” tournament all participants have to be “online” at the same time playing against each other and just like in a live traditional sporting event there will be a winner at the end of the game. This platform would be a secured third party platform for online gamers to set up head-to-head tournaments in one on one or larger groups. Once a tournament has been accepted by two or more members/players, money from player accounts is automatically deposited into a secure escrow account. After the online game has been played, the results have been reported and verified by all players, the winner’s account will automatically be credited. The platform will be set up so players can play in head-to-head matches online only for games of skill, not chance. These games include Madden, FIFA, NBA 2K, Call of Duty, Apex Legends and more. We expect to have a list of available games on our homepage. We expect to continuously add games based on feedback from players. Initially it is our intention to support the following systems: Xbox1, PS4, PC, Xbox 360, PS3, WII & WII U.

International Market Expansion

We have applied for an online gaming service license in Malta, established a brick and mortar office there and intend to commence online gambling operations in that jurisdiction sometime in 2020. If we are successful in obtaining this license, we expect that residents of a number of European Union countries will be able to place bets on our website. In order to better service the Asian market, we intend to apply for an online gambling license in an Asian jurisdiction and commence online gambling operations in such jurisdiction within the next 12 months. In the future, we may consider obtaining additional country specific gaming licenses should we determine there is sufficient local demand for our services in these markets.

In order to effectively penetrate international markets, we intend to translate our website into several additional languages and offer customer service and technical support in the local language of key markets.

Our Online Wagering Platform

According to Zion Market Research’s, Online Gambling & Betting Market by Game Form (Poker, Casino, Sports Betting, Bingo, Lottery, Horse Racing Betting, and Others) and by Component (Hardware, Software, and Service): Global Industry Perspective, Comprehensive Analysis and Forecast, 2017 – 2024, the online gambling market represents one of the fastest growing segments of the gambling industry. Zion Market estimates the current size of the global online gambling market is in excess of US$45.8 billion and is projected to reach US$94.4 billion by 2024.

We are currently focused solely on offering online wagering on the widest range of esports events broadcast from around the world. We do not offer online users traditional casino style games such as poker, craps or slots, nor do we offer online wagering on traditional sporting events such as football or soccer.

All persons 18 years and older can presently place bets on our online gambling website at www.vie.gg except for residents of the following countries:

•        United States

•        European Union member countries (with the exception of Germany)

•        Turkey

•        Singapore

•        Colombia

We have applied for an online gaming service license from the country of Malta in order to allow residents of certain European Union member countries to place bets on our website. If granted, residents of a number of European Union countries would be able to place bets on our website.

Once on our website, a player can place a bet on a team participating in any number of tournaments which are scheduled to be held in the upcoming weeks. This takes place on our betting exchange. A player can either start the bet, using whatever odds are chosen by the player, or accept a bet started by another player. Each bet pertains to a particular game in the tournament. Once the game is over, the winning proceeds, net of our service fee, are electronically transferred to the winning player’s account. For our services, we keep 5.0% to 10.0% of the amount paid to the winning player.

We also maintain and “how to play” section on the website which provides players with instructional videos walking them through the betting exchange platform as well as other pieces of information that may be beneficial to an unexperienced player or a new user of our website or exchange platform.

Additionally, we maintain a “frequently asked questions” section which provides our customers with the ability to easily navigate general questions relating to the website, personal account information, payment processing, betting rules and procedures as well as tips.

We have agreements with the following third party companies that provide us with certain services that enable our website to function efficiently:

Money Matrix.    MoneyMatrix provides us with the software we use to receive payments from players. Using MoneyMatrix, a player can select from over 150 payment options (i.e. Skrill, Astropay) to deposit funds with us for use in placing bets.

Partner Matrix.    Partner Matrix provides us with the software we use to track players placing a bet through an Affiliate’s link to our website.

Money Matrix, Partner Matrix all are paid monthly for their services to the Company.

Askott Entertainment Inc.    Our Platform and source code are licensed from a subsidiary of Askott Entertainment Inc., which provides us with website hosting, e-games and development and IT services related to the software interface and web design. We will pay the Askott subsidiary a percentage on gaming revenues, this percentage varies based on the amount of monthly gaming revenues generated but shall not exceed twenty-percent (20%) of monthly gaming revenues but gradually decreases based on increased revenues. Additionally, we will pay Askott a minimum monthly fee of $9,000 EUR for services which amount will be subject to increase based on the number of games made available on the Platform.

Marketing and Sales Initiatives

The Company has sponsorship marketing agreements in place for their website as well as a marketing agreement with Dignitas, an esports brand owned by Harris Blitzer sports and entertainment with multiple professional teams playing several titles with over a million fans worldwide. The Company also has an agreement in place with an analytics based company to better identify and source better quality campaigns and selective advertising locations.

We expect to expand into new geographic territories, assuming we obtain licenses to operate in those territories. The need for hands-on implementation in these territories and support may also require investment in additional physical offices and other overhead. We believe our approach is conservative in these respects.

We may accelerate expansion if we find complementary businesses that we are able to acquire in other territories. Our marketing efforts to expand into new territories have included attendance at esports events in addition to personal contact with other market participants.

Esports games are played by professional teams, amateur teams, and individuals. Professional esports teams typically have their own social media presence, with some of the top professional teams having millions of fans who visit the team’s website on a regular basis. A website of a professional esports team usually contains specific information about the team and lists upcoming tournaments or events in which the team will be participating. As part of our efforts to market our online gaming services, we attempt to enter into affiliate marketing agreements with professional esport teams.

As a marketing affiliate, the esports team will provide their fans with a link to our online gaming website, where the fan, if located in a country which allows the fan to place a bet using our gaming platform, can bet on teams playing in esports tournaments. For a player placing a bet through the team’s link to our website (and provided the player won the bet), we pay the Affiliate a percentage of the amount we collect from the winning bet. As of January [    ], 2020, we had more than 170 esports teams agreeing to act as our marketing affiliates.

We plan to increase our marketing efforts and awareness of our website and future offerings by:

•        continuing to grow our efforts with our affiliate marketing program with professional esports teams;

•        advertising and sponsoring major professional esports events held in stadiums around the world that are broadcast online to a global audience;

•        utilizing celebrities and social media influencers who have an interest in video games and esports to generate new customers. We intend to increase our efforts in attracting esports players and other celebrities who have an interest in video games and esports to enter into affiliate marketing agreements with the Company;

•        using a multimedia approach focused on acquiring and retaining customers. We intend to utilize multiple electronic social media platforms to promote the Company’s wagering business including, but not limited to, Facebook Twitter, Instagram, Snapchat, Youtube, Twitch, Whatsapp, QQ, WeChat, email and SMS messages; and

•        using online advertisements, paid search optimization and various social media campaigns to increase our online presence and drive traffic to our website. We intend to increase our investments in online advertisements, primarily through the purchase of banner advertisements on esports and esports gambling related websites. We also intend to continue to invest in optimizing the Company’s website so it will attain a high ranking under key search words or phrases, such as “esports gambling.”

During the twelve months ending June 30, 2020, we plan to spend approximately $400,000 on marketing. A portion of the proceeds from this offering will be used to increase these marketing expenses as we continue to grow and amplify our Esports brand awareness efforts.

Competition

The online gambling and wagering industry is increasingly competitive. With relatively low barriers to entry, new competitors are entering the esports wagering and video game tournament segments. In both of these segments, there currently exist several major competitors. Because many of these competitors focus on delivering one product, as opposed to a full suite of esports and video gambling products and services that we intend to offer, the competitors may offer an equivalent or superior product to that of the Company. We expect the number of companies offering products and services in each market segment to increase. Most of our current competitors, including Unikrn, bet365, William Hill, Betway, and Pinnacle Sports, have far greater resources than we have.

We believe the following differentiates us from our competitors:

•        Peer-to-Peer Wagering Model:

We believe we are the first and only esports-focused online gambling company to offer bet exchange style wagering and pool betting on professional esports events. Our unique peer-to-peer wagering and gaming model allows the users to wager against other users, with no risk on the particular outcome of an event to the Company and a player always wins. The Company’s real-money betting exchange style wagering and pool betting enables us to facilitate wagering on a wide range of professional esports events broadcast online. We believe that our PvP bet exchange platform allows us to offer players the best odds when wagering on esports events.

•        Esports Focused:

We are focused solely on esports gambling and 18+ gaming. We will not offer users traditional casino style games like poker, craps or slots nor do we anticipate offering wagering on traditional sporting events like football or soccer. We are focused solely on delivering the widest selection of content and offering the widest range of esports events all for real-money wagering.

Regulations Affecting our Business

The offering and operation of online real-money gambling platforms and related software and solutions is subject to extensive regulation and approval by various federal, state, provincial, tribal and foreign agencies (collectively, “gaming authorities”). Gambling laws require us to obtain licenses or findings of suitability from gaming authorities for Esports Entertainment, including each of our subsidiaries engaged in these activities, and certain of our directors, officers, employees and in some instances, significant shareholders (typically beneficial owners of more than 5% of a company’s outstanding equity). The criteria used by gambling authorities to make determinations as to qualification and suitability of an applicant varies among jurisdictions, but generally require the submission of detailed personal and financial information followed by a thorough and sometimes lengthy investigation. Gaming authorities have broad discretion in determining whether an applicant qualifies for licensing or should be found suitable. Gambling authorities generally look to the following criteria when determining to grant a license or finding of suitability, including (i) the financial stability, integrity and responsibility of the applicant, (ii) the quality and security of the applicant’s online real-money platform and gaming equipment and related software, as applicable, and (iii) the past history of the applicant. Gambling authorities may, subject to certain administrative proceeding requirements, (i) deny an application, or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, and (ii) fine any person licensed, registered or found suitable or approved. Notwithstanding the foregoing, some jurisdictions explicitly prohibit gaming in all or certain forms and we will not market our gambling services in these jurisdictions. If any director, officer or employee of ours fails to qualify for a license or is found unsuitable (including due to the failure to submit the required documentation) by a gaming authority, we may deem it necessary, or be required to, sever our relationship with such person, which may include terminating the employment of any such person. Gambling authorities have the right to investigate any individual or entity having a material relationship with us, to determine whether such individual or entity is suitable or should be licensed to do business as a business associate of ours. In addition, certain gambling authorities monitor the activities of the entities they regulate both in their respective jurisdiction and in other jurisdictions to ensure that these entities are in compliance with local standards on a worldwide basis.

On May 14, 2018, the Supreme Court of the United States struck down the Professional and Amateur Sports Protection Act, a 1992 law that barred state-authorized sports gambling with some exceptions and made Nevada the only state where a person could wager on the results of a single game. Since the Supreme Court’s decision, sports gambling has commenced in several states and several more states have enabling legislation pending. We believe that the Supreme Court’s decision will allow our platform to be used in the United States at some point in the future. We plan to explore expansion of our esports online wagering platform into the US market place at the appropriate time.

The Unlawful internet Gambling Enforcement Act of 2006 (“UIEGA”) made it a federal offense, punishable by up to five years in prison, for a business to accept payments “in connection with the participation of another person in unlawful internet gambling.” In support of such new prohibitions, the UIGEA uses a variety of terms — some of which are ambiguous or undefined. Initially, the UIGEA broadly defines a “bet or wager” as: the staking or risking by any person of something of value upon the outcome of a contest of others, a sporting event, or a game subject to chance, upon an agreement or understanding that the person or another person will receive something of value in the event of a certain outcome.

Further, a “bet or wager” specifically includes a chance on a lottery or prize awarded predominantly by chance; a “scheme” as defined in Title 28, U.S.C. § 3702 [relating to government-sponsored amateur or professional sports betting]; and, “any instructions or information pertaining to the establishment or movement of funds by the bettor or customer in, to, or from, an account with the business of betting or wagering.” While this final prohibition incorporates the term “business of betting or wagering,” that term is not specifically defined anywhere in the UIGEA. The only reference to that term comes in § 5362(2), which states: The term “business of betting or wagering” does not include the activities of a financial transaction provider, or any interactive computer service or telecommunications service.

Nonetheless, the law does contain specific prohibitions. In order to establish a violation of the UIGEA, it must be shown that:

1.      A “person” was engaged in the business of betting or wagering;

2.      That person knowingly accepted a financial instrument or proceeds thereof; and,

3.      That instrument was accepted (by the person) in connection with the participation of another person in “unlawful Internet gambling.”

In the context of this statute “unlawful Internet gambling” is defined as follows:

To place, receive, or otherwise knowingly transmit a bet or wager by any means which involves the use, at least in part, of the Internet where such bet or wager is unlawful under any applicable Federal or State law in the state or tribal lands in which the bet or wager is initiated, received, or otherwise made.

Therefore, the UIGEA only applies to online gambling transactions that are already prohibited by other state, federal, or tribal laws. Therefore, in order for the financial transaction to be prohibited by § 5363 of the UIGEA, the bet or wager must be “initiated, received, or otherwise made” in a place where such activity (the bet of wager) violates preexisting state, federal, or tribal law.

At the current time, under our existing Curacao license, we are able to accept wagers from residents of over 149 jurisdictions including Canada, Japan, Germany and South Africa. We do not accept wagers from United States residents at this time and therefore the bet or wager on our platform is not “initiated, received, or otherwise made” in a place where such activity violates preexisting state, federal, or tribal law.

Further, when and if we do launch our platform in the US there will be no random number generators used and all of the games will require skill and/or knowledge whereby all participants ability or likelihood to be able to win the game will be directly related to their skill in the game they are playing. Accordingly, we plan to explore expansion of our esports online wagering platform into the US market place at the appropriate time with appropriate licenses when and if they become applicable.

Intellectual Property

We have not filed to register any patents, trade names or trademarks in any jurisdictions, but we do intend to file applications to register patents, tradenames or trademarks in the near future.

Employees

We currently have four full time employees, nine full time consultants and one part time consultant located in the following countries:

Country	No. of Employees/ Consultants	Responsibilities
European Union	6	Technical and Marketing
Antigua and Barbuda	4	Customer Service and Administration
Canada	2	Administration
United States	2	Creative/marketing

None of these employees are represented by a labor union or subject to a collective bargaining agreement. We have never experienced a work stoppage and our management believes that our relations with employees are good.

Properties

Our executive and business offices are located at 170 Pater House, Psaila Street, Birkirkara, Malta, BKR 9077 where we sub-lease approximately 150 square feet of property in Birkirkara, Malta.

We have access to office and meeting space for a nominal fee, on an as-used basis, in Willemstad, Curacao.

The Company entered into a five year lease agreement with Polskie NieruchomoŚci Sp. Z.O.O. to rent office space starting on July 1, 2018 and terminating on November 20, 2022. For the year ending June 30, 2019 and 2018 the Company expensed $14,021 and $0, respectively, as general and administrative for rent. Minimum payments for successive years ending June 30, are as follows:

2020	52,130
2021	52,130
2022	52,130
2023	21,721
$178,111

Legal Proceedings

From time to time, we are a defendant or plaintiff in various legal actions that arise in the normal course of business.

In September 2018, Boustead Securities, LLC (“Boustead”) notified us via letter of a claim that they were owed $192,664, as well as warrants to purchase 1,417,909 shares of our common stock as compensation for their acting as the placement agent for the sale of our securities between June 2017 and 2018. This matter was then brought to JAMS pursuant to an arbitration clause in the placement agent agreement entered into by the Company and Boustead. It is our position that we have paid Boustead in full for the services it provided to us. We have denied that we owe Boustead any additional cash or warrants and have filed motions to dismiss these claims as well as filed counterclaims against Boustead. We plan to continue to vigorously defend the Company against these claims.

The JAMS arbitration is scheduled for April 2020.

On December 19, 2018, Mr. Bryan Whatley, filed the first amended complaint against the Company in the United States District Court in the District of Nevada for breach of contract in connection with its acting as a finder to assist the Company in finding potential investors. In their complaint, they sought damages in excess of $85,000 plus warrants to purchase shares of the Company’s common stock. The Company filed an answer to the first amended complaint denying the existence of a contract between the Company and Mr. Whatley, among other things. Management believes this claim to be without merit as it is management’s position that there was no contract. We plan to continue to vigorously defend the Company against this claim. The deadline for Mr. Whatley to respond to the Company’s answer was April 12, 2019, and no such response was filed. On April 23, 2019, the Company filed a motion to dismiss with the United States District Court of the State of Nevada. On August 27, 2019, the Company’s motion to dismiss the case was granted.

Yan Rozum, our former director, Chief Technology Officer and the owner of Swiss Interactive, the former licensor of our software platform, recently contacted the Company and made certain allegations related to deficiencies with respect the Company’s SEC disclosure obligations, as well as claims relating to the Company’s payment obligations to him and his affiliated entities. Mr. Rozum threatened to commence legal proceedings regarding these payment claims although no formal proceedings have been commenced as of the date of this prospectus. Mr. Rozum also mentioned to have prepared documents for the Office of the Whistleblower of the SEC. The Company maintains that all such allegations made by Mr. Rozum to be wholly without merit and intends to vigorously defend itself should the need arise.

With the exception of the foregoing, we are not involved in any material disputes and do not have any material litigation matters.

MANAGEMENT

As of the date of this prospectus, our directors, executive officers and significant employees are as follows:

Name	Age	Position(s)
Grant Johnson	59	President, Secretary/ Treasurer, Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors
James S. Cardwell	60	Interim Chief Financial Officer (Principal Financial Officer) (Principal Accounting Officer)
John Brackens	39	Chief Information Officer & Chief Technology Officer
David Watt	61	Director
Chul Woong Lim	37	Director
Alan Alden	57	Director

Background of Officers and Directors

Grant Johnson

Mr. Johnson has been the Chief Executive Officer of the Company since 2013. From 2007 to 2013, Mr. Johnson advised several development stage companies as a sales management and business development consultant. From 2003 to 2007, Mr. Johnson was co-founder, President, Chief Operating Officer and a Director of Swiss Medica Inc., a US publicly listed company which manufactured and sold nutraceutical products online. From 2000 to 2003, Mr. Johnson was founder, President, Chief Executive Officer and a Director of Healthnet International Inc., a US publicly listed company which sold nutraceutical products online. From early 1996 to 1999, Mr. Johnson was Vice President of Starnet Communications International, Inc. and Softec Systems Inc., a market leader in the B2B sector of the online gambling industry. Mr. Johnson obtained his Bachelor of Arts degree in economics and history from the University of Western Ontario in Canada.

James S. Cardwell

James S. Cardwell has more than 35 years of experience in, among other things, U.S. Securities and Exchange Commission (“SEC”) reporting and compliance, financial reporting and tax research and compliance. Since July 2015, Mr. Cardwell has served as Chief Operating Officer and Senior Associate of The CFO Squad LLC, a company which provides chief financial officer support services including, but not limited to, pre-audit services, SEC and tax compliance and financial reporting services to both international and domestic private and public companies. From January 2018 until May 2018, Mr. Cardwell served as interim Chief Financial Officer of VerifyMe, Inc. Mr. Cardwell graduated from Illinois State University with a bachelor of science degree in accounting. Upon graduation, Mr. Cardwell began his career at Arthur Andersen & Co and served as Senior Tax Consultant. For over 30 years, Mr. Cardwell served in various capacities for public and private companies in the entertainment industry including serving as the Chief Financial Officer of S2BN Entertainment, Inc.; the Deputy Director of the National Jazz Museum in Harlem, New York; the Chief Financial Officer of Sibling Entertainment, Inc.; the Chief Executive Officer and director of Good Galaxy Entertainment, Inc.; the Associate Producer of Nunsense Theatrical Company LP and the founder and President of Cardwell Productions. Mr. Cardwell is a certified public accountant in the State of New York.

As described in the “PROSPECTUS SUMMARY — Recent Developments,” in connection with our potential acquisition of Argyll, we will seek to negotiate employment terms with the current Chief Financial Officer of Argyll to serve as our Chief Financial Officer. If we are successful in these negotiations, Mr. Cardwell would resign as Interim Chief Financial Officer.

John Brackens

Mr. Brackens combines over 12 years of experience in information technology senior management following a 4 year career leading customer experience teams. Previously, he had been involved in five organizations within the game industry holding positions including Chief Operating Officer, Treasurer, Foreign Director, and Network Operations Manager. From 2018 through January 2019, Mr. Brackens was the Operations Director for Carte Blanche Entertainment, Inc., an iGaming company. From 2016 to 2017, he was Chief Operating Officer for Sparkjumpers Pte Ltd., a company involved in video game development and eSports tournament events. From January 2014 to January

2016, he was Manager of Network Operations of Activision Blizzard - Demonware an entertainment company that focused on AAA game development. Mr. Brackens studied Electrical Engineering at Arizona State University. On September 26, 2019, Mr. Brackens was appointed chief technology officer of the Company.

David Watt

Mr. Watt is a Fellow of the Chartered Association of Certified Accountants of the UK. Mr. Watt is a Chartered Certified Accountant and a Member of the Institute of Chartered Accountants of the Eastern Caribbean with more than 25 years of finance, accounting and senior management experience. For more than 25 years, Mr. Watt has been Partner in the Antigua based accounting firm Derrick & Watt. Previously, Mr. Watt was Financial Controller for the Blue Waters Hotel and Caribbean Developments (ANU) Ltd., both in Antigua. Prior, Mr. Watt was an Accountant with South Bank Glass Co. Ltd, Input Typesetting Limited, and Cable & Wireless Plc all in London, UK. Mr. Watt is a graduate of South Bank Polytechnic in London, UK.

Chul Woong Lim

Since June 2018 Mr. Lim has been Director of Global Business for Loud Communications based in Seoul, South Korea. Between 2014 and 2018 Mr. Lim was the Secretary General of the International e-Sports Federation (IeSF) based in Seoul, South Korea where he was responsible for relations with 47 national federations, international sports authorities, and global partners, in addition to organizing and operating the eSports World Championship and other international esports tournaments. During 2010, Mr. Lim was Deputy Manager of Sports Marketing with FIRSONS Inc., a Seoul, South Korea based sports events marketing firm. Mr. Lim was one of our Directors between January 30, 2015 and October 26, 2016. Mr. Lim received a B.S. in Physical Education from Seoul National University.

Alan Alden

Mr. Alden has been a specialist in advising remote gaming companies located in Malta since 2000, when he advised the first remote gaming companies as the Senior Manager of Enterprise Risk Services at Deloitte & Touche (Malta). In 2006, Mr. Alden established Kyte Consultants Ltd, a company that specialized in the remote gaming and payment card sectors, to assist companies located in Malta. In 2009, Mr. Alden became a founding director in Contact Advisory Services Ltd, a licensed Company Service Provider (CSP) that offers a complete service to its customers, from company incorporation, to licensing for gaming and financial institutions. Since 2010, Mr. Alden has served as the General Secretary of the Malta Remote Gaming Council. Mr. Alden is a Certified Information Systems Security Professional (“CISSP”) and a Certified Information Systems Auditor (“CISA”). Mr. Alden was also the founding President of the ISACA Malta Chapter between 2005 and 2008. In 2015, Mr. Alden became a Part Time Lecturer on IT Auditing at the University of Malta.

David Watt, Chul Woong Lim and Alan Alden are independent directors as that term is defined in Section 5605(a)(2) of the Nasdaq Stock Market rules.

We believe our directors are qualified to serve for the following reasons:

Name	Reason
Grant Johnson	Experience in online gambling.
David Watt	Experience in finance and accounting.
Chul Woong Lim	Experience with esports.
Alan Alden	Experience advising companies in gaming.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Board Composition and Director Independence

Upon the completion of this offering, our common stock and Unit A Warrants are expected to be listed on The Nasdaq Capital Market. Under the rules of Nasdaq, “independent” directors must make up a majority of a listed company’s Board of Directors. In addition, applicable Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent within the meaning of the applicable Nasdaq rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our board of directors consists of 4 members. The directors will serve until our next annual meeting and until their successors are duly elected and qualified. The Company defines “independent” as that term is defined in Rule 5605(a)(2) of the Nasdaq Stock Market rules.

In making the determination of whether a member of the board is independent, our board considers, among other things, transactions and relationships between each director and his immediate family and the Company, including those reported under the caption “Related Party Transactions.” The purpose of this review is to determine whether any such relationships or transactions are material and, therefore, inconsistent with a determination that the directors are independent. On the basis of such review and its understanding of such relationships and transactions, our board affirmatively determined that David Watt, Chul Woong Lim and Alan Alden are qualified as independent and do not have any material relationships with us that might interfere with his exercise of independent judgment.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee has its own charter, which is available on our website at www.esportsentertainmentgroup.com. Each of the board committees has the composition and responsibilities described below.

Members will serve on these committees until their resignation or until otherwise determined by our Board of Directors.

The members of each committee are David Watt Chul Woong Lim and Alan Alden. David Watt, Chul Woong Lim and Alan Alden are our independent directors within the meaning of the Nasdaq Stock Market rules.

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and oversee the audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting. The specific functions of this Committee include, but are not limited to:

•        selecting and recommending to our Board of Directors the appointment of an independent registered public accounting firm and overseeing the engagement of such firm;

•        approving the fees to be paid to the independent registered public accounting firm;

•        helping to ensure the independence of the independent registered public accounting firm;

•        overseeing the integrity of our financial statements;

•        preparing an audit committee report as required by the SEC to be included in our annual proxy statement;

•        resolving any disagreements between management and the auditors regarding financial reporting;

•        reviewing with management and the independent auditors any correspondence with regulators and any published reports that raise material issues regarding the Company’s accounting policies;

•        reviewing and approving all related-party transactions; and

•        overseeing compliance with legal and regulatory requirements.

Our board has determined that David Watt is currently qualified as an “audit committee financial expert”, as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

Our Compensation Committee assists the board of directors in the discharge of its responsibilities relating to the compensation of the board of directors and our executive officers.

The Committee’s compensation-related responsibilities include, but are not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer;

•        reviewing, approving and recommending to our board of directors on an annual basis the evaluation process and compensation structure for our other executive officers;

•        determining the need for and the appropriateness of employment agreements and change in control agreements for each of our executive officers and any other officers recommended by the Chief Executive Officer or Board of Directors;

•        providing oversight of management’s decisions concerning the performance and compensation of other company officers, employees, consultants and advisors;

•        reviewing our incentive compensation and other equity-based plans and recommending changes in such plans to our Board of Directors as needed, and exercising all the authority of our Board of Directors with respect to the administration of such plans;

•        reviewing and recommending to our Board of Directors the compensation of independent directors, including incentive and equity-based compensation; and

•        selecting, retaining and terminating such compensation consultants, outside counsel or other advisors as it deems necessary or appropriate.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to recommend to the board nominees for election as directors and persons to be elected to fill any vacancies on the board, develop and recommend a set of corporate governance principles and oversee the performance of the board.

The Committee’s responsibilities include:

•        recommending to the Board of Directors nominees for election as directors at any meeting of stockholders and nominees to fill vacancies on the board;

•        considering candidates proposed by stockholders in accordance with the requirements in the Committee charter;

•        overseeing the administration of the Company’s code of business conduct and ethics;

•        reviewing with the entire Board of Directors, on an annual basis, the requisite skills and criteria for board candidates and the composition of the board as a whole;

•        the authority to retain search firms to assist in identifying board candidates, approve the terms of the search firm’s engagement, and cause the Company to pay the engaged search firm’s engagement fee;

•        recommending to the Board of Directors on an annual basis the directors to be appointed to each committee of the Board of Directors;

•        overseeing an annual self-evaluation of the Board of Directors and its committees to determine whether it and its committees are functioning effectively; and

•        developing and recommending to the board a set of corporate governance guidelines applicable to the Company.

The Nominating and Corporate Governance Committee may delegate any of its responsibilities to subcommittees as it deems appropriate. The Nominating and Corporate Governance Committee is authorized to retain independent legal and other advisors, and conduct or authorize investigations into any matter within the scope of its duties.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code is available on our corporate website at www.esportsentertainmentgroup.com. We expect that any amendments to such code, or any waivers of its requirements, will be disclosed on our website.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

•        been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•        had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•        been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•        been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•        been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•        been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Disclosure of Commission Position on Indemnification of Securities Act Liabilities

Our directors and officers are indemnified as provided by the Nevada corporate law and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

EXECUTIVE COMPENSATION

The following table summarizes information concerning the compensation awarded to, earned by, or paid to, our Chief Executive Officer (Principal Executive Officer or PEO) and our two most highly compensated executive officers other than the Principal Executive Officer during fiscal years 2019 and 2018 (collectively, the “Named Executive Officers”) who served in such capacities.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards(1)	Other Annual Compensation	All Other Compensation(1)	Total
Grant Johnson,	2019	$120,000	—	—	—	—	—	$120,000
CEO and President(2)	2018	$120,000	—	—	—	—	—	$120,000
Yan Rozum,	2019	$75,000	—	—	—	—	—	$75,000
Former CTO(3)	2018	$50,000	—	—	—	—	—	$50,000
Christopher Malone	2019	$49,000	—	61,500	—	—	—	$49,000
Former CFO(4)	2018	—	—	—	—	—	—	—

____________

(1)      The fair value of options granted computed in accordance with ASC718 on the date of grant.

(2)      Annual salary of $120,000.

(3)      Annual salary of $75,000. Mr. Rozum commenced as the Company’s Chief Technology Officer on November 22, 2017. Mr. Rozum resigned all of his positions with the Company on September 19, 2019

(4)      Annual salary of $84,000 with a signing bonus stock award of 100,000 shares of common stock. Commenced as CFO on November 16, 2018. Mr. Malone resigned of his position as Chief Financial Officer and director on February 20, 2020

Employment Agreements

Grant Johnson

On June 1, 2017, we entered into an Employment Agreement with Grant Johnson to serve as our Chief Executive, President, Financial and Accounting Officer. The agreement provides for an annual salary of $120,000. The Employment Agreement has a term of two years and automatically extends for successive one-year periods unless terminated by the Company or Mr. Johnson. The agreement also provides for an annual bonus of up to 50% of Mr. Grant’s base salary at the Board’s discretion and entitles Mr. Johnson to receive various employee benefits generally made available to other officers and senior managers of the Company.

Under this agreement, if the Company were to terminate Mr. Johnson’s employment without cause, Mr. Johnson would be entitled to receive all compensation earned but unpaid through the date of termination and a severance payment equal to two months’ base annual salary.

Upon termination Mr. Johnson’s employment because of disability, the Company shall pay or provide Mr. Johnson (i) any unpaid base salary and any accrued vacation through the date of termination; (ii) any unpaid annual bonus accrued with respect to the fiscal year ending on or preceding the date of termination; (iii) reimbursement for any unreimbursed expenses properly incurred through the date of termination; and (iv) all other payments or benefits to which Mr. Johnson may be entitled under the terms of any applicable employee benefit plan, program or arrangement (collectively, “Accrued Benefits”). Upon the termination of Mr. Johnson’s employment because of death, Mr. Johnson’s estate shall be entitled to any Accrued Benefits. Upon the termination Mr. Johnson’s employment by the Company for cause or by either party in connection with a failure to renew the employment agreement, the Company shall pay Mr. Johnson any Accrued Benefits.

Yan Rozum

On November 22, 2017, we entered into an Employment Agreement with Yan Rozum to serve as our Chief Technology Officer. The agreement provides for an annual salary of $75,000, increasing to $120,000 starting the month the Company’s stock commences trading on the Nasdaq Stock Exchange. The Employment Agreement has a term of three years and automatically extends for successive one-year periods unless terminated by the Company or Mr. Rozum. The agreement also provides for grants of stock options and bonuses at the Board’s discretion and entitles Mr. Rozum to receive various employee benefits generally made available to other officers and senior managers of the Company.

Under this agreement, if the Company were to terminate Mr. Rozum’s employment without cause, Mr. Rozum would be entitled to receive all compensation earned but unpaid through the date of termination and a severance payment equal to three month’s base annual salary. In addition, Mr. Rozum would be entitled to an additional one month’s’ salary for each full year of service pursuant to statutory law of Poland.

On September 19, 2019, Mr. Rozum resigned from his positions as Chief Technology Officer and member of the Board of Directors, effective immediately. Upon his resignation his employment agreement was no longer in force or effect and the Company believes it has satisfied any and all amounts due or owing to Mr. Rozum.

Christopher Malone

On November 16, 2018, the Company entered into an employment agreement with Mr. Christopher Malone to serve as the Company’s Chief Financial Officer (the “Malone Employment Agreement”). The term of the Malone Employment Agreement is for one year and shall be automatically extended for additional terms of successive one-year periods (the “Additional Term”) unless the Company or the Executive gives written notice to the other of the termination of Mr. Malone’s employment hereunder at least 90 days prior to the expiration of the initial term or additional term of the Malone Employment Agreement. Mr. Malone is to receive an initial base salary of $84,000 per annum, and if the Company were to list on Nasdaq, the base salary would increase to $120,000 per annum. Mr. Malone Executive is eligible to earn an annual employee stock option bonus in such amount, if any, as determined in the sole discretion of the Board. The Malone Employment Agreement may be terminated with or without cause.

Under this agreement, if the Company were to terminate Mr. Malone’s employment without cause, Mr. Malone would be entitled to receive all compensation earned but unpaid through the date of termination and a severance payment equal to one months’ base annual salary for each full year of employment.

Upon termination Mr. Malone’s employment because of disability, the Company shall pay or provide Mr. Malone (i) any unpaid base fee and any accrued vacation through the date of termination; (ii) any unpaid annual bonus accrued with respect to the fiscal year ending on or preceding the date of termination; (iii) reimbursement for any unreimbursed expenses properly incurred through the date of termination; and (iv) any Accrued Benefits. Upon the termination of Mr. Malone’s employment because of death, Mr. Malone’s estate shall be entitled to any Accrued Benefits. Upon the termination Mr. Malone’s employment by the Company for cause or by either party in connection with a failure to renew the employment agreement, the Company shall pay Mr. Malone any Accrued Benefits.

On February 20, 2020, Mr. Malone resigned from his positions as Chief Financial Officer and member of the Board of Directors, effective immediately.

On February 21, 2020 Mr. Malone’s employment agreement was amended primarily to reflect his new position with the Company as Vice President of Finance. The material terms of the Malone Employment Agreement were unchanged.

John Brackens

On May 9, 2019, the Company entered into an employment agreement with Mr. John Brackens to serve as the Company’s Chief Information Officer (the “May Brackens Employment Agreement”). The term of the Brackens Employment Agreement is for one year (the “Initial Term”) and shall be automatically extended for additional terms of successive one-year periods (the “Additional Term”) unless the Company or Mr. Brakens gives written notice to the other of the termination of Mr. Bracken’s employment hereunder at least 30 days prior to the expiration of the Initial Term or Additional Term of the Brackens Employment Agreement. Mr. Brackens is to receive an initial base salary of $120,000 per annum, and if the Company were to complete a financing in excess of $5,000,000, the base salary would increase to $144,000 per annum. Mr. Brackens is eligible to earn an annual employee stock option bonus in such amount, if any, as determined in the sole discretion of the Board. The Brackens Employment Agreement may be terminated with or without cause. The Company can terminate Mr. Brackens without cause at any time during the first ninety (90) days of the Initial Term of the Brackens Employment Agreement. Upon termination of Mr. Brackens because of disability, the Company shall pay or provide to Mr. Brackens (1) any unpaid salary and any accrued vacation through the date of termination; (2) any unpaid bonus accrued with respect to the fiscal year ending on or preceding the date of termination; (3) reimbursement for any unreimbursed expenses properly incurred through the date of termination; and (4) all other payments or benefits to which he may be entitled under the terms of any applicable employee benefit plan, program or arrangement.

On September 20, 2019, the Company entered in a new employment agreement with Mr. Brackens (the “September Brakens Employment Agreement”). The September Brakens Employment Agreement was entered into specifically to update Mr. Brackens position with the Company as its Chief Technology Officer. All of the material terms of the

May Brakens Employment Agreement remain the same. Under this agreement, if the Company were to terminate Mr. Brackens’ employment without cause, Mr. Brackens would be entitled to receive all compensation earned but unpaid through the date of termination and a severance payment equal to two weeks’ base annual salary for each full year of employment.

Upon termination Mr. Brackens’ employment because of disability, the Company shall pay or provide Mr. Brackens (i) any unpaid base fee and any accrued vacation through the date of termination; (ii) any unpaid annual bonus accrued with respect to the fiscal year ending on or preceding the date of termination; (iii) reimbursement for any unreimbursed expenses properly incurred through the date of termination; and (iv) any Accrued Benefits. Upon the termination of Mr. Brackens’ employment because of death, Mr. Brackens’ estate shall be entitled to any Accrued Benefits. Upon the termination Mr. Brackens’ employment by the Company for cause or by either party in connection with a failure to renew the employment agreement, the Company shall pay Mr. Brackens any Accrued Benefits.

Consulting Agreement

James S. Cardwell

On February 22, 2020, Mr. Cardwell entered into a consulting agreement (the “Cardwell Consulting Agreement”) with the Company. Pursuant to the terms of the Cardwell Consulting Agreement, Mr. Cardwell will perform all duties typically required of a Chief Financial Officer for up to seven (7) hours per month. As compensation for his services, the Company shall pay Mr. Cardwell a minimum of One Thousand Seven Hundred Fifty Dollars ($1,750) per month. The Cardwell Consulting Agreement is for a term of one year. Either party may terminate the agreement upon thirty (30) day written notice.

Compensation-Setting Process/Role of Our Compensation Committee

During 2019, our Compensation Committee and Board of Directors was responsible for overseeing our executive compensation program, establishing our executive compensation philosophy, and determining specific executive compensation, including cash and equity. Our Compensation Committee considers one or more of the following factors when setting executive compensation, as further explained in the discussions of each compensation element below:

•        the experiences and individual knowledge of the members of the committee regarding executive compensation, as we believe this approach helps us to compete in hiring and retaining the best possible talent while at the same time maintaining a reasonable and responsible cost structure;

•        corporate and/or individual performance, as we believe this encourages our executive officers to focus on achieving our business objectives;

•        the executive’s existing equity award and stock holdings; and

•        internal pay equity of the compensation paid to one executive officer as compared to another — that is, that the compensation paid to each executive should reflect the importance of his or her role to the company as compared to the roles of the other executive officers, while at the same time providing a certain amount of parity to promote teamwork.

With our proposed transition to being a company listed on Nasdaq, our compensation program following this offering may, over time, vary significantly from our historical practices. For example, we expect that following this offering, in setting executive compensation, the compensation committee may review and consider, in addition to the items above, factors such as the achievement of predefined milestones, tax deductibility of compensation, the total compensation that may become payable to executive officers in various hypothetical scenarios, the performance of our common stock and compensation levels at public peer companies.

Executive Compensation Program Components

Base Salary

We provide base salary as a fixed source of compensation for our executive officers, allowing them a degree of certainty when having a meaningful portion of their compensation “at risk” in the form of equity awards covering the shares of a company for whose shares there has been limited liquidity to date. The compensation committee recognizes the importance of base salaries as an element of compensation that helps to attract highly qualified executive talent.

Base salaries for our executive officers were established primarily based on individual negotiations with the executive officers when they joined us and reflect the scope of their anticipated responsibilities, the individual experience they bring, the board members’ experiences and knowledge in compensating similarly situated individuals at other companies, our then-current cash constraints, and a general sense of internal pay equity among our executive officers.

The compensation committee does not apply specific formulas in determining base salary increases. In determining base salaries for 2018 for our continuing named executive officers, no adjustments were made to the base salaries of any of our named executive officers as the compensation committee determined, in their independent judgment and without reliance on any survey data, that existing base salaries, taken together with other elements of compensation, provided sufficient fixed compensation for retention purposes.

Outstanding Equity Awards at June 30, 2019

The following table summarizes the outstanding equity award holdings held by our named executive officers at June 30, 2019.

Name	Shares issuable upon exercise of options	Option exercise price ($)	Option expiration date
David Watt	1,334	$10.50	8-1-23
Yan Rozum	5,000	$10.50	8-1-23
Chul Wong Lim	1,334	$10.50	8-1-23

Stock Incentive Plan

We have a Stock Incentive Plan (the “Plan”) which authorizes the issuance of up to 166,667 shares of common stock pursuant to options or shares of common stock granted pursuant to the Plan. The terms and conditions of any options granted, and the terms and conditions of any stock issued, including the price of the shares of common stock issuable on the exercise of options, are governed by the provisions of the Plan and any agreements with the Plan participants.

The following lists, as of June 30, 2019 the options and shares granted pursuant to the Stock Incentive Plan. Each option represents the right to purchase one share of our common stock.

Name of Plan	Total Shares Reserved Under Plan	Shares Reserved for Outstanding Options	Shares Issued as Stock Bonus	Remaining Options/Shares Under Plan
Stock Incentive Plan	166,667	51,942	—	114,726

Pursuant to the Plan, awards may be in the form of Incentive Stock Options, Non-Qualified Stock Options, or Stock Bonuses.

Incentive Stock Options

All of our employees are eligible to be granted Incentive Stock Options pursuant to the Plan as may be determined by our Board of Directors which administers the Plan.

Options granted pursuant to the Plan terminate at such time as may be specified when the option is granted.

The total fair market value of the shares of common stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

In the discretion of the Board of Directors, options granted pursuant to the Plan may include instalment exercise terms for any option such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any option) is first exercisable. However, no option, or any portion thereof may be exercisable until one year following the date of grant. In no event shall an option granted to an employee then owning more than l0% of our common stock be exercisable by its terms after the expiration of five years from the date of grant, nor shall any other option granted pursuant to the Plan be exercisable by its terms after the expiration of ten years from the date of grant.

Non-Qualified Stock Options

Our employees, directors and officers, and consultants or advisors are eligible to be granted Non-Qualified Stock Options pursuant to the Plan as may be determined by our Board of Directors which administers the Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with a capital-raising transaction or promoting our common stock.

Options granted pursuant to the Plan terminate at such time as may be specified when the option is granted.

In the discretion of the Board of Directors options granted pursuant to the Plan may include instalment exercise terms for any option such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any option) is first exercisable. In no event shall an option be exercisable by its terms after the expiration of ten years from the date of grant.

Stock Bonuses

Our employees, directors and officers, and consultants or advisors are eligible to receive a grant of our shares, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with a capital-raising transaction or promoting our common stock. The grant of the shares rests entirely with our Board of Directors which administers the Plan. It is also left to the Board of Directors to decide the type of vesting and transfer restrictions which will be placed on the shares.

Outstanding equity awards held by our officers and directors as of June 30, 2019 are as follows:

Name	Shares issuable upon exercise of options	Option exercise price ($)	Option expiration date
David Watt	1,333	$10.50	8-1-23
Yan Rozum	5,000	$10.50	8-1-23
Chul Wong Lim	1,333	$10.50	8-1-23

Securities Authorized for Issuance under our Stock Incentive Plan as of June 30, 2019:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan
Stock Incentive Plan	51,942	$10.50	114,726

Employee Pension, Profit Sharing or other Retirement Plan

We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

Directors’ Compensation

The table below shows the compensation paid to our directors during the year ended June 30, 2019. Grant Johnson was not compensated for acting as a director during fiscal 2019 and 2018.

Name	Year	Fees Earned or Paid in Cash	Stock Awards(1)		Option Awards(2)		Total
David Watt	2019	$25,000	$		$		$25,000
	2018	$25,000		$—		$10,609	$35,609
Chul Woong Lim	2019	$20,000		$—	$		$20,000
	2018	$8,507		$—		$10,609	$19,116
Yan Rozum	2019	$—		$—		$—	$—
	2018	$5,000		$—		$39,784	$44,784
Allan Alden	2019	$10,000		$—		$—	$10,000
	2018	$—		$—		$—	$—
Christopher Malone	2019	$—		$—		$—	$—
	2018	$—		$—		$—	$—

____________

(1)      The fair value of stock issued for services computed in accordance with ASC718 on the date of grant.

(2)      The fair value of options granted computed in accordance with ASC718 on the date of grant

During the year ended June 30, 2019, no director was also an executive officer of another entity, which had one of our executive officers serving as a director of such entity or as a member of the compensation committee of such entity.

PRINCIPAL SHAREHOLDERS

The following tables set forth certain information regarding our voting shares beneficially owned as of March 27, 2020 and is based on 6,260,340 shares issued and outstanding, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the tables for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of these tables, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of March 27, 2020. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons, any shares that such person or persons has the right to acquire within 60 days of March 27, 2020 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Name and Address of Beneficial Owner	Number	Percent
Grant Johnson(1) 1370 Pilgrims Way Oakville, ON, Canada	3,333,334	53.25%
Christopher Malone(2) 6 Keystone Court Aurora, Ontario Canada L4G 3R3	6,667	*
David Watt(3) Nelson Mandela Dr., Campsite St. John’s, Antigua and Barbuda	3,280	* %
Chul Woong Lim(4) 204-804 Susaek Rd. 100 Seodaemun-gu Seoul, Korea	14,667	* %
Alan Alden	—	* %
All Officers and Directors as a group (five persons)	3,357,948	53.62%
Shawn Erickson(5) 122-201 Rua Figueiredo Magnalhaes Rio de Janeiro, RJ, Brazil	600,000	9.58%
VG-SPV LLC(6) 50 South Steele, Suite 508 Denver, CO 80209	597,463	9.54%
5% Beneficial Shareholders as a Group	1,197,463	19.12%

____________

*        less than 1%

(1)      Second Generation Holdings Trust is a trust controlled by Grant Johnson and currently holds 3,333,334 shares of common stock.

(2)      Includes 6,667 shares of common stock.

(3)      Includes 1,946 shares of common stock and 1,334 options to purchase shares of common stock currently exercisable.

(4)      Includes 13,333 shares of common stock and 1,334 options to purchase shares of common stock currently exercisable.

(5)      Includes 600,000 shares of common stock.

(6)      Includes 419,685 shares of common stock and warrants to purchase 177,778 shares of common stock currently exercisable VG-SPV, LLC is an entity controlled by First Capital Ventures, LLC. Gary Graham is the manager of First Capital Ventures, LLC.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

The following is a description of each transaction since June 30, 2017 and each currently proposed transaction in which:

•        we have been or are to be a participant;

•        the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and

•        any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Our Company’s policy with regard to related party transactions is for the Board as a whole to approve any material transactions involving our directors, executive officers or holders of more than 5% of our outstanding capital stock.

On May 20, 2013, the Company appointed Grant Johnson as President and a Director of the Company. Mr. Johnson is paid $120,000 per year for serving as President. During the years ended June 30, 2019 and 2018, the Company incurred salary of $120,000 to the President of the Company. As of June 30, 2019 and 2018, the Company owed the President $10,000 and $30,975, respectively. As at June 30, 2019 and 2018, the President had received an advance of $0 and $10,000, respectively, towards his next month’s salary, included in prepaid expense.

On January 30, 2015, the Company appointed Chul Woong Alex Lim as a Director of the Company for which he received annual compensation of $20,000. Mr. Lim left the Company as of October 26, 2016. On March 15, 2018, the Company re-appointed Mr. Lim as a Director of the Company. During the years ended June 30, 2019 and 2018, the Company paid $20,000 and $8,507, respectively, in director’s fees. During the 2018 fiscal year, the Company issued 1,334 stock options to Mr. Alex Lim and during the years ended June 30, 2019 and 2018, the Company recorded stock-based compensation expense of $4,703 and $2,447, respectively. As of June 30, 2019 and 2018, the Company owed $5,000 and $1,667, respectively, to Mr. Lim for his director fees.

On March 9, 2015, the Company appointed Yan Rozum as a Director of the Company for which he received annual compensation of $20,000. This independent director stipend was ceased upon Mr. Rozum joining the Company. Director’s fees for Mr. Rozum for the years ended June 30, 2019 and 2018 totaled $0 and $5,000, respectively. On November 22, 2017, the Company appointed Yan Rozum as Chief Technical Officer (“CTO”) of the Company for which he received annual compensation of $75,000. CTO fees for Mr. Rozum for the years ended June 30, 2019 and 2018 totaled $75,000 and $50,000, respectively. During the 2018 fiscal year, the Company issued 5,000 stock options to Mr. Rozum and recorded stock-based compensation expense for years ended June 30, 2019 and 2018 of $17,614 and $9,175, respectively. As of June 30, 2019 and 2018, the Company owed $7,500 and $0, respectively, to Mr. Rozum. On September 19, 2019, Yan Rozum resigned from his positions as Chief Technology Officer and member of the Board, effective immediately. See “Business — Legal Proceedings” for a description of certain claims that Mr. Rozum has recently made against the Company.

On October 26, 2016, the Company appointed David Watt as a Director for which he receives annual compensation of $25,000. Director’s fees for Mr. Watt for years ended June 30, 2019 and 2018 totaled $25,000 and $25,000, respectively. As of June 30, 2019 and 2018, the Company owed $6,250 and $23,059, respectively, to Mr. Watt. During the 2018 fiscal year, the Company issued 1,334 stock options to Mr. Watt and recorded stock-based compensation expense for years ended June 30, 2019 and 2018 of $4,703 and $2,447, respectively. As of June 30, 2019 and 2018, the Company had provided an expense advance of $16,050 and $11,331, respectively, to Mr. Watt.

On December 11, 2017, the Company appointed Michał Kozłowski as VP of Finance. Mr. Kozłowski was paid 20,000 Polish Zloty ($5,367) per month before March 15, 2018 and 25,000 Polish Zloty ($6,709) per month after March 15, 2018. As of June 30, 2019, and 2018, the Company owed Mr. Kozłowski $0. During the years ended June 30, 2019 and 2018, the Company incurred salary of $43,617 and $43,389, respectively, to the VP of Finance. During the years ended June 30, 2019 and 2018, the Company issued 0 and 5,334, respectively, stock options to Mr. Kozlowski and recorded stock-based compensation of $18,019 and $4,670, respectively.

During the year ended June 30, 2019, and 2018, the Company incurred home office expenses of $4,800, and $6,000, respectively, charged by the President of the Company for use of a home office for him and an employee of the Company. As of June 30, 2019, and 2018, the Company owed, to the President $0 and $1,551, respectively, related to rent payments.

During the years ended June 30, 2019 and 2018, Swiss Interactive Software GmbH (“Swiss”) charged the Company software consulting fees of $93,625 and $71,135, respectively, related to the development of the Company’s online gaming website. Mr. Rozum is the controlling shareholder of Swiss and was a director and the CTO of the Company until September 19, 2019. As of June 30, 2019 and 2018, the Company owed $93,625 and $20,000, respectively to Swiss.

On April 7, 2019, we entered into a Software Transfer Agreement with Swiss Interactive for the purchase of the Licensed Software for consideration of $1,700,000 (payable $1,360,000 upon consummation of this offering and $340,000 within 90 days thereafter). On October 4, 2019, the Software Transfer Agreement was amended to extend the time for the Company to complete a Qualified Offering until June 30, 2020.

During the years ended June 30, 2019 and 2018, Ardmore Software SP.Z.O.O. (“Ardmore”) charged the Company IT consulting fees of $235,662 and $183,204, respectively and rent expense, totaling $80,054 and $16,334, respectively. Mr. Rozum is the controlling shareholder of Ardmore and was a director and the CTO of the Company until September 19, 2019. As of June 30, 2019 and 2018, the Company owed $9,230 and $84,869 to Ardmore.

On September 28, 2019, the Company entered into a letter of engagement with Contact Advisory Services (“CAS”), a company service provider controlled in part by Mr. Alan Alden, a Director of the Company. The letter of engagement provides that CAS will provide the Company with assistance and services related to the remote gaming license acquisition process with the Malta Gaming Authority. The services include, but are not limited to, assisting the Company in organizing a company and acquiring a remote gaming license in compliance with the laws and regulations of Malta. The letter of engagement provides that the Company will pay CAS €15,000 for licensing assistance, and €3,500 per operating company established.

On September 30, 2019, the Company entered into a referral agreement with CAS, whereby the Company has agreed to pay a referral fee to CAS in the event the Company consummates an acquisition of a certain target company. If the total value of the completed acquisition is less than $15,000,000, the referral fee will be equal to three-percent (3%) of the total value of the transaction, and if the total value is in excess of $15,000,000 CAS will be entitled to two-percent (2%) of the total value of the transaction.

Related-Party Notes Payable

None.

Policy on Future Related-Party Transactions

All future transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by the audit committee, or a similar committee consisting of entirely independent directors, according to the terms of our Code of Business Conduct and Ethics and our Related-Party Transaction Policies and Procedures.

DESCRIPTION OF SECURITIES

Introduction

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, bylaws and the Nevada Revised Statutes relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Nevada law and is qualified by reference to our certificate of incorporation and our bylaws. You should read the provisions of our certificate of incorporation and our bylaws as currently in effect for provisions that may be important to you.

On January 28, 2020, we effected a 1-for-15 reverse stock split of our outstanding common stock, which caused our then outstanding common stock to decrease from 93,395,890 to 6,227,006 while keeping our authorized capitalization unchanged.

Units

Each unit consists of one share of common stock, $0.001 par value per share, and two warrants (Unit A Warrant and Unit B Warrant), each to purchase one share of our common stock, each as described further below. The common stock and warrants will be immediately separable and will be issued separately.

Authorized Capital Stock

We are currently authorized to issue up to 510,000,000 shares of capital stock consisting of: 500,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value of $0.001 per share. As of March 27, 2020, 6,260,340 shares of common stock were issued and outstanding and there were no shares of preferred stock outstanding.

Common Stock

We are authorized to issue 500,000,000 shares of common stock. Holders of our common stock are each entitled to cast one vote for each share held of record on all matters presented to the shareholders. Cumulative voting is not allowed; hence, the holders of a majority of our outstanding common shares can elect all directors.

Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued. There is no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series as may be determined by our Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors. Our directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by our management. As of the date of this prospectus, we had not issued any shares of preferred stock.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval, except as may be required under the listing rules of any stock exchange on which our common stock is then listed. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Warrants Offered Hereby

The following summary of certain terms and provisions of the warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the form of the warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part of. Prospective investors should carefully review the terms and provisions set forth in the form of warrant.

Unit A Warrants

Exercisability.    The Unit A Warrants are exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The Unit A Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the warrant, the holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise (or, upon election by a Holder prior to the issuance of any Unit A Warrants, 9.99%), as such percentage ownership is determined in accordance with the terms of the Unit A Warrants.

Cashless Exercise.    In the event that a registration statement covering shares of common stock underlying the Unit A Warrants, is not available for the issuance of such shares of common stock underlying the Unit A Warrants, the holder may, in its sole discretion, exercise the warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. In no event shall we be required to make any cash payments or net cash settlement to the registered holder in lieu of issuance of common stock underlying the Unit A Warrants.

Certain Adjustments.    The exercise price and the number of shares of common stock purchasable upon the exercise of the Unit A Warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common stock.

Transferability.    Subject to applicable laws, the Unit A Warrants may be transferred at the option of the holders upon surrender of the Unit A Warrants to our Transfer Agent together with the appropriate instruments of transfer.

Warrant Agent and Exchange Listing.    The Unit A Warrants will be issued in registered form under a warrant agency agreement between Vstock Transfer LLC, as warrant agent, and us.

Fundamental Transactions.    If, at any time while the Unit A Warrants are outstanding, (1) we consolidate or merge with or into another corporation and we are not the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of our shares of common stock are permitted to sell, tender or exchange their shares of common stock for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding shares of common stock, (4) we effect any reclassification or recapitalization of our shares of common stock or any compulsory share exchange pursuant to which our shares of common stock are converted into or exchanged for other securities, cash or property, or (5) we consummate a stock or share purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of our outstanding shares of common stock, each a “Fundamental Transaction,” then upon any subsequent exercise of the Unit A Warrants, the holder thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction.

Rights as a Stockholder.    Except as otherwise provided in the Unit A Warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Beneficial Ownership Limitation.    Holder’s exercise shall be limited 4.99% of the Company’s outstanding common stock (or, upon election by a Holder prior to the issuance of any Unit A Warrants, 9.99%) of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise. The Holder, upon notice to the Company, may increase or decrease the beneficial ownership limitation provided that the beneficial ownership limitation in no event exceeds 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of the warrant held by the Holder. Any increase in the beneficial ownership limitation will not be effective until the 61st day after such notice is delivered to the Company.

Governing Law.    The Unit A Warrants and the warrant agency agreement are governed by New York law.

Unit B Warrants

Exercisability.    The Unit B Warrants are exercisable immediately upon issuance and at any time up to the date that is one year from the date of issuance. The Unit B Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise. Unless otherwise specified in the Unit B Warrant, the holder will not have the right to exercise any portion of the Unit B Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise (or, upon election by a Holder prior to the issuance of any Unit B Warrants, 9.99%), as such percentage ownership is determined in accordance with the terms of the Unit B Warrants.

Certain Adjustments.    The exercise price and the number of shares of common stock purchasable upon the exercise of the Unit B Warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common stock.

Transferability.    Subject to applicable laws, the Unit B Warrants may be transferred at the option of the holders upon surrender of the Unit B Warrants to our Transfer Agent together with the appropriate instruments of transfer.

Fundamental Transactions.    If, at any time while the Unit B Warrants are outstanding, (1) we consolidate or merge with or into another corporation and we are not the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of our shares of common stock are permitted to sell, tender or exchange their shares of common stock for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding shares of common stock, (4) we effect any reclassification or recapitalization of our shares of common stock or any compulsory share exchange pursuant to which our shares of common stock are converted into or exchanged for other securities, cash or property, or (5) we consummate a stock or share purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of our outstanding shares of common stock, each a “Fundamental Transaction,” then upon any subsequent exercise of the Unit B Warrants, the holder thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the Unit B Warrant, and any additional consideration payable as part of the Fundamental Transaction.

Rights as a Stockholder.    Except as otherwise provided in the Unit B Warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a Unit B Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Unit B Warrant.

Beneficial Ownership Limitation.    Holder’s exercise shall be limited 4.99% of the Company’s outstanding common stock (or, upon election by a Holder prior to the issuance of any Unit B Warrants, 9.99%) of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise. The Holder, upon notice to the Company, may increase or decrease the beneficial ownership limitation provided that the beneficial ownership limitation in no event exceeds 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of the Unit B Warrant held by the Holder. Any increase in the beneficial ownership limitation will not be effective until the 61st day after such notice is delivered to the Company.

Governing Law.    The Unit B Warrants are governed by New York law.

Limitation on Directors’ Liability

The Nevada Revised Statutes limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our Amended and Restated Bylaws include provisions that require the company to indemnify our directors or officers against monetary damages for actions taken as a director or officer of our Company. We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents for certain liabilities. Our Amended and Restated Articles of Incorporation do not contain any limiting language regarding director immunity from liability.

The limitation of liability and indemnification provisions under the Nevada Revised Statutes and our Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Nevada Anti-Takeover Statute

We may be subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Corporation Law Sections 78.411-78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the corporation’s capital stock entitled to vote.

UNDERWRITING

Maxim Group LLC is acting as representative of the underwriters (the “Representative”). Subject to the terms and conditions of an underwriting agreement between us and the Representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of units listed next to its name in the following table:

Name of Underwriter	Number of Units
Maxim Group LLC
Joseph Gunnar & Co. LLC
Total

The underwriters are committed to purchase all the units offered by us other than those covered by the over-allotment option described below, if any, are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The underwriters are not obligated to purchase the units covered by the underwriters’ over-allotment option described below. The underwriters are offering the units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts and Commissions

The underwriters propose initially to offer the units to the public at the public offering price set forth on the cover page of this prospectus and to dealers at those prices less a concession not in excess of $[ ] per unit. If all of the units offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus by filing of a post-effective amendment to this registration statement.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the representatives of the underwriters.

	Per Unit	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Public offering price	$	$	$
discount	$	$	$
Non-accountable expense allowance	$	$	$
Proceeds, before expenses, to us	$	$	$

We have agreed to pay a non-accountable expense allowance to the representative of the underwriters equal to 1% of the gross proceeds received at the closing of the offering (excluding any proceeds received upon any subsequent exercise of the over-allotment option).

We have also agreed to pay the representative’s expenses relating to the offering, including (a) all actual filing fees incurred in connection with the review of this offering by the Financial Industry Regulatory Authority, or FINRA, and all fees and expenses relating to the listing of our shares of common stock and Unit A Warrants on Nasdaq; (b) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $15,000 in the aggregate; (c) all actual fees, expenses and disbursements relating to the registration or qualification of securities offered under state securities laws, or “blue sky” laws, or under the securities laws of foreign jurisdictions designated by the representative, including reasonable fees and disbursements of “blue sky” counsel not to exceed $5,000; (d) all actual fees, expenses and disbursements relating to the registration, qualification or exemption of our shares of common stock and warrants under the securities laws of such foreign jurisdictions as the representative may reasonably designate; (e) the costs of all mailing and printing of the underwriting documents as the representative may reasonably deem necessary; (f) the costs associated with two sets of bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones in an aggregate amount not to exceed $5,000; (g) the fees and expenses of the representative’s legal counsel not to exceed $100,000, $25,000 of which has been paid in advance and will be returned to us to the extent that offering expenses are not actually incurred in compliance with FINRA Rule 5110(f)(2)(C); (h) $19,500 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; (i) up to $20,000 of the representative’s actual accountable road show expenses for the offering provided that such amount shall be $40,000 to the extent roadshows take place outside of the United States; and (j) the representatives’ cost of mailing prospectuses to potential investors, provided, however, that expenses that are set forth in clauses (b), (f), (g) and (i) above shall not exceed $140,000 in the aggregate.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount and non-accountable expense allowance, will be approximately $500,000.

Over-Allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase up to 300,000 additional shares of our common stock and/or warrants to purchase up to 600,000 shares of our common stock from us, to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares and/or warrants included in the units covered by the option at the public offering price per share or warrant that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $11,500,000 and the total net proceeds, before expenses, to us will be $10,580,000.

Representative’s Warrants

We have agreed to issue to the representative the representative’s warrants to purchase up to 200,000 shares of common stock (5% of the shares of common stock sold in this offering, plus 5% of the shares of common stock issuable upon exercise of the Unit A Warrants sold in this offering). We are registering hereby the issuance of the representative’s warrants and the shares of common stock issuable upon exercise of the warrants. The representative’s warrants are exercisable for cash or on a cashless basis at a per share exercise price equal to 125% of the public offering price per unit in the offering and expiring on a date which is no more than five years from the effectiveness of the offering. Except as described above or as summarized below, the representative’s warrants will be in substantially the same form as the warrants included in this offering except that the representative’s warrants will expire on the fifth anniversary of the date of effectiveness of the registration statement of which this prospectus forms a part. The representative’s warrants and the shares of common stock underlying the warrants have been deemed compensation by FINRA and are, therefore, subject to a 360-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The representatives (or permitted assignees under the Rule) will not sell, transfer, assign, pledge or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of these warrants or the underlying securities for a period of 360 days after the effective date. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Placement Agent Warrant

In connection with the Company’s 2018 private placement (the “2018 Private Placement”) of $2,200,000 principal amount of convertible notes and warrants, Joseph Gunnar & Co., LLC (the “Placement Agent”) and the Company entered into an engagement agreement, dated October 8, 2018 (the “Engagement Agreement”). In connection with the Company’s 2019 private placement (the “2019 Private Placement”) of up to $1,100,000 principal amount of convertible notes and warrants, the Placement Agent and the Company entered into an engagement agreement dated August 6, 2019, (the “2019 Engagement Agreement”). Pursuant to these engagements, at the various closings, the Company issued to the Placement Agent common stock purchase warrants (the “Agent Warrants”) to purchase an aggregate of 69,667 shares of the Company’s common stock at the same exercise price as the warrants issued to investors in such private placements.

The Company and the Placement entered into an Exchange Agreement dated as of January 29, 2020 pursuant to which effective immediately prior the effectiveness of this Registration Statement, all Agent Warrants will be exchanged into warrants to purchase 69,667 shares of Common Stock (the “Replacement Agent Warrants”). The Replacement Agent Warrants will be exercisable for cash or on a cashless basis at a per share exercise price equal to $6.25, which price reflects 125% of the public offering price of the Units issued in the Offering. The Replacement Agent Warrants shall expire on a date which is five years from the effectiveness of this Registration Statement and shall be subject to a 360-day lock up pursuant to Rule 5110(g)(1) of FINRA. The holders of the Replacement Agent Warrants (or the permitted assignees under the Rule) will not sell, transfer, assign, pledge or hypothecate these warrants or securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of these warrants or the underlying securities for a period of 360 days after the effective date. The exercise price and number of shares of Common Stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock split, stock dividend, recapitalization, reorganization or similar event involving the Company. In addition, the Replacement Agent Warrants shall provide for demand and piggyback registration rights in compliance with applicable Finra rules.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we, our executive officers and directors, and certain of our stockholders, have agreed, without the prior written consent of the Representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of the Company or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of 365 days from the date of this prospectus, in the case of our directors and officers, and 180 days from the date of this prospectus, in the case of certain of our principal stockholders. In addition, we have reached agreement with certain holders of convertible notes and warrants to restrict the sale or other transfer of the securities to be received upon conversion of their notes upon the closing of this offering, as well as shares of our common stock issued upon the exchange of warrants that were issued in the prior bridge offering. Such agreements vary, with some agreements restricting such sale or transfer for 120 days from the date of this prospectus and other agreements, some of which are still being negotiated, limited to “dribble out” provisions pursuant to which such holders will have the ability to sell or otherwise transfer a prescribed number of our shares of common stock during the two month period following the date of this prospectus. No assurance can be provided that we will come to final terms with all of these holders.

Right of First Refusal and Certain Post-Offering Investments

We have granted the representatives a right of first refusal, for a period of twenty four (24) months after the closing of the offering, to act as sole and exclusive investment banker, book-runner, financial advisor, underwriter and/or placement agent, at the Representative’s sole and exclusive discretion, for each and every future public and private equity and debt offering, including all equity linked financings (each, a “Subject Transaction”), during such twenty-four (24) month period, of the Company, or any successor to or subsidiary of the Company, on terms and conditions customary to the Representative for such Subject Transactions. In addition, the Company has also agreed to pay the underwriters a cash fee of 7% in the event investors previously directly introduced to the Company by the underwriters provide capital to the Company during the period commencing 91 days following the closing of the offering and continuing for a period of 18 months thereafter.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

OTCQB and Nasdaq Capital Market

Our shares of common are quoted on the OTCQB under the symbol “GMBL” We have applied to list our common stock and Unit A Warrants on The Nasdaq Capital Market under the symbol “GMBL” and “GMBLW,” respectively. No assurance can be given that such listings will be approved; however, it is a condition of the underwriters’ obligation that our shares of common stock and Unit A Warrants have been approved for listing on The Nasdaq Capital Market.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

•        Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

•        Over-allotment transactions involve sales by the underwriters of securities in excess of the number of securities that underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing securities in the open market.

•        Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the over-allotment option. If the underwriters sell more securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

•        Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be effected on The Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriters and selling group members may also engage in passive market making transactions in the our common stock. Passive market making consists of displaying bids limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the shares of common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares of securities to underwriters and selling group members for sale to their online brokerage account holders. internet distributions will be allocated by the representative to underwriters and selling group members that may make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part.

Other Relationships

From time to time, certain of the underwriters and their affiliates have provided, and may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

Market Information

Prior to this offering, our common stock traded on the OTCQB Marketplace with very limited daily trading volume. The public offering price will be determined by discussions between us and the representatives of the underwriters. In addition to prevailing market conditions, the factors to be considered in these discussions will include:

•        an assessment of our management and the underwriters as to the price at which investors might be willing to participate in this offering;

•        the price and trading history (including trading volume of our common stock on the OTCQB Marketplace);

•        the history of, and prospects for, our company and the industry in which we compete;

•        our past and present financial information;

•        our past and present operations, and the prospects for, and timing of, our future revenues;

•        the present state of our development; and

•        the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the public offering price.

Offer and Sale Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

In relation to each Member State of the European Economic Area that has implemented the Prospectus Regulation (each, a “Relevant Member State”) an offer to the public of our securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our securities may be made at any time under the following exemptions under the Prospectus Regulation:

(a)     to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b)    to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

(c)     in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of our securities shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to our securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our securities to be offered so as to enable an investor to decide to purchase our securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreintd’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Hong Kong

The securities may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our securities that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ — $$ — Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•        to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•        in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•        made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•        in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where our securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where our securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is VStock Transfer, LLC with an address at 18 Lafayette Pl, Woodmere, NY 11598.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Lucosky Brookman LLP. Certain legal matters in connection with this offering have been passed upon for the underwriters by Littman Krooks LLP.

EXPERTS

The consolidated balance sheet of Esports Entertainment Group, Inc. for the year ended June 30, 2019, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the year then ended, have been audited by Rosenberg Rich Baker Berman P.A., an independent registered public accounting firm, as set forth in its report appearing herein and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

The consolidated balance sheet of Esports Entertainment Group, Inc. for the year ended June 30, 2018, and the related consolidated statement of operations and comprehensive loss, consolidated statement of cash flows, and consolidated statement of changes in stockholders’ equity, have been audited by McGovern Hurley LLP, a Professional Corporation, an independent registered public accounting firm, as set forth in its report appearing herein and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement, including the exhibits and schedules thereto.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an internet web site, which is located at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s internet web site. We are subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC.

ESPORTS ENTERTAINMENT GROUP, INC.

Esports Entertainment Group, Inc.
Condensed Consolidated Balance Sheets

	December 31, 2019	June 30, 2019
	(Unaudited)
ASSETS

Current assets
Cash	$53,283	$43,412
Prepaid expenses and other current assets - related parties	69,390	190,280
Prepaid expenses and other current assets	154,342	213,817
Total current assets	277,015	447,509

Fixed assets	12,145	16,577
Intangible assets	3,000	81,226
Other non-current assets	6,833	16,480

TOTAL ASSETS	$298,993	$561,792

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Accounts payable and accrued expenses	$833,662	$607,448
Due to shareholder	1,551	1,551
Convertible note	3,356,054	290,720
Derivative liabilities	5,590,540	4,655,031

Total liabilities	9,781,807	5,554,750

Stockholders’ equity (deficit)
Common stock $0.001 par value; 500,000,000 shares authorized, 5,937,670 and 5,849,208 shares issued and outstanding as of December 31, 2019 and June 30, 2019, respectively	5,938	5,849
Additional paid-in capital	6,573,865	4,955,380
Equity to be issued	30,000	230,000
Accumulated deficit	(16,092,617)	(10,184,187)
Total stockholders’ deficit	(9,482,814)	(4,992,958)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$298,993	$561,792

The accompanying notes are an integral part of these condensed consolidated financial statements.

Esports Entertainment Group, Inc.
Condensed Interim Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2019	2018	2019	2018
Operating expenses:
General and administrative	$668,878	$514,781	$1,361,812	$1,387,560

Total operating expenses	668,878	514,781	1,361,812	1,387,560

Operating loss	(668,878)	(514,781)	(1,361,812)	(1,387,560)

Interest expense	(1,550,418)	(797,509)	(2,262,313)	(797,652)
Net amortization of debt discount and premium on convertible debt	(840,170)	(55,621)	(550,259)	(55,621)
Change in fair market value of derivative liabilities	16,631	(756,053)	1,087,347	(756,053)
Loss on extinguishment of debt	—	—	(2,795,582)	—
Impairment of intangible asset	(67,131)		(67,131)
Gain on settlement of debt	42,896	—	42,896
Foreign Exchange Loss	(1,577)	—	(1,577)	—

Loss before income taxes	(3,068,646)	(2,123,964)	(5,908,430)	(2,996,886)

Income tax expense	—	—	—	—

Net loss and comprehensive loss	$(3,068,646)	$(2,123,964)	$(5,908,430)	$(2,996,886)
Basic and diluted loss per common share	$(0.52)	$(0.37)	$(1.00)	$(0.52)

Weighted average number of common shares outstanding, basic and diluted	5,924,230	5,811,900	5,893,513	5,749,997

The accompanying notes are an integral part of these condensed consolidated financial statements.

Esports Entertainment Group, Inc.
Condensed Interim Consolidated Statements of Changes in Stockholders Equity (Deficit)
(Unaudited)

	Common Stock		Additional paid-in capital	Equity to be issued	Accumulated Deficit	Total
	Shares	Amount
Balance as at July 1, 2019	5,849,208	$5,849	$4,955,380	$230,000	$(10,184,187)	$(4,992,958)
Common stock and warrants issued for services	16,667	17	199,983	(200,000)	—	—
Stock based compensation	—	—	55,672	—	—	55,672
Net loss for the period	—	—	—	—	(2,839,784)	(2,839,784)
Balance as at September 30, 2019	5,865,875	5,866	5,211,035	30,000	(13,023,971)	(7,777,070)
Common stock issued for services	8,889	9	57,991	—	—	58,000
Common stock issued for waiver agreement	5,435	5	26,897	—	—	26,902
Warrants exercised for cash	4,444	4	9,996	—	—	10,000
Non-cash warrant exercised	53,027	53	1,222,549	—	—	1,222,602
Stock based compensation	—	—	45,397	—	—	45,397
Net loss for the period	—	—	—	—	(3,068,646)	(3,068,646)
Balance as at December 31, 2019	5,937,670	$5,938	$6,573,865	$30,000	$(16,092,617)	$(9,482,814)

Balance as at July 1, 2018	5,572,084	$5,572	$3,684,266	$379,102	$(3,802,822)	$266,118
Common stock issued for services	11,000	11	139,489	(127,500)	—	12,000
Reduction in equity to be issued upon issuance of common stock	13,778	14	30,986	(31,000)	—	—
Warrants exercised for cash	195,111	195	468,804	(220,602)	—	248,397
Issuance of stock options	—	—	126,829	—	—	126,829
Equity to be issued	—	—	—	62,000	—	62,000
Net loss for the period	—	—	—	—	(872,923)	(872,923)
Balance as at September 30, 2018	5,791,973	5,792	4,450,374	62,000	(4,675,745)	(157,579)
Common stock issued for services	9,000	9	88,491	—	—	88,500
Warrants exercised for cash	17,568	18	39,878	—	—	39,896
Issuance of stock options	—	—	41,630	—	—	41,630
Equity to be issued	—	—	—	(62,000)	—	(62,000)
Net loss for the period	—	—	—	—	(2,123,963)	(2,123,963)
Balance as at December 31, 2018	5,818,541	$5,819	$4,620,373	$—	$(6,799,708)	$(2,173,516)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Esports Entertainment Group, Inc.
Condensed Interim Consolidated Statements of Cash Flows
(Unaudited)

	For the Six Months Ended December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(5,908,430)		$(2,996,886)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	101,069		168,459
Stock and units issued for services	228,891		100,500
Amortization and depreciation	15,527		25,664
Impairment of intangible asset	67,131		—
Net amortization of debt discount and premium on convertible debt	550,259		55,621
Change in the fair market value of derivative liabilities	(1,087,347)		756,053
Loss on extinguishment of debt	2,795,582		—
Non-cash interest expense	2,064,749		436,273
Gain on settlement of debt	(42,896)		—
Changes in operating assets and liabilities:
Accounts receivable	—		(835)
Prepaid expenses	19,123		164,141
Accounts payable and accrued expenses	226,214		352,453
Net cash used in operating activities	(970,129)		(938,557)

Cash flows from investing activities:

Rent security deposit	—		(16,480)
Purchase of intangible assets	—		(1,869)
Purchase of equipment	—		—
Net cash used in investing activities	—		(18,349)

Cash flows from financing activities:

Proceeds from promissory convertible note	1,160,000		2,050,000
Repayment of promissory convertible note	(105,000)		(56,500)
Deferred financing costs	(85,000)		(410,772)
Proceeds from exercise of warrants	10,000		288,290
Net cash provided by financing activities	980,000		1,871,018

Net increase in cash	9,871		914,112

Cash, beginning of period	43,412		100,167

Cash, end of period	$53,283		$1,014,279

SUPPLEMENTAL CASH FLOW INFORMATION:
CASH PAID FOR:
Interest	$—		$—
Income taxes	$—		$—

SUPPLEMENTAL DISLCOSURE OF NON-CASH FINANCING ACTIVITIES:
Extinguishment of derivative liability associated with extinguishment of convertible notes	$1,426,323		$—
Extinguishment of debt discount associated with extinguishment of convertible notes	$1,909,280		$—
Debt discount and derivative liability associated with amended and restated note	$1,565,617		$—
Increase in principal amount of convertible debt associated with amended and restated note	$660,000		$—
Derivative liability associated with convertible notes entered into	$1,136,231		$—
Debt discount associated with convertible notes entered into	$1,276,000		$—
Extinguishment of derivative liability associated with cashless warrant exercise	$1,222,602		$—
Original issuance discount of convertible notes	$116,000	$

The accompanying notes are an integral part of these condensed consolidated financial statements.

Esports Entertainment Group, Inc.
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
December 31, 2019
(Unaudited)
(Expressed in U.S. dollars)

Note 1 — Nature of Operations

Esports Entertainment Group, Inc. (formerly VGambling Inc.) (the “Company”) was incorporated in the state of Nevada on July 22, 2008. On April 18, 2017, the majority of the shareholders of the Company’s common stock voted to approve a change of the name of the Company from VGambling, Inc. to Esports Entertainment Group, Inc.

The Company operates a licensed online gambling platform focused purely on the esports industry. Utilizing our peer-to-peer wagering system, we offer real money betting exchange style wagering on esports events from around the world in a secure environment. A betting exchange allows players to bet against one another rather than a bookmaker. Players can offer odds to, or request odds from, other players who wish to wager. Where traditional bookmakers risk going head-to-head with gamblers on markets, a betting exchange takes on no risk on the particular outcome of an event. Instead, a betting exchange provides the platform for its customers to match bets against one another and takes a small commission on winnings. Betting exchanges are becoming an increasingly integral part of the global gambling landscape, in many cases enabling customers to obtain better odds, more transparency and an experience that feels intuitively fairer. Further, the platform also facilitates gambling through “pool betting” whereby a group of people, be it a fan base of a team or a player or a group of friends and family, can pay a fixed price into a “pool” and then make a selection on an outcome, related to a tournament or game in esport. After the event has finished, those that selected the winner get an equal share of the pool.

At the current time, under our existing Curacao license, we are able to accept wagers from residents of over 149 jurisdictions including Canada, Japan, Germany and South Africa. We do not accept wagers from United States residents at this time.

Note 2 — Basis of Presentation and Going Concern

The Company is in the development stage and has not yet realized profitable operations and has relied on non-operational sources to fund operations. The Company has incurred recurring losses and additional future losses are anticipated as the Company has not yet been able to generate revenue. The Company’s activities are subject to significant risks and uncertainties, including failing to obtain the licenses required to operate its gambling business, failing to secure the additional funding required to fully operationalize the Company’s business, and the risk of existing or future competitors offering similar or more advanced technology.

These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. As of December 31, 2019, the Company had an accumulated deficit of $16,092,617 and a working capital deficiency of $9,504,792. The Company has not generated any revenues during the six months ended December 31, 2019 and 2018. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations.

These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. Management’s evaluations are based on relevant conditions and events that are known and reasonably to be knowable as of March 27, 2020. Based on the information above, management believes that it is probable that management will be unable to meet its obligations as they come due within one year that the financial statements are issued.

These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Such adjustments could be material.

Esports Entertainment Group, Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

December 31, 2019

(Unaudited)

(Expressed in U.S. dollars)

Note 3 — Summary of Significant Accounting Policies

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows:

Basis of presentation and principles of consolidation

The accompanying unaudited condensed consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) set forth in Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited interim financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Unaudited interim results are not necessarily indicative of the results for the full fiscal year. These financial statements should be read along with the Annual Report filed on Form 10-K of the Company for the annual period ended June 30, 2019. The consolidated balance sheet as of June 30, 2019 was derived from the audited consolidated financial statements as of and for the year ended. The consolidated statements include the accounts of the Company and its wholly owned subsidiaries Esports Services Antigua Ltd., Vie Esports Services B.V., Esports Services (Malta) Limited and Esports Entertainment (Malta) Ltd. All material intercompany transactions and balances have been eliminated on consolidation. Certain reclassifications have been made to the prior period condensed consolidated financial statements to conform to the current period presentation.

Income (Loss) Per Share

Basic income (loss) per share is computed by dividing net loss attributable to common shareholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period. In periods of losses, diluted loss per share is computed on the same basis as basic loss per share as the inclusion of any other potential shares outstanding would be anti-dilutive.

The following securities were excluded from weighted average diluted common shares outstanding for the six months ended December 31, 2019 and 2018 because their inclusion would have been antidilutive.

	As of December 31,
	2019	2018
Common stock equivalents:
Common stock options	51,942	46,608
Warrants issued with notes and placement agent warrants	807,717	436,765
Convertible notes	375,834	537,778
Equity to be issued	2,667	—
Totals	1,238,160	1,021,151

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements.

In February 2016, the FASB issued Accounting Standards Codification (ASC) 842, Leases, which requires lessees to recognize most leases on their balance sheets as a right-of-use asset with a corresponding lease liability. Lessor accounting under the standard is substantially unchanged. Additional qualitative and quantitative disclosures are also required. The Company adopted the standard effective July 1, 2019 using the cumulative-effect adjustment transition

Esports Entertainment Group, Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

December 31, 2019

(Unaudited)

(Expressed in U.S. dollars)

Note 3 — Summary of Significant Accounting Policies (cont.)

method, which applies the provisions of the standard at the effective date without adjusting the comparative periods presented. The Company adopted all practical expedients and elected the following accounting policies related to this standard:

•        Short-term lease accounting policy election allowing lessees to not recognize right-of-use assets and liabilities for leases with a term of twelve months or less; and

•        The option to not separate lease and non-lease components for equipment leases.

The package of practical expedients applied to all of its leases, including (i) not reassessing whether any expired or existing contracts are or contain leases, (ii) not reassessing the lease classification for any expired or existing leases, and (iii) not reassessing initial direct costs for any existing leases.

Adoption of this standard did not result in the recognition of operating lease right-of-use assets or liability as of July 1, 2019. The Company’s accounting for finance leases remained substantially unchanged. The standard did not materially impact operating results or liquidity.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for nonemployee share-based payment transactions. The amendments specify that Topic 718 applies to all share- based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The guidance was adopted effective July 1, 2019, and the adoption of this ASU did not have a material effect on its consolidated financial statements.

In July 2017 the FASB issued ASU 2017-11, “Earnings Per Share (Topic 260) Distinguishing Liabilities from Equity (Topic 480) Derivatives and Hedging (Topic 815),” which addresses the complexity of accounting for certain financial instruments with down round features. The ASU, among other things, eliminates the need to consider the effects of down round features when analyzing convertible debt, warrants and other financing instruments. On July 1, 2019, the Company adopted this standard, as a result, freestanding equity-linked financial instruments (or embedded conversion options) no longer are accounted for as a derivative liability at fair value as a result of the existence of a down round feature.

The following are new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other- Internal-Use Software (Subtopic 350-40). This ASU addresses customer’s accounting for implementation costs incurred in a cloud computing arrangement that is a service contract and also adds certain disclosure requirements related to implementation costs incurred for internal-use software and cloud computing arrangements. The amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). This ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted. The amendments in this ASU can be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Company is evaluating the effect of adopting this new accounting guidance to determine the impact it may have on the Company’s financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820). The ASU eliminates such disclosures as the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy. The ASU adds new disclosure requirements for Level 3 measurements. This ASU is effective for fiscal years beginning after

Esports Entertainment Group, Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

December 31, 2019

(Unaudited)

(Expressed in U.S. dollars)

Note 3 — Summary of Significant Accounting Policies (cont.)

December 15, 2019, and interim periods within those fiscal years, with early adoption permitted for any eliminated or modified disclosures. The Company is evaluating the effect of adopting this new accounting guidance to determine the impact it may have on the Company’s financial statements.

Note 4 — Fixed Assets

Fixed assets as of December 31, 2019 and June 30, 2019 consists of the following:

	December 31, 2019	June 30, 2019
Computer equipment	$14,450	$14,450
Furniture and equipment	20,241	20,241
Total	34,691	34,691
Accumulated depreciation	(22,546)	(18,114)
Net carrying value	$12,145	$16,577

During the six months ended December 31, 2019 and 2018, the Company recorded total depreciation expense of $4,432 and $4,477, respectively.

Note 5 — Intangible Assets

Intangible assets as of December 31, 2019 and June 30, 2019 consists the following:

	December 31, 2019	June 30, 2019
Online gaming website	$127,133	$127,133
Accumulated amortization	(63,002)	(45,907)
Impairment of intangible assets	(67,131)	—
Net carrying value	$3,000	$81,226

During the six months ended December 31, 2019 and 2018, the Company recorded total amortization expense of $11,095 and $21,187, respectively.

During the six months ended December 31, 2019 and 2018, the Company recorded total impairment expense of $67,131 and $0, respectively.

Note 6 — Related Party Transactions

The Company entered into transactions and owes balances related to cash to officers and directors.

a)      The Company currently leases office space from the Chief Executive Officer of the Company, Grant Johnson. During the six months ended December 31, 2019 and 2018, the Company incurred rent of $3,000 for both periods, charged by its Chief Executive Officer. As of December 31, 2019 and 2018, the Company owed $0 and $1,551, respectively, to its Chief Executive Officer related to rent payments.

b)      The Company provides an expense advance to David Watt, a Director of the Company. For the six months ended December 31, 2019 and 2018, the Company had provided an expense advance of $19,337 and $11,331, respectively, to Mr. Watt. As of December 31, 2019 and June 30, 2019, the Company included in prepaid expenses and other current assets – related party $16,050 for both periods related to David Watt’s expense advance.

Esports Entertainment Group, Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

December 31, 2019

(Unaudited)

(Expressed in U.S. dollars)

Note 6 — Related Party Transactions (cont.)

c)      During the six months ended December 31, 2019 and 2018, Swiss Interactive Software GmbH (“Swiss”) charged the Company software consulting fees of $20,505 and $0, respectively, related to the development of the Company’s online gaming website. Mr. Rozum is the controlling shareholder of Swiss and was a director and the CTO of the Company until his resignation on September 19, 2019. As of December 31, 2019 and June 30, 2019, the Company owed $36,650 and $93,265, respectively to Swiss.

d)      During the six months ended December 31, 2019 and 2018, Ardmore Software SP.Z.O.O. (“Ardmore”) charged the Company IT consulting fees of $0 and $243,426, respectively and rent expense, totaling $0 and $35,379, respectively. Mr. Rozum is the controlling shareholder of Ardmore and was a director and the CTO of the Company until his resignation on September 19, 2019. As of December 31, 2019 and June 30, 2019, the Company owed $0 and $9,230, respectively.

Note 7 — Commitments and contingencies

Swiss Interactive — Related Party

On April 7, 2019, we entered into the Software Transfer Agreement with Swiss Interactive for the purchase of the Licensed Software for consideration of $1,700,000, the consummation of which was contingent upon either the Company’s completion of (i) any private placement offerings or registered public offerings pursuant to which the Company receives proceeds in excess of $6,000,000 or (ii) any private or public offerings in connection with the listing of the Company’s securities on a national securities exchange (“Qualified Offering”). If the Company did not complete a Qualified Offering within six months of the execution date of the transfer agreement, such agreement would become void and the Company and Swiss Interactive would continue to abide by the terms of the existing Betting Gaming Platform Software Agreement entered into with Swiss Interactive Software GmbH on June 12, 2014 (the “Original Software Licensing Agreement”). On November 6, 2019 the Software Transfer Agreement was terminated.

Consultant Agreements

On June 12, 2014, the Company entered into a Betting Gaming Platform Software Agreement with Swiss Interactive Software GmbH. The monthly fees due under the agreement are based on the percentage of total revenues per month ranging from 5.0% to 10.0%. Monthly fees for platform support and maintenance services are set at a minimum of 2,500 Euros ($2,859) and a maximum of 25,000 Euros ($28,595). The Company must provide 30 days’ notice to terminate the agreement. During the quarter ended December 31, 2019, the Betting Gaming Platform Software Agreement was terminated

On August 1, 2017, the Company entered into a consulting agreement with a consultant for compensation of $48,000 per year. If the Company’s generates revenues exceeding $1,000,000 per month for six consecutive months the base annual compensation will increase to $72,000 per year.

On July 13, 2018, the Company entered into an agreement in principle with a third party, to assist the Company with an offering of common stock of the Company or any other financing. Pursuant to this agreement, the Company advanced $50,000 for expenses which has been included in prepaid expenses as a deferred financing cost as of December 31, 2019 and June 30, 2019. In the event the agreement is terminated, the Company has agreed to reimburse the third party for the full amount of accountable expenses incurred to such date, up to a maximum of $200,000. This agreement is subject to completion of an offering.

Esports Entertainment Group, Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

December 31, 2019

(Unaudited)

(Expressed in U.S. dollars)

Note 7 — Commitments and contingencies (cont.)

Contingencies

Boustead Securities, LLC (“Boustead”) has notified the Company that it owes Boustead $192,664, as well as warrants to purchase 94,528 shares of common stock of the Company, as compensation for their acting as the placement agent for the sale of Company securities between June 2017 and 2018. Unless this matter is settled, Boustead has notified us that they plan to file an arbitration claim to resolve this dispute. Management believes this claim to be without merit as it is management’s position that Boustead has been paid in full for the services provided and that no further cash or warrants are owed. The JAMS arbitration was originally scheduled for the end of January 2020 and has since been deferred to April 2020.

The Company was notified that a claim was made against the Company for approximately $117,000, as compensation for financing commissions in 2017. It is our position that we have paid Boustead in full for the services it provided to us. We have denied that we owe Boustead any additional cash or warrants and have filed motions to dismiss these claims as well as filed counterclaims against Boustead. We plan to continue to vigorously defend the Company against these claims.

On December 19, 2018, Mr. Bryan Whatley, filed the first amended complaint against the Company (the “Defendant”) in the United States District Court in the District of Nevada for breach of contract in connection with its acting as a finder to assist the Company in finding potential investors. In their complaint, they sought damages in excess of $85,000 plus warrants to purchase shares of the Company’s common stock. The Company filed an answer to the first amended complaint denying the existence of a contract between the Company and Mr. Whatley, among other things. Management believes this claim to be without merit as it is management’s position that there was no contract. We plan to continue to vigorously defend the Company against this claim. The deadline for Mr. Whatley to respond to the Company’s answer was April 12, 2019, and no such response was filed. On April 23, 2019, the Company filed a motion to dismiss with the United States District Court of the State of Nevada. On August 27, 2019, an order that the Defendant’s motion to dismiss was granted.

Note 8 — Convertible Debt

$2,200,000 Secured Convertible Note

On November 13, 2018 (the “November 13, 2018 Offering”), the Company issued face value $2,200,000 5% Senior Convertible Notes issued at a 10% original issue discount along with 244,445 warrants for net proceeds of $2,000,000 (the “Notes”). Cash fees paid for financing costs were $360,772. The Notes are secured by all of our assets and accrues interest at 5% per annum, payable in cash at maturity. However, the principal amount may be converted at the option of the holder at any time during the term to maturity into shares of our common stock at a conversion price of $9.0 per share subject to adjustment for capital reorganization events and subsequent sales by the Company of shares of its common stock at a price per share below $9.0. The Notes also contain certain traditional default provisions that are linked to credit or interest risks, such as bankruptcy proceedings, liquidation events and corporate existence. The Company has concluded that the Notes contain an embedded conversion option that is indexed to the Company’s stock which contain an optional cash settlement feature. Therefore, the embedded conversion option is subject to classification in the Company’s financial statement in liabilities at fair value both at inception and subsequently pursuant to ASC 815.

In connection with the issuance of the Note, the Company issued the holders warrants to purchase our common stock. The warrant is exercisable until November 13, 2021 for 244,445 of shares at a purchase price of $11.25 per share subject to adjustment for capital reorganization events and subsequent sales by the Company of shares of its common stock at a price per share below $11.25. The Company has concluded that the Warrants contain an optional cash settlement feature. Therefore, the Warrants are subject to classification in the Company’s financial statement in liabilities at fair value both at inception and subsequently pursuant to ASC 815.

Esports Entertainment Group, Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

December 31, 2019

(Unaudited)

(Expressed in U.S. dollars)

Note 8 — Convertible Debt (cont.)

Additionally, the Company issued its placement agents warrants to purchase its common stock. The warrant is exercisable until December 12, 2023 for 48,889 of shares at a purchase price of $11.25 per share subject to adjustment for capital reorganization events and subsequent sales by the Company of shares of its common stock at a price per share below $11.25. The Company has concluded that the Warrants contain an optional cash settlement feature. Therefore, the Warrants are subject to classification in the Company’s financial statement in liabilities at fair value both at inception and subsequently pursuant to ASC 815.

On July 17, 2019, the Company and the investors (the “Investors”) in its November 13, 2018 Offering entered into Waiver Agreements (the “Waiver Agreements”). Pursuant to the terms of the Waiver Agreement, the Investors waived the exercise of remedies with regard to certain breaches of agreements and any and all events of defaults between the Company and the Investors, including the Notes, Warrants, and Securities Purchase Agreements (the “Transaction Documents”).

In consideration for the Investors entrance into the Waiver Agreements, the Company increased the principal amount of each Note issued in the November 13, 2018 Offering by 30%, in the form of an Amended and Restated Senior Secured Convertible Promissory Note (the “Amended and Restated Note”). Additionally, for its role as lead investor, facilitator and negotiating the terms of the Waiver Agreement, the Company issued to Cavalry Fund I LP warrants to purchase 3,333 shares of Common Stock exercisable on or after October 1, 2019 for a term of three (3) years from such date at an exercise price of $11.25 per share (the “Cavalry Warrant”).

The Company evaluated the debt modification for the Amended and Restated Note in accordance with ASC 470-50 and concluded that the debt qualified for debt extinguishment as the 10% cash flow test was met. As a result, the $2,200,000 Secured Convertible Note was written off and the Amended and Restated Note was recorded at fair value as of July 17, 2019. On July 17, 2019 the Company wrote off the remaining principal balance of $2,200,000 and recorded the Amended and Restated Note at fair market value in the amount of $4,476,412. On July 17, 2019, of the $4,476,412 fair market value, $2,860,000 represents the face amount of the Amended and Restated Note and $1,616,412 represents the deemed premium paid for the Amended and Restated Note which was recorded as additional debt principal to be amortized over the remaining life of the Amended and Restated Note. The Company accelerated the remaining amortization of the July 17, 2019 premium on November 19, 2019. For the six months ended December 31, 2019, the Company recorded a reduction to amortization expense in the amount of $1,616,412 for the amortization of the deemed premium and a loss on extinguishment of debt in the amount of $2,795,582.

On November 19, 2019, the Company and the Investors in its November 13, 2018 Offering have agreed to or entered into subsequent Waiver Agreements (the “November Waiver Agreements”). Pursuant to the terms of the November Waiver Agreement, the Investors agreed to waive the exercise of remedies with regard to any and all events of default between the Company and the Investors, in connection with the Transaction Documents and agreed to extend the maturity of their Notes until February 14, 2020. In connection with the November Waiver Agreement, two investors received partial repayment.

In consideration for the Investors entrance into the Waiver Agreements, the Company has agreed to issue to each Investor an additional Warrant (the “Additional Warrant”) to purchase such number of shares of the Company’s Common Stock equal to 5% of the Warrant Shares initially issuable to such Investor under the Warrant issued to such Investor in the November 13, 2018 Offering, as amended. The Additional Warrant shall have an exercise price of $11.25 per share and shall be in form substantially the same as the Warrants issued in the November 13, 2018 Offering, provided that no cashless provision, ratchet provision or piggyback registration provisions shall be contained in the Additional Warrants.

The Company evaluated the debt modification for the Amended and Restated Note in accordance with ASC 470-50 and concluded that the debt did not qualify for debt extinguishment as the 10% cash flow test was not met. As a result, the additional warrants issued in connection with the waiver were fair valued and recorded as a debt discount,

Esports Entertainment Group, Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

December 31, 2019

(Unaudited)

(Expressed in U.S. dollars)

Note 8 — Convertible Debt (cont.)

and are being amortized to interest expense over the remaining term of the debt. In addition, the Company incurred $50,000 of deferred financing fees in connection with the modification and expensed the fees to interest expense immediately.

These notes matured on February 14th and the Company is in active good faith discussions with the noteholders to extend the maturity date. No defaults have been called.

Private Placement Offerings

On August 14, 2019 and August 29, 2019, the Company consummated the initial closings (“Initial Closings”) of a private placement offering (the “Offerings”) whereby the Company entered into those certain securities purchase agreement (the “August 2019 Purchase Agreements”) with seven (7) accredited investors (the “August Investors”). Pursuant to the August 2019 Purchase Agreements, the Company issued the August Investors those certain convertible promissory notes (the “August Convertible Promissory Notes”) in the aggregate principal amount of $522,500 (including a 10% original issue discount) and warrants (the “August Investor Warrants”) to purchase 58,057 shares of the Company’s common stock for aggregate gross proceeds of $475,000.

On October 11, 2019 and December 16, 2019, Company consummated additional closings of the Offerings whereby the Company entered into certain securities purchase agreement accredited investors (the “Q2 Closings”). Pursuant to the Q2 Closings, the Company issued the investors those certain convertible promissory notes (the “Q2 Promissory Notes”) in the aggregate principal amount of $753,500 (including a 10% original issue discount) and to purchase 92,278 shares of the Company’s common stock for aggregate gross proceeds of $685,000.

The August Convertible Promissory Notes and Q2 Promissory Notes, together and in the aggregate the (“Bridge Notes”) accrue interest at a rate of 5% per annum and are initially convertible into shares of the Company’s common stock at a conversion price of $9.00 per share, subject to adjustment (the “Conversion Price”). The Bridge Notes contain a mandatory conversion mechanism whereby unpaid principal and accrued interest on the Bridge Notes, upon the closing of a Qualified Offering (as defined therein) converts into the securities offered in such a Qualified Offering at the lower of (i) the Conversion Price and (ii) 80% of the offering price in the Qualified Offering. The Bridge Notes contain customary events of default (each an “Event of Default”) and mature on August 14, 2020, August 29, 2020, October 16, 2020 and December 6, 2020. If an Event of Default occurs, the outstanding principal amount of the Bridge Notes, plus accrued but unpaid interest, liquidated damages and other amounts owing with respect to the Bridge Notes will become, at the holder’s election, immediately due and payable in cash at the “Mandatory Default Amount”. The Mandatory Default Amount means the sum of 130% of the outstanding principal amount of the Bridge Notes plus accrued and unpaid interest, including default interest of 18% per year, and all other amounts, costs, expenses and liquidated damages due in respect of the Bridge Notes.

Pursuant to the Bridge Notes, each investor was entitled to 100% warrant coverage, such that investor in the Bridge Notes received the same number of warrants to purchase shares of Common Stock as is the number of shares of Common Stock initially issuable upon conversion of the Bridge Notes as of the date of issuance. The warrants issued in accordance with the Bridge Notes are exercisable at a price of $11.25 per share, subject to adjustment from the date of issuance through August 14, 2022, August 29, 2022, October 11, 2022 and December 16, 2022.

Joseph Gunnar & Co., LLC (the “Placement Agent”) acted as placement agent for the Offerings and received cash compensation of $85,000 and warrants to purchase 20,778 shares of the Company’s common stock, at an initial exercise price of $11.25 per share, subject to adjustment (“Agent Warrants”). The Agent Warrants may be exercised on a “cashless” basis and expire in August 14, 2024 and August 29, 2024.

Esports Entertainment Group, Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

December 31, 2019

(Unaudited)

(Expressed in U.S. dollars)

Note 8 — Convertible Debt (cont.)

Accounting for the Amended and Restated Notes and Convertible Promissory Notes

The Company evaluated the terms and conditions of the Amended and Restated Notes and Convertible Promissory Notes issued in the private placement offerings under the guidance of ASC 815. Because the economic characteristics and risks of the equity-linked conversion options are clearly and closely related to a debt-type host and the conversion features contain an optional cash settlement, the conversion features require classification and measurement as derivative financial instruments. Further, these features individually were not afforded the exemption normally available to derivatives indexed to a company’s own stock. Accordingly, our evaluation resulted in the conclusion that this compound derivative financial instrument requires bifurcation and liability classification, at fair value. The compound derivative financial instrument consists of an embedded conversion feature. Current standards contemplate that the classification of financial instruments requires evaluation at each report date.

The following tables reflect the allocation of the purchase on the financing dates:

Secured Convertible Notes	Face Value
	December 31, 2019	June 30, 2019
Face value of Amended and Restated Note	$2,755,000	$2,200,000
Face value of Bridge Notes	1,276,000	—
Total face value	4,031,000	2,200,000
Aggregate debt discount	(674,946)	(1,919,280)
Carrying value	$3,356,054	$290,720

The carrying value of the aggregate secured convertible notes at December 31, 2019 and June 30, 2019 was $3,356,054 and $290,720, respectively.

Discounts and premiums on the convertible notes arise from (i) the allocation of basis to other instruments issued in the transaction, (ii) fees paid directly to the creditor and (iii) initial recognition at fair value, which is greater than face value. Discounts and premiums are amortized through charges to and reductions to amortization of interest expense using the effective interest rate method over the term of the debt agreement. Amortization of debt discounts amounted to $2,166,670 and amortization of debt premium amounted to $1,616,411, which resulted in expense from net amortization in the amount of $550,259 during the six months ended December 31, 2019. During the six months ended December 31, 2018, the Company recorded amortization of debt discount in the amount of $55,621.

Derivative Liabilities

The carrying value of the compound embedded derivative and warrant derivative liabilities are on the balance sheet, with changes in the carrying value being recorded as a change in fair market value of derivative liabilities on the statements of operations and comprehensive loss.

The components of the compound embedded derivative and warrant derivative liabilities as of December 31, 2019 are as follows:

Our financing giving rise to derivative financial instruments	Indexed Shares	Fair Values
Compound embedded derivatives:
$4,031,000 face value secured convertible notes	447,889	$1,958,893
Warrant derivative liabilities (Issued with Notes)	310,496	3,079,230
Warrant derivative liabilities (Placement agent Warrants)	73,000	552,417
	831,385	$5,590,540

Esports Entertainment Group, Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

December 31, 2019

(Unaudited)

(Expressed in U.S. dollars)

Note 8 — Convertible Debt (cont.)

The components of the compound embedded derivative and warrant derivative liabilities as of June 30, 2019 are as follows:

Our financing giving rise to derivative financial instruments	Indexed Shares	Fair Values
Compound embedded derivatives:
$2,200,000 face value secured convertible notes	244,444	$1,777,363
Warrant derivative liabilities (Issued with Notes)	244,445	2,398,057
Warrant derivative liabilities (Placement agent Warrants)	48,889	479,611
	537,778	$4,655,031

Fair Value Considerations

GAAP establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. As presented in the tables below, this hierarchy consists of three broad levels:

Level 1 valuations:    Quoted prices in active markets for identical assets and liabilities.

Level 2 valuations:    Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations whose inputs or significant value drivers are observable.

Level 3 valuations:    Significant inputs to valuation model are unobservable.

Fair Value of Financial Assets and Liabilities Measured on a Recurring Basis

Financial liabilities measured at fair value on a recurring basis are summarized below and disclosed on the consolidated balance sheet as of December 31, 2019.

Liabilities	Amounts at Fair Value	Fair Value Measurement Using Level 3 Inputs Total
		Level 1	Level 2	Level 3
Derivative liability – conversion feature	$1,958,893	$—	$—	$1,958,893
Derivative liability – warrants	3,631,647	—	—	3,631,647
Total	$5,590,540	$—	$—	$5,590,540

Financial liabilities measured at fair value on a recurring basis are summarized below and disclosed on the consolidated balance sheet as of June 30, 2019.

Liabilities	Amounts at Fair Value	Fair Value Measurement Using Level 3 Inputs Total
		Level 1	Level 2	Level 3
Derivative liability – conversion feature	$1,777,363	$—	$—	$1,777,363
Derivative liability – warrants	2,877,668	—	—	2,877,668
Total	$4,655,031	$—	$—	$4,655,031

Esports Entertainment Group, Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

December 31, 2019

(Unaudited)

(Expressed in U.S. dollars)

Note 8 — Convertible Debt (cont.)

The table below provides a summary of the changes in fair value, including net transfers in and/or out of all financial liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the six months ended December 31, 2019:

Amount
Balance at June 30, 2019	$4,655,031
Change due to warrant exercise	(1,222,602)
Change due to extinguishment of debt	(1,426,323)
Change due to acquired amended and restated note	3,513,920
Change due to issuance of warrants	2,210,550
Change in fair value of derivative liabilities	(1,863,171)
Change in fair value of warrant liabilities	(233,969)
Change due to redemption of convertible debt	(42,896)
$5,590,540

The fair value of the derivative conversion features and warrant liabilities as of December 31, 2019 were calculated using a Monte-Carlo option model valued with the following assumptions:

December 31, 2019
Dividend yield	0%
Expected volatility	171.4% – 244.6%
Risk free interest rate	1.9% – 2.3%
Contractual term (in years)	0.12 – 5.02
Conversion/Exercise price	$4.20 – $12.00

Changes in the observable input values would likely cause material changes in the fair value of the Company’s Level 3 financial instruments.

The features embedded in the secured convertible notes and the warrants were valued using a Monte Carlo based valuation model. The Monte Carlo valuation technique was utilized because it embodies all of the requisite assumptions (including the underlying price, exercise price, term, volatility, and risk-free interest-rate) that are necessary to fair value these instruments. For forward contracts that contingently require net-cash settlement as the principal means of settlement, the Company projects and discounts future cash flows applying probability-weighted to multiple possible outcomes. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques are highly volatile and sensitive to changes in the trading market price of the Company’s common stock. Because derivative financial instruments are initially and subsequently carried at fair values, the Company’s income will reflect the volatility in these estimate and assumption changes.

Note 9 — Common Stock

Issued Common Stock

During the six months ended December 31, 2018, the Company issued 110,667 shares of its common stock related to the exercise warrants with a weighted average exercise price of $2.25 per share.

During the six months ended December 31, 2018, the Company issued 84,444 shares of its common stock related equity to be issued for the exercise of warrants in a previous period with an exercise price of $2.25 per share. The

Esports Entertainment Group, Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

December 31, 2019

(Unaudited)

(Expressed in U.S. dollars)

Note 9 — Common Stock (cont.)

Company recorded these shares as equity to be issued at June 30, 2018 and did not receive any cash proceeds during the six months ended December 31, 2018. For the six months ended December 31, 2018, the Company recorded $220,602 as a reduction in equity to be issued.

During the six months ended December 31, 2018, the Company issued 13,778 shares of its common stock related to a subscription agreement entered into in a previous period. The Company recorded these shares as equity to be issued at June 30, 2018 and did not receive any cash proceeds during the six months ended December 31, 2018. For the six months ended December 31, 2018, the Company recorded $31,000 as a reduction in equity to be issued.

During the six months ended December 31, 2018, the Company issued 11,000 shares of its common stock related to services received in a previous period. The Company recorded these shares as equity to be issued at June 30, 2018. For the six months ended December 31, 2018, the Company recorded $127,500 as a reduction in equity to be issued and $0 as stock based compensation

On October 1, 2019, the Company issued 2,222 shares of its common stock in relation to a sponsorship agreement

On October 8, 2019, the Company issued 41,780 shares of its common stock upon the exercise of 79,444 warrants upon a cashless exercise.

On October 9, 2019, the Company issued 11,248 shares of its common stock upon the exercise of 21,389 warrants upon a cashless exercise.

On October 30, 2019, the Company issued 6,667 shares of its common stock in relation to a consulting agreement.

On November 19, 2019, the Company and the Investors in its November 13, 2018 Offering have agreed to or entered into subsequent Waiver Agreements (the “November Waiver Agreements”). Pursuant to the terms of the November Waiver Agreement, the Investors agreed to waive the exercise of remedies with regard to any and all events of default between the Company and the Investors, in connection with the Transaction Documents and agreed to extend the maturity of their Notes until February 14, 2020. Certain of the November Waiver Agreements are subject to continuing discussions regarding partial repayment.

In consideration for the Investors entrance into the Waiver Agreements, the Company has agreed to issue to each Investor an additional Warrant (the “Additional Warrant”) to purchase such number of shares of the Company’s Common Stock equal to 5% of the Warrant Shares initially issuable to such Investor under the Warrant issued to such Investor in the November 13, 2018 Offering, as amended. The Additional Warrant shall have an exercise price of $11.25 per share and shall be in form substantially the same as the Warrants issued in the November 13, 2018 Offering, provided that no cashless provision, ratchet provision or piggyback registration provisions shall be contained in the Additional Warrants.

During the six months ended December 31, 2019, the Company issued 4,444 shares of its common stock related to the exercise warrants with a weighted average exercise price of $2.25 per share.

During the six months ended December 31, 2019, the Company issued 16,667 shares of its common stock related to a consulting agreement dated June 4, 2019. These shares were recorded as equity to be issued at June 30, 2019, and during the six months ended December 31, 2019, the Company recorded $230,000 as a reduction to equity to be issued. As of December 31, 2019, the Company recorded a prepaid expense in the amount of $150,000 related to the value of the common stock granted for future services to be rendered.

Esports Entertainment Group, Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

December 31, 2019

(Unaudited)

(Expressed in U.S. dollars)

Note 10 — Warrants

A summary of the Company’s warrant activities is as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life	Intrinsic Value
Outstanding, June 30, 2019	727,779	$6.30	2.09 years	$2,563,939
Issued	190,996	11.25	—	—
Exercised	(105,279)	7.65	—	—
Expired	(5,779)	13.35	—	—
Outstanding and Exercisable, December 31, 2019	807,717	$6.75	2.15 years	$655,231

There were 105,279 warrants exercised during the six months ended December 31, 2019. The intrinsic value of the warrants exercised during the six months December 31, 2019 and 2018 was $0 and $1,789,666, respectively.

As at December 31, 2019, the following warrants were outstanding:

Expiry Date	Number of Warrants Issued and Exercisable	Weighted Average Exercise Price
February 2020	23,333	2.25
March 2020	81,111	2.25
June 2020	30,000	2.70
July 2020	45,333	3.30
August 2020	66,667	3.90
November 2021	143,661	11.25
March 2022	177,777	2.25
August 2022	63,556	11.25
October 2022	3,333	11.25
December 2023	48,889	11.25
August 2024	3,056	11.25
November 2024	121,051	11.25
	807,717	$6.75

Note 11 — Stock Options

On August 1, 2017, the Company adopted the 2017 Stock Incentive Plan (the “2017 Plan”) whereby incentive stock options issued to employees, officers, and directors of the Company shall not exceed 2,500,000 of which the purchase price of the stock options shall not be less than 100% of the fair market value of the Company’s common stock and the period for exercising the stock options not exceed 10 years from the date of grant. The option price per share with respect to each option shall be determined by the committee for non-qualified stock options.

Esports Entertainment Group, Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

December 31, 2019

(Unaudited)

(Expressed in U.S. dollars)

Note 11 — Stock Options (cont.)

A summary of the Company’s stock option activity is as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding, June 30, 2019	51,942	$10.50
Granted	—	—
Exercised	—	—
Cancelled	—	—
Outstanding, December 31, 2019	51,941	$10.50

As of December 31, 2019, the following options were outstanding:

Expiry Date	Number of Options Issued	Number of Options Exercisable	Weighted Average Exercise Price
August 2020	3,333	3,333	$10.50
June 2021	13,334	13,334	10.50
August 2023	35,275	35,275	10.50
	51,942	51,942	$10.50

As of December 31, 2019, the weighted average remaining life of the options was 4.9 years.

During the six months ended December 31, 2019 and 2018, the Company recorded stock-based compensation expense of $101,069 and $168,459, respectively, which has been recorded as stock based compensation in the statements of operations. As of December 31, 2019 and 2018, there was $165,677 and $207,321, respectively, of unrecognized expense related to non-vested stock-based compensation arrangements.

The following table provides the details of the total stock-based payments expense during the six months ended December 31, 2019 and 2018:

	December 31, 2019	December 31, 2018
Employees and directors’ stock-based payments	$101,070	$168,459
Amortization of prepaid expense	228,890	—
Total	$329,960	$168,459

Note 12 — Segment Information

The following tables summarizes financial information by geographic segment.

For the six months ended December 31, 2019:

	Antigua	Malta	Curacao	U.S.	Total
Net Loss	$26,462	$38,978	$94,549	$5,748,441	$5,908,430

Esports Entertainment Group, Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

December 31, 2019

(Unaudited)

(Expressed in U.S. dollars)

Note 12 — Segment Information (cont.)

For the six months ended December 31, 2018:

	Antigua	Malta	Curacao	U.S.	Total
Net Loss	$—	$71,517	$39,591	$2,885,778	$2,996,886

As of December 31, 2019:

	Antigua	Malta	Curacao	U.S.	Total
Assets	$106,816	$54,853	$2,257	$135,067	$298,993

As of June 30, 2019:

	Antigua	Malta	Curacao	U.S.	Total
Assets	$202,546	$6,833	$7,095	$345,318	$561,792

Note 13 — Subsequent Events

On January 22, 2020, the Company filed a certificate of amendment to its amended and restated certificate of incorporation with the Secretary of State of the State of Nevada to effect a one-for-fifteen reverse stock split of the Company’s outstanding shares of common stock. As a result of the reverse stock split, every fifteen shares of the Company’s outstanding pre-reverse split common stock were combined and reclassified into one share of common stock. Unless otherwise noted, all share and per share data included in these financial statements retroactively reflect the 1-for-15 reverse stock split.

On January 17, 2020 the Company entered into Exchange Agreements with 18 of its investors whereby the investors agreed to exchange warrants to purchase an aggregate of 288,722 shares of common stock for 288,722 shares of the Company’s restricted common stock.

On February 14, 2020 the notes matured without an amendment to the terms. The Company is not in compliance with the covenants and is in active good faith discussions with the noteholders to extend the maturity date. No defaults have been called.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Esports Entertainment Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Esports Entertainment Group, Inc. (the Company) as of June 30, 2019, and the related statements of operations, comprehensive income (loss), stockholders’ deficit, and cash flow for the year ended June 30, 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2019, and the results of its operations and its cash flows for the year ended June 30, 2019, in conformity with accounting principles generally accepted in the United States of America.

Consideration of the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that Esports Entertainment Group, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has accumulated deficit and negative working capital. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Rosenberg Rich Baker Berman, P.A.

We have served as the Company’s auditor since 2019.

Somerset, New Jersey

September 30, 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Esports Entertainment Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Esports Entertainment Group, Inc. (the “Company”) as of June 30, 2018, and the related consolidated statement of operations and comprehensive loss, consolidated statement of cash flows, and consolidated statement of changes in stockholders’ equity for the year ended June 30, 2018, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2018, and the results of its operations and its cash flows for the year ended June 30, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

The consolidated financial statements as at June 30, 2017 were audited by other auditors who expressed an opinion without reservation on those statements in their report dated October 23, 2017.

The accompanying consolidated financial statements have been prepared assuming that Esports Entertainment Group, Inc. will continue as a going concern. As discussed in Note 1 to the financial statements, Esports Entertainment Group, Inc.’s operating loss for the year ended June 30, 2018, and limited working capital as at June 30, 2018 raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have served as the Company’s auditor since 2018.

UHY McGovern Hurley, LLP
/s/ UHY McGovern Hurley, LLP
Chartered Professional Accountants Licensed Public Accountants

Toronto, Ontario

October 12, 2018

A member of UHY International, a network of independent accounting and consulting firms

Esports Entertainment Group, Inc.

Consolidated Balance Sheets

	June 30,
	2019	2018
ASSETS

Current assets
Cash	$43,412	$100,167
Prepaid expenses and other current assets – related parties	190,280	15,128
Prepaid expenses and other current assets	213,817	341,000
Total current assets	447,509	456,295
Fixed assets	16,577	25,443
Intangible assets	81,226	123,601
Security deposit	16,480	4,346
Total assets	$561,792	$609,685

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and accrued expenses	$607,448	$342,016
Due to shareholder	1,551	1,551
Convertible note, net of debt discount of $1,909,280 and $0, respectively	290,720	—
Derivative liabilities	4,655,031	—
Total liabilities	5,554,750	343,567

Shareholders’ equity (deficit)
Common stock $0.001 par value; 500,000,000 shares authorized, 5,849,208 and 5,572,084 shares issued and outstanding as of June 30, 2019 and 2018, respectively	5,849	5,572
Additional paid-in capital	4,955,380	3,684,266
Equity to be issued	230,000	379,102
Accumulated deficit	(10,184,187)	(3,802,822)
Total shareholders’ (deficit) equity	(4,992,958)	266,118

Total liabilities and shareholders’ (deficit) equity	$561,792	$609,685

The accompanying notes are an integral part of these consolidated financial statements.

Esports Entertainment Group, Inc.

Consolidated Statements of Operations and Comprehensive Loss

	For the Years Ended June 30,
	2019	2018
Operating expenses:
General and administrative	$3,014,473	$2,005,715
Total operating expenses	3,014,473	2,005,715

Operating loss	(3,014,473)	(2,005,715)

Interest expense	(5,586,617)	(121)
Amortization expense	(290,720)	—
Change in fair market value of derivative liabilities	2,520,060	—
Asset write-off	—	(22,614)
Foreign exchange gain (loss)	100	(212)
Loss before income taxes	(6,371,650)	(2,028,662)
Income tax expense	(9,715)	—
Net loss and comprehensive loss	$(6,381,365)	$(2,028,662)
Basic and diluted loss per common share	$(1,10)	$(0.37)
Weighted average number of common shares outstanding, basic and diluted	5,791,145	5,503,523

The accompanying notes are an integral part of these consolidated financial statements.

Esports Entertainment Group, Inc.

Consolidated Statements of Changes in Stockholders Equity (Deficit)

	Common Stock		Additional paid-in capital	Equity to be issued	Accumulated Deficit	Subscription Receivable	Total
	Shares	Amount
Balance as of June 30, 2017	5,317,897	$5,318	$2,471,087	$—	$(1,774,160)	$(30,300)	$671,945
Common stock and units issued for services	46,000	46	410,954	—	—	—	411,000
Common stock and units issued for cash, net of costs	153,131	153	621,032	—	—	30,300	651,485
Warrants exercised for cash	55,056	55	101,865	—	—	—	101,920
Issuance of stock options	—	—	79,328	—	—	—	79,328
Equity to be issued	—	—	—	379,102	—	—	379,102
Net loss for the period	—	—	—	—	(2,028,662)	—	(2,028,662)
Balance as at June 30, 2018	5,572,084	5,572	3,684,266	379,102	(3,802,822)	—	266,118
Common stock and warrants issued for services	37,334	37	550,172	(127.500)	—	—	452,709
Common stock issued for cash, net of costs	13,778	14	30,986	(31,000)	—	—	—
Common stock issued upon the exercise of warrants	226,013	226	538,905	(220,602)			318,529
Issuance of stock options	—	—	151,051	—	—	—	151,051
Equity to be issued	—	—	—	230,000	—	—	230,000
Net loss for the period	—	—	—	—	(6,381,365)	—	(6,381,365)
Balance as at June 30, 2019	5,849,208	$5,849	$4,955,380	$230,000	$(10,184,187)	$—	$(4,992,958)

The accompanying notes are an integral part of these consolidated financial statements.

Esports Entertainment Group, Inc.

Consolidated Statements of Cash Flows

	For the Years Ended June 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(6,381,365)	$(2,028,662)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	51,243	12,115
Amortization of debt discount	290,720	—
Stock based compensation	699,861	347,497
Non-cash interest expense for issuance of derivative	5,586,617	—
Change in the fair market value of derivative liabilities	(2,520,060)	—
Asset write off	—	52,614
Changes in operating assets and liabilities:
Prepaid expenses	55,930	(10,162)
Accounts payable and accrued expenses	196,597	256,140
Net cash used in operating activities	(2,020,457)	(1,370,458)

Cash flows from investing activities:

Rent security deposit	(12,134)	—
Purchase of intangible assets	—	(78,169)
Purchase of equipment	—	(2,645)
Net cash used in investing activities	(12,134)	(80,814)

Cash flows from financing activities:

Proceeds from convertible note	2,000,000	—
Deferred financing costs	(336,193)	—
Proceeds from issuance of common stock and warrants, net of costs	—	651,485
Due to related party	—	322
Proceeds from exercise of warrants	318,529	101,920
Proceeds from promissory note – related party	50,000	—
Payment of promissory note – related party	(56,500)	—
Equity to be issued	—	251,602
Net cash provided by financing activities	1,975,836	1,005,329
Net decrease in cash	(56,755)	(445,943)
Cash, beginning of period	100,167	546,110
Cash, end of period	$43,412	$100,167

SUPPLEMENTAL CASH FLOW INFORMATION:
CASH PAID FOR:
Interest	$—	$—
Income taxes	$—	$—

SUPPLEMENTAL DISLCOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Increase in debt for original issue discount	$200,000	$—
Debt discount for derivative liability	$1,663,807	$—
Consideration for exercise of cashless warrants	$—	$25,000

The accompanying notes are an integral part of these consolidated financial statements.

Esports Entertainment Group, Inc.
Notes to the Consolidated Financial Statements
June 30, 2019
(Expressed in U.S. dollars)

Note 1 — Nature of Operations

Esports Entertainment Group, Inc. (formerly VGambling Inc.) (the “Company”) was incorporated in the state of Nevada on July 22, 2008. On April 18, 2017, the majority of the shareholders of the Company’s common stock voted to approve a change of the name of the Company from VGambling, Inc. to Esports Entertainment Group, Inc. The Company is licensed to conduct online gambling.

Note 2 — Basis of Presentation and Going Concern

The Company is in the development stage and has not yet realized profitable operations and has relied on non-operational sources to fund operations. The Company has incurred recurring losses and additional future losses are anticipated as the Company has not yet been able to generate revenue. The Company’s activities are subject to significant risks and uncertainties, including failing to obtain the licenses required to operate its gambling business, failing to secure the additional funding required to fully operationalize the Company’s business, and the risk of existing or future competitors offering similar or more advanced technology.

These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. As of June 30, 2019, the Company had an accumulated deficit of $10,184,187 and a working capital deficiency of $5,107,241. The Company has not generated any revenues during the years ended June 30, 2019 and 2018. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations.

These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. Management’s evaluations are based on relevant conditions and events that are known and reasonably to be knowable as of June 30, 2019. Based on the following, management believes that it is probable that management will be unable to meet its obligations as they come due within one year that the financial statements are issued.

These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Such adjustments could be material.

Note 3 — Summary of Significant Accounting Policies

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows:

Basis of presentation and principles of consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and include the accounts of the Company and its wholly owned subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation.

The Company’s financial statements are prepared using the accrual basis of accounting in accordance and the Company’s functional and reporting currency is the U.S. dollar.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current period presentation.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Esports Entertainment Group, Inc.
Notes to the Consolidated Financial Statements
June 30, 2019
(Expressed in U.S. dollars)

Note 3 — Summary of Significant Accounting Policies (cont.)

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, and all highly liquid debt instruments purchased with an original maturity of three months or less. As at June 30, 2019 and 2018, there were no cash equivalents.

Prepaid Expenses

Prepaid expenses consist of services paid, for which the Company has not yet received the benefit.

Equipment

Equipment is stated at cost less accumulated depreciation and accumulated impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost can be measured reliably. The carrying amount of an asset is derecognized when replaced.

Repairs and maintenance costs are charged to the statements of operations, during the year in which they are incurred.

Depreciation is provided for over the estimated useful life of the asset as follows:

Furniture and equipment	5 years
Computer equipment	3 years

Useful lives and residual values are reviewed and adjusted, if appropriate, at the end of each reporting period. An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount. The cost and accumulated depreciation of assets retired or sold are removed from the respective accounts and any gain or loss is recognized in operations.

Capitalized Software

Costs related to our betting platform and source code are accounted for in accordance with ASC Topic 350-50 — Intangibles — Website Development Costs. Such software is primarily related to our website, betting platform, and source code. We begin to capitalize our costs to develop software when preliminary development efforts are successfully completed, management has authorized and committed project funding, it is probable that the project will be completed, and the software will be used as intended. Costs incurred prior to meeting these criteria are expensed as incurred and recorded within general and administrative expenses within the accompanying consolidated statements of operations and comprehensive loss. Costs incurred for enhancements that are expected to result in additional features or functionality are capitalized. Capitalized costs are amortized over the estimated useful life of the enhancements which is generally three years.

Intangible Assets

Intangible assets are comprised of online gaming website development costs and software are capitalized and amortized over an estimated useful life of 3 years. Costs related to the design or maintenance of internal-use software and website development are expensed as incurred.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events and circumstances indicate that the carrying value of an asset might not be recoverable. An impairment loss, measured as the amount by which the carrying amount exceeds the fair value, is recognized if the carrying amount exceeds estimated undiscounted future cash flows.

Esports Entertainment Group, Inc.
Notes to the Consolidated Financial Statements
June 30, 2019
(Expressed in U.S. dollars)

Note 3 — Summary of Significant Accounting Policies (cont.)

Income Taxes

The Company accounts for income taxes under ASC 740 “Income Taxes,” which codified SFAS 109, “Accounting for Income Taxes” and FIN 48 “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

FASB issued ASC 740-10 “Accounting for Uncertainty in Income Taxes”. ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. This standard requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.

Derivative Instruments

The Company evaluates its convertible notes and warrants to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with Paragraph 815-10-05-4 of the Codification and Paragraph 815-40-25 of the Codification. The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statements of operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.

In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities are classified in the balance sheet as current or non-current to correspond with its host instrument.

The Company marks to market the fair value of the remaining embedded derivative warrants at each balance sheet date and records the change in the fair value of the remaining embedded derivative warrants as other income or expense in the statements of operations.

The Company utilizes the Monte Carlo Method that values the liability of the debt conversion feature derivative financial instruments and derivative warrants based on a probability of a down round event. The reason the Company selected the lattice binomial model is that in many cases there may be multiple embedded features or the features of the bifurcated derivatives may be so complex that a Black-Scholes valuation does not consider all of the terms of the instrument. Therefore, the fair value may not be appropriately captured by simple models

Fair Value of Financial Instruments

ASC 820 “Fair Value Measurement” defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the

Esports Entertainment Group, Inc.
Notes to the Consolidated Financial Statements
June 30, 2019
(Expressed in U.S. dollars)

Note 3 — Summary of Significant Accounting Policies (cont.)

principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value as follows:

Level 1 — unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2 — inputs other than quoted prices that are observable for asset or liability or indirectly; and

Level 3 — inputs that are not based on observable market data.

The carrying amounts of the Company’s financial instruments including cash, amounts receivable, accounts payable, accrued liabilities, and due to shareholder approximate their fair values due to their short-term nature.

Loss per Share

Basic loss per share is calculated by dividing the net loss available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted loss per share is calculated using the treasury stock method and reflects the potential dilution of securities by including stock options, warrants and contingently issuable shares, if any, in the weighted average number of common shares outstanding for a year, if dilutive. In a loss year, dilutive common shares are excluded from the loss per share calculation as the effect would be anti-dilutive. Accordingly, for the years ended June 30, 2019 and 2018, the basic loss per share was equal to diluted loss per share as there were no dilutive securities.

The following securities were excluded from weighted average diluted common shares outstanding because their inclusion would have been antidilutive.

Common stock equivalents:	As of June 30, 2019
Common stock options	51,942
Common stock warrants	727,779
Convertible notes	537,778
Total	1,317,499

Foreign Currency Translation

Monetary assets and liabilities are translated from Canadian into U.S. dollars, which is the functional currency of the Company, at the year-end exchange rate, while foreign currency expenses are translated at the exchange rate in effect on the date of the transaction. The resultant gains or losses are included in the statement of operations. Non-monetary items are translated at historical rates.

Stock-based compensation

The Company applies ASC 718-10, “Share-Based Payment,” which requires the measurement and recognition of compensation expenses for all share-based payment awards made to employees and directors including employee stock options under the Company’s stock plans based on estimated fair values.

ASC 718-10 requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The fair value of the award is recognized as an expense on a straight-line basis over the requisite service periods in the Company’s statement of operations and comprehensive loss. The Company recognizes share-based award forfeitures as they occur rather than estimate by applying a forfeiture rate.

Esports Entertainment Group, Inc.
Notes to the Consolidated Financial Statements
June 30, 2019
(Expressed in U.S. dollars)

Note 3 — Summary of Significant Accounting Policies (cont.)

The Company accounts for stock-based compensation awards to non-employees in accordance with FASB ASC 505-50, “Equity-Based Payments to Non-Employees” (“FASB ASC 505-50”). Under FASB ASC 505-50, the Company determines the fair value of the warrants or stock-based compensation awards granted as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

All issuances of stock options or other equity instruments to non-employees as consideration for goods or services received by the Company are accounted for based on the fair value of the equity instruments issued. Non-employee equity based payments are recorded as an expense over the service period, as if the Company had paid cash for the services. The Company recognizes compensation expense for the fair value of non-employee awards based on the straight-line method over the requisite service period of each award. The Company estimates the fair value of stock options granted as equity awards using a Black-Scholes options pricing model.

Advertising

Advertising consist primarily of online search and advertising, trade shows, marketing fees, and other promotional expenses. Online search and advertising costs, which are expensed as incurred, include online advertising media such as banner ads and pay-per-click payments to search engines.

Beneficial Conversion Feature

From time to time, the Company may issue convertible notes that may contain an imbedded beneficial conversion feature. A beneficial conversion feature exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note after first considering the allocation of a portion of the note proceeds to the fair value of the warrants, if related warrants have been granted. The intrinsic value of the beneficial conversion feature is recorded as a debt discount with a corresponding amount to additional paid in capital. The debt discount is amortized to interest expense over the life of the note using the effective interest method.

Recently issued accounting standards

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements.

ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The ASU provides clarity to preparers on the treatment of eight specific items within an entity’s statement of cash flows. The guidance becomes effective for all public entities in fiscal years beginning after December 15, 2017, including interim periods therein. The adoption of this ASU in the first quarter of fiscal 2019 did not have a material impact on the Company’s financial statements.

In November 2016, the FASB issued ASU No. 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force)”, effective for annual reporting periods beginning after December 15, 2017, including interim periods within those annual periods. This ASU requires that the reconciliation of the beginning-of-period and end-of-period amounts shown in the statement of cash flows include cash, cash equivalents and amounts generally described as restricted cash or restricted cash equivalents. The Company has adopted ASU No. 2016-18 in the first quarter of fiscal 2019, which does not have a material impact on the Company’s consolidated financial statements and related disclosures.

ASU No. 2017-09, Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting. The ASU amends the scope of modification accounting for share-based arrangements and provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting under ASC 718. The guidance becomes effective for annual reporting periods, including interim periods within those annual reporting periods, beginning after December 15, 2017. The adoption of the amended guidance in the first quarter of fiscal 2019 did not have a material impact on the Company’s financial statements.

Esports Entertainment Group, Inc.
Notes to the Consolidated Financial Statements
June 30, 2019
(Expressed in U.S. dollars)

Note 3 — Summary of Significant Accounting Policies (cont.)

In March 2018, FASB issued ASU 2018-05, Income Taxes (Topic 740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118. ASU 2018-05 amends SEC paragraphs in ASC 740 to reflect SEC Staff Accounting Bulletin (SAB) No.118. When the 2017 Tax Cuts and Jobs Act (the “Act”) was signed into law, the SEC staff released SAB 118 for applying Topic 740 as it relates to the Act. SAB 118 outlines the approach companies may take if they determine that the necessary information is not available (in reasonable detail) to evaluate, compute, and prepare accounting entries to recognize the effect(s) of the Act by the time the financial statements are required to be filed. Companies may use this approach when the timely determination of some or all of the income tax effect(s) from the Act is incomplete by the due date of the financial statements. SAB 118 also prescribes disclosures that reporting entities must provide in these circumstances. The amendments to the Accounting Standards Codification became effective upon issuance. The adoption of the amended guidance in the first quarter of fiscal 2019 did not have a material impact on the Company’s financial statements.

On July 1, 2019, the Company adopted the new lease standard using the optional transition method. The comparative financial information will not be restated and will continue to be reported under the previous lease standard in effect during those periods. In addition, the new lease standard provides a number of optional practical expedients in transition. The Company elected the package of practical expedients. As such, the Company will not reassess whether expired or existing contracts are or contain a lease; will not need to reassess the lease classifications or reassess the initial direct costs associated with expired or existing leases.

On January 1, 2019, the Company expects to recognize right of use assets and lease liabilities and no adjustment to the accumulated deficit. The Company does not expect the adoption of the new lease standard to impact its consolidated statement of comprehensive loss or its consolidated statement of cash flows.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718). This ASU eliminated most of the differences between accounting guidance for share-based compensation granted to nonemployees and the guidance for share-based compensation granted to employees. The ASU supersedes the guidance for nonemployees and expands the scope of the guidance for employees to include both. This ASU is effective for annual periods beginning after December 15, 2018, and interim periods within those years. The Company adopted this new accounting guidance on July 1, 2019 and determined its adoption did not have a material impact on the Company’s financial statements.

The following are new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other- Internal-Use Software (Subtopic 350-40). This ASU addresses customer’s accounting for implementation costs incurred in a cloud computing arrangement that is a service contract and also adds certain disclosure requirements related to implementation costs incurred for internal-use software and cloud computing arrangements. The amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). This ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted. The amendments in this ASU can be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Company is evaluating the effect of adopting this new accounting guidance to determine the impact it may have on the Company’s financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820). The ASU eliminates such disclosures as the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy. The ASU adds new disclosure requirements for Level 3 measurements. This ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted for any eliminated or modified disclosures. The Company is evaluating the effect of adopting this new accounting guidance to determine the impact it may have on the Company’s financial statements.

Esports Entertainment Group, Inc.
Notes to the Consolidated Financial Statements
June 30, 2019
(Expressed in U.S. dollars)

Note 4 — Fixed Assets

Fixed assets as of June 30, 2019 and June 30, 2018 consists the following:

	June 30, 2019	June 30, 2018
Computer equipment	$14,450	$14,450
Furniture and equipment	20,241	20,241
Total	34,691	34,691
Accumulated depreciation	(18,114)	(9,248)
Net carrying value	$16,577	$25,443

During the year ended June 30, 2019 and 2018, the Company recorded total depreciation expense of $8,865 and $8,583, respectively.

Note 5 — Intangible Assets

Intangible assets as of June 30, 2019 and June 30, 2018 consists the following:

	June 30, 2019	June 30, 2018
Online gaming website	$127,133	$127,133
Accumulated amortization	(45,907)	(3,532)
Net carrying value	$81,226	$123,601

During the years ended June 30, 2019 and 2018, the Company recorded total amortization expense of $42,378 and $3,532, respectively. During the year ended June 30, 2019 and 2018, the Company recorded an impairment associated with the website asset of $0 and $22,614, respectively.

Note 6 — Related party transactions

The Company entered into transactions and owes balances related to cash and share-based compensation to officers and directors.

a)      On May 20, 2013, the Company appointed Grant Johnson as President and a Director of the Company. Mr. Johnson is paid $120,000 per year for serving as President. During the years ended June 30, 2019 and 2018, the Company incurred salary of $120,000 to the President of the Company. As of June 30, 2019 and 2018, the Company owed the President $10,000 and $30,975, respectively. As at June 30, 2019 and 2018, the President had received an advance of $0 and $10,000, respectively, towards his next month’s salary, included in prepaid expense.

b)      During the years ended June 30, 2019 and 2018, the Company incurred rent of $4,800 and $6,000, respectively, charged by the President of the Company. As of June 30 2019 and 2018, the Company owed $0 and $1,551, respectively, to the President related to rent payments.

c)      On January 30, 2015, the Company appointed Chul Woong Alex Lim as a Director of the Company for which he receives annual compensation of $20,000. Mr. Lim left the Company as of October 26, 2016. On March 15, 2018, the Company re-appointed Mr. Lim as a Director of the Company. During the years ended June 30, 2019 and 2018, the Company paid $20,000 and $8,507, respectively, in director’s fees. During the 2018 fiscal year, the Company issued 1,334 stock options to Mr. Alex Lim and during the years ended June 30, 2019 and 2018, the Company recorded stock-based compensation expense of $4,703 and $2,447, respectively. As of June 30, 2019 and 2018, the Company owed $5,000 and $1,667, respectively, to Mr. Lim for his director fees.

Esports Entertainment Group, Inc.
Notes to the Consolidated Financial Statements
June 30, 2019
(Expressed in U.S. dollars)

Note 6 — Related party transactions (cont.)

d)      On March 9, 2015, the Company appointed Yan Rozum as a Director of the Company for which he receives annual compensation of $20,000. This independent director stipend was ceased upon Mr. Rozum joining the company. Director’s fees for Mr. Rozum for the years ended June 30, 2019 and 2018 totaled $0 and $5,000, respectively. On November 22, 2017, the Company appointed Yan Rozum as Chief Technical Officer (“CTO”) of the Company for which he receives annual compensation of $75,000. CTO fees for Mr. Rozum for the years ended June 30, 2019 and 2018 totalled $75,000 and $50,000, respectively. During the 2018 fiscal year, the Company issued 5,000 stock options to Mr. Rozum and recorded stock-based compensation expense for years ended June 30, 2019 and 2018 of $17,614 and $9,175, respectively. As of June 30, 2019 and 2018, the Company owed $7,500 and $0, respectively, to Mr. Rozum.

e)      On October 26, 2016, the Company appointed David Watt as a Director for which he receives annual compensation of $25,000. Director’s fees for Mr. Watt for years ended June 30, 2019 and 2018 totaled $25,000 and $25,000, respectively. As of June 30, 2019 and 2018, the Company owed $6,250 and $23,059, respectively, to Mr. Watt. During the 2018 fiscal year, the Company issued 1,334 stock options to Mr. Watt and recorded stock-based compensation expense for years ended June 30, 2019 and 2018 of $4,703 and $2,447, respectively. As of June 30, 2019 and 2018, the Company had provided an expense advance of $16,050 and $11,331, respectively, to Mr. Watt, and the amounts are included in prepaid expenses and other current assets — related party.

f)      On December 11, 2017, the Company appointed Michał Kozłowski as VP of Finance. Mr. Kozłowski was paid 20,000 Polish Zloty ($5,367) per month before March 15, 2018 and 25,000 Polish Zloty ($6,709) per month after March 15, 2018. As of June 30, 2019 and 2018, the Company owed Mr. Kozłowski $0. During the years ended June 30, 2019 and 2018, the Company incurred salary of $43,617 and $43,389, respectively, to the VP of Finance. During the years ended June 30, 2019 and 2018, the Company issued 0 and 5,334, respectively, stock options to Mr. Kozlowski and recorded stock-based compensation of $18,019 and $4,670, respectively.

g)      During the years ended June 30, 2019 and 2018, Swiss Interactive Software GmbH (“Swiss”) charged the Company software consulting fees of $93,625 and $71,135, respectively, related to the development of the Company’s online gaming website. Mr. Rozum is the controlling shareholder of Swiss and was a director and the CTO of the Company until September 19, 2019. As of June 30, 2019 and 2018, the Company owed $93,625 and $20,000, respectively to Swiss.

h)      During the years ended June 30, 2019 and 2018, Ardmore Software SP.Z.O.O. (“Ardmore”) charged the Company IT consulting fees of $235,662 and $183,204, respectively and rent expense, totaling $80,054 and $16,334, respectively. Mr. Rozum is the controlling shareholder of Ardmore and was a director and the CTO of the Company until September 19, 2019. As of June 30, 2019 and 2018, the Company owed $9,230 and $84,869 to Ardmore.

See also Notes 7, 8 and 10.

Note 7 — Promissory note

On August 13, 2018, the Company signed a promissory note with a shareholder, for principal of $50,000 bearing interest at 2% per month repayable by September 30, 2018. As a result of failure to repay the note by September 30, 2018, interest increased to 5% per month. On December 3, 2018, the Company settled the promissory note and accrued interest with a cash payment of $56,500.

Esports Entertainment Group, Inc.
Notes to the Consolidated Financial Statements
June 30, 2019
(Expressed in U.S. dollars)

Note 8 — Commitments and contingencies

Swiss Interactive — Related Party

On April 7, 2019, the Company entered into a Software Transfer Agreement with Swiss Interactive for the purchase of the Licensed Software for consideration of $1,700,000, the consummation of which was contingent upon either the Company’s completion of a (i) any private placement offerings or registered public offerings pursuant to which the Company received proceeds in excess of $6,000,000 or (ii) any private or public offerings in connection with the listing of the Company’s securities on a national securities exchange (“Qualified Offering”). If the Company did not complete a Qualified Offering within six months of the execution date of the transfer agreement, such agreement would become void and the Company and Swiss Interactive would continue to abide by the terms of the existing agreement on the Licensed Software.

Management Agreements

On May 20, 2013, the Company appointed Grant Johnson as President and a Director of the Company. Mr. Johnson is paid $120,000 per year for serving as President. In addition, the Company may pay a performance bonus of up to 50% of his base salary. The Company must pay three months’ salary for terminating the President without cause.

On December 7, 2017, the Company appointed Yan Rozum as Chief Technology Officer of the Company. Mr. Rozum will be paid $75,000 per year before the Company’s common stock is listing on the Nasdaq stock exchange, and $120,000 per year after the Company’s common stock is listed on the Nasdaq stock exchange. The Company must pay three months’ salary for terminating the Chief Technology Officer without cause and an additional one month’s salary for each full year of service.

On December 11, 2017, the Company appointed Michał Kozłowski as Vice President Accounting. Mr. Kozłowski will be paid $25,000 Polish Zloty ($6,638) per month for serving as Vice President Accounting. The Company must pay three months’ salary for terminating the Vice President Accounting without cause and an additional one month’s salary for each full year of service. Mr. Kozlowski was released for cause from his duties in March 2019.

On November 15, 2018, the Company appointed Christopher Malone as Chief Financial Officer of the Company. Mr. Malone will be paid $84,000 per year before the Company’s common stock is listing on the Nasdaq stock exchange, and $120,000 per year after the Company’s common stock is listed on the Nasdaq stock exchange. The Company must pay three months’ salary for terminating the Chief Financial Officer without cause and an additional one month’s salary for each full year of service. Mr. Malone was issued 6,667 shares as an incentive for joining the Company in March 2019.

Consultant Agreements

On June 12, 2014, the Company entered into a Betting Gaming Platform Software Agreement with Swiss Interactive Software GmbH. The monthly fees due under the agreement are based on the percentage of total revenues per month ranging from 5.0% to 10.0%. Monthly fees for platform support and maintenance services are set at a minimum of 2,500 Euros ($2,859) and a maximum of 25,000 Euros ($28,595). The Company must provide 30 days’ notice to terminate the agreement.

On August 1, 2017, the Company entered into a consulting agreement for compensation of $48,000 per year. If the Company’s generates revenues exceeding $1,000,000 per month for three consecutive months the base annual salary will increase to $72,000 per year.

On July 13, 2018, the Company entered into an agreement in principle with J. Gunnar & Co., a third party, to assist the Company with an offering of common stock of the Company or any other financing. Pursuant to this agreement, the Company advanced $50,000 for expenses which has been included in prepaid expenses as a deferred financing cost as of June 30, 2019 (June 30, 2018 — $0). In the event the agreement is terminated, the Company has agreed to reimburse the third party for the full amount of accountable expenses incurred to such date, up to a maximum of $200,000. This agreement is subject to execution of a definitive underwriting agreement.

Esports Entertainment Group, Inc.
Notes to the Consolidated Financial Statements
June 30, 2019
(Expressed in U.S. dollars)

Note 8 — Commitments and contingencies (cont.)

Lease Agreements

The Company entered into a five year lease agreement with Polskie NieruchomoŚci Sp. Z.O.O. to rent office space starting on July 1, 2018 and terminating on November 20, 2022. For the year ending June 30, 2019 and 2018 the Company expensed $14,021 and $0, respectively, as general and administrative for rent. Minimum payments for successive years ending June 30, are as follows:

2020	52,130
2021	52,130
2022	52,130
2023	21,721
$178,111

Contingency

Boustead Securities, LLC (“Boustead”) has notified the Company that it owes Boustead $192,664, as well as warrants to purchase 94,527 shares of common stock of the Company, as compensation for their acting as the placement agent for the sale of Company securities between June 2017 and 2018. Unless this matter is settled, Boustead has notified us that they plan to file an arbitration claim to resolve this dispute. Management believes this claim to be without merit as it is management’s position that Boustead has been paid in full for the services provided and that no further cash or warrants are owed. The JAMS arbitration is scheduled for the end of January 2020.

The Company was notified that a claim was made against the Company for approximately $117,000, as compensation for financing commissions in 2017. It is our position that we have paid Boustead in full for the services it provided to us. We have denied that we owe Boustead any additional cash or warrants and have filed motions to dismiss these claims as well as filed counterclaims against Boustead. We plan to continue to vigorously defend the Company against these claims.

On December 19, 2018, Mr. Bryan Whatley, filed the first amended complaint against the Company in the United States District Court in the District of Nevada for breach of contract in connection with its acting as a finder to assist the Company in finding potential investors. In their complaint, they sought damages in excess of $85,000 plus warrants to purchase shares of the Company’s common stock. The Company filed an answer to the first amended complaint denying the existence of a contract between the Company and Mr. Whatley, among other things. Management believes this claim to be without merit as it is management’s position that there was no contract. We plan to continue to vigorously defend the Company against this claim. The deadline for Mr. Whatley to respond to the Company’s answer was April 12, 2019, and no such response was filed. On April 23, 2019, the Company filed a motion to dismiss with the United States District Court of the State of Nevada. The Company is currently awaiting for the court decision on the dismissal request.

Accounts Payable and Accrued Expenses

Accounts payable and accrued expense for the years ending June 30, 2019 and 2018 are as follows:

	June 30
	2019	2018
Accounts payable	$310,968	$199,654
Other accrued expenses	184,981	93,660
Credit card payable	16,023	10,726
Payroll liabilities	85,761	37,976
Income tax payable	9,715	—
Total accounts payable and accrued expenses	$607,448	$342,016

Esports Entertainment Group, Inc.
Notes to the Consolidated Financial Statements
June 30, 2019
(Expressed in U.S. dollars)

Note 9 — Convertible Debt

$2,200,000 Secured Convertible Note

On November 13, 2018, we issued face value $2,200,000 5% Senior Convertible Notes issued at a 10% original issue discount along with 244,445 warrants for net proceeds of $2,000,000 (the “Note”). Cash fees paid for financing costs were $336,193. The Note is secured by all of our assets and accrues interest at 5% per annum, payable in cash at maturity. However, the principal amount may be converted at the option of the holder at any time during the term to maturity into shares of our common stock at a conversion price of $9.00 per share subject to adjustment for capital reorganization events and subsequent sales by the Company of shares of its common stock at a price per share below $9.00. The Note also embodies certain traditional default provisions that are linked to credit or interest risks, such as bankruptcy proceedings, liquidation events and corporate existence. The Company has concluded that the embedded conversion option is not indexed to our stock due to the down-round protection features afforded to the holder. Therefore, the embedded conversion option is subject to classification in our financial statement in liabilities at fair value both at inception and subsequently pursuant to ASC 815.

In connection with the issuance of the Note, we issued the holders warrants to purchase our common stock. The warrant is exercisable until November 13, 2021 for 244,445 of shares at a purchase price of $11.25 per share subject to adjustment for capital reorganization events and subsequent sales by the Company of shares of its common stock at a price per share below $11.25. We have concluded that the warrants are not indexed to our stock due to the down-round protection. Accordingly, our analysis resulted in the conclusion that these warrants require classification in our financial statements in liabilities at fair value both at inception and subsequently pursuant to ASC 815.

Additionally, we issued our placement agents warrants to purchase our common stock. The warrant is exercisable until December 12, 2023 for 48,889 of shares at a purchase price of $11.25 per share subject to adjustment for capital reorganization events. We have concluded that the warrants are not indexed to our stock due to the down-round protection. Accordingly, our analysis resulted in the conclusion that these warrants require classification in our financial statements in liabilities at fair value both at inception and subsequently pursuant to ASC 815.

Accounting for the Secured Convertible Notes

We have evaluated the terms and conditions of the secured convertible notes under the guidance of ASC 815. Because the economic characteristics and risks of the equity-linked conversion options are not clearly and closely related to a debt-type host, the conversion features require classification and measurement as derivative financial instruments. The other embedded derivative feature, down-round protection, was also not considered clearly and closely related to the host debt instruments. Further, these features individually were not afforded the exemption normally available to derivatives indexed to a company’s own stock. Accordingly, our evaluation resulted in the conclusion that this compound derivative financial instrument requires bifurcation and liability classification, at fair value. The compound derivative financial instrument consists of (i) the embedded conversion features and the (ii) down-round protection features. Current standards contemplate that the classification of financial instruments requires evaluation at each report date.

The following tables reflect the allocation of the purchase on the financing dates:

Secured Convertible Notes	$2,200,000 Face Value
Face value	$2,200,000
Debt discount	(1,909,280)
Carrying value	$290,720

Esports Entertainment Group, Inc.
Notes to the Consolidated Financial Statements
June 30, 2019
(Expressed in U.S. dollars)

Note 9 — Convertible Debt (cont.)

The carrying value of the secured convertible notes at June 30, 2019 was $290,720 and the carrying value at June 30, 2018 was $0.

Discounts (premiums) on the convertible notes arise from (i) the allocation of basis to other instruments issued in the transaction, (ii) fees paid directly to the creditor and (iii) initial recognition at fair value, which is lower than face value. Discounts (premiums) are amortized through charges (credits) to interest expense using the effective interest rate method over the term of the debt agreement. Amortization of debt discounts amounted to $290,720 during the period from inception to June 30, 2019.

In addition to the debt discounts, cash paid for financing costs of $336,193 and the fair value of placement agent warrants issued of $415,307 was charged to interest expense.

Derivative Liabilities

The carrying value of the Compound Embedded Derivative and Warrant Derivative Liabilities are on the balance sheet, with changes in the carrying value being recorded as Derivative Loss on the income statement. The components of the compound embedded derivative and warrant derivative liabilities as of June 30, 2019 are:

Our financing giving rise to derivative financial instruments	Indexed Shares	Fair Values
Compound embedded derivatives:
$2,200,000 face value secured convertible notes due November 13, 2019	244,445	$1,777,363
Warrant derivative liabilities (Issued with Note)	244,445	2,398,057
Warrant derivative liabilities (Placement agent Warrants)	48,889	479,611
	537,779	$4,655,031

Fair Value Considerations

GAAP establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. As presented in the tables below, this hierarchy consists of three broad levels:

Level 1 valuations:    Quoted prices in active markets for identical assets and liabilities.

Level 2 valuations:    Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations whose inputs or significant value drivers are observable.

Level 3 valuations:    Significant inputs to valuation model are unobservable.

Fair Value of Financial Assets and Liabilities Measured on a Recurring Basis

Financial liabilities measured at fair value on a recurring basis are summarized below and disclosed on the consolidated balance sheet as of June 30, 2019.

Liabilities	Amounts at Fair Value	Fair Value Measurement Using Level 3 Inputs Total
		Level 1	Level 2	Level 3
Derivative liability – conversion feature	$1,777,363	$—	$—	$1,777,363
Derivative liability – warrants	2,877,668	—	—	2,877,668
Total	$4,655,031	$—	$—	$4,655,031

Esports Entertainment Group, Inc.
Notes to the Consolidated Financial Statements
June 30, 2019
(Expressed in U.S. dollars)

Note 9 — Convertible Debt (cont.)

The table below provides a summary of the changes in fair value, including net transfers in and/or out of all financial liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the period ended June 30, 2019:

Amount
Issuances to debt discount	$2,200,000
Issuances to interest expense	4,975,091
Conversions to paid in capital	—
Warrant exercises	—
Change in fair value of derivative liabilities	(1,659,507)
Change in fair value of warrant liabilities	(860,553)
$4,655,031

The fair value of the derivative conversion features and warrant liabilities as of June 30, 2019 were calculated using a Monte-Carlo option model valued with the following assumptions:

June 30, 2019
Dividend yield	0%
Expected volatility	134.8% – 272.1%
Risk free interest rate	1.95% – 2.27%
Contractual term (in years)	0.37 – 4.45
Conversion/Exercise price	$0.60 – $0.75

Changes in the observable input values would likely cause material changes in the fair value of the Company’s Level 3 financial instruments.

The features embedded in the secured convertible notes and the warrants were valued using a Monte Carlo based valuation model. The Monte Carlo valuation technique was utilized because it embodies all of the requisite assumptions (including the underlying price, exercise price, term, volatility, and risk-free interest-rate) that are necessary to fair value these instruments. For forward contracts that contingently require net-cash settlement as the principal means of settlement, we project and discount future cash flows applying probability-weighted to multiple possible outcomes. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques are highly volatile and sensitive to changes in the trading market price of our common stock. Because derivative financial instruments are initially and subsequently carried at fair values, our income will reflect the volatility in these estimate and assumption changes.

Note 10 — Common Stock

Issued

a)      On July 5, 2017, the Company issued 53,334 units consisting of one share of common stock and one warrant to purchase one share of common stock at a price of $3.75 per unit for cash proceeds of $200,000. Each warrant entitles the holder to purchase one share of common stock at $3.75. The warrants are exercisable before July 5, 2020. The warrants may be called by the Company any time after July 5, 2018 with 30 day’s notice at a price of $0.75 per warrant.

b)      On July 6, 2017, the Company issued 26,667 units consisting of one share of common stock and one warrant to purchase one share of common stock at a price of $3.75 per unit for cash proceeds of $100,000. Each warrant entitles the holder to purchase one share of common stock at $3.75. The warrants are exercisable before July 6, 2020. The warrants may be called by the Company any time after July 6, 2018 with 30 days’ notice at a price of $0.75 per warrant.

Esports Entertainment Group, Inc.
Notes to the Consolidated Financial Statements
June 30, 2019
(Expressed in U.S. dollars)

Note 10 — Common Stock (cont.)

c)      On July 16, 2017, the Company issued 6,667 units consisting of one share of common stock and one warrant to purchase one share of common stock at a price of $3.75 per unit for cash proceeds of $25,000. Each warrant entitles the holder to purchase one share of common stock at $3.75. The warrants are exercisable before July 16, 2020. The warrants may be called by the Company any time after July 16, 2018 with 30 days’ notice at a price of $0.75 per warrant.

d)      On July 17, 2017, the Company issued 19,334 units consisting of one share of common stock and one warrant to purchase one share of common stock at a price of $3.75 per unit for cash proceeds of $72,500. Each warrant entitles the holder to purchase one share of common stock at $3.75. The warrants are exercisable before July 17, 2020. The warrants may be called by the Company any time after July 17, 2018 with 30 days’ notice at a price of $0.75 per warrant.

e)      On July 19, 2017, the Company issued 13,334 units consisting of one share of common stock and one warrant to purchase one share of common stock at a price of $2.25 per unit to an arm’s length consultant in exchange for services of $30,000. Each warrant entitles the holder to purchase one share of common stock at $2.25. The warrants are exercisable before July 19, 2020. The warrants may be called by the Company any time after July 19, 2018 with 30 days’ notice at a price of $0.75 per warrant.

f)      On July 20, 2017, the Company issued 6,667 units consisting of one share of common stock and one warrant to purchase one share of common stock at a price of $3.75 per unit for cash proceeds of $25,000. Each warrant entitles the holder to purchase one share of common stock at $3.75. The warrants are exercisable before July 19, 2020. The warrants may be called by the issuer any time after July 20, 2018 with 30 days’ notice at a price of $0.75 per warrant.

g)      On July 24, 2017, the Company issued 334 units of one share of common stock and one warrant to purchase one share of common stock at a price of $7.50 per unit for cash proceeds of $2,500. Each warrant entitles the holder to purchase one share of common stock at $30.00. The warrants are exercisable before July 24, 2018.

h)      On August 8, 2017, the Company issued 667 units of one share of common stock and one warrant to purchase one share of common stock at a price of $18.75 per unit for cash proceeds of $12,500. Each warrant entitles the holder to purchase one share of common stock at $30.00. The warrants are exercisable before February 8, 2019.

i)       On August 27, 2017, the Company issued 20,000 shares of common stock at $3.75 per share for cash proceeds of $75,000.

j)       On September 7, 2017, the Company issued 1,334 units consisting of one share of common stock and one warrant to purchase one share of common stock at a price of $18.75 per unit for cash proceeds of $25,000. Each warrant entitles the holder to purchase one share of common stock at $60.00. The warrants are exercisable before March 6, 2019.

k)      On September 21, 2017, the Company issued 10,445 shares of common stock upon the exercise of 11,111 warrants exercised at $2.25 on a cashless basis. 667 shares of common stock were held back by the Company as consideration for the exercise.

l)       On September 26, 2017, the Company issued 6,734 shares of common stock at $2.25 per share upon the exercise of 6,734 warrants.

m)     On September 27, 2017, the Company issued 2,987 units consisting of one share of common stock and one warrant to purchase one share of common stock at a price of $18.75 per unit for cash proceeds of $56,000. Each warrant entitles the holder to purchase one share of common stock at $60.00. The warrants are exercisable before March 30, 2019.

Esports Entertainment Group, Inc.
Notes to the Consolidated Financial Statements
June 30, 2019
(Expressed in U.S. dollars)

Note 10 — Common Stock (cont.)

n)      On September 29, 2017, the Company issued 267 units at a price of $18.75 per unit for cash proceeds of $5,000. Each unit consists of one share of common stock, one warrant and one piggyback warrant. Each warrant entitles the holder to purchase one share of common stock at $30.00. Each piggyback warrant entitles the holder to purchase one share of common stock at $60.00. The warrant is exercisable before September 24, 2018 and the piggyback warrant is exercisable before September 24, 2019.

o)      On September 29, 2017, the Company issued 1,067 units at $18.75 per unit for cash proceeds of $20,000. Each unit consists of one share of common stock, one warrant and one piggyback warrant. Each warrant entitles the holder to purchase one share of common stock at $30.00. Each piggyback warrant entitles the holder to purchase one share of common stock at $60.00. The warrant is exercisable before September 28, 2018 and the piggyback warrant is exercisable before September 28, 2019.

p)      On October 17, 2017, the Company issued 4,445 shares of common stock at $2.25 per share upon the exercise of 4,445 warrants.

q)      On October 31, 2017, the Company issued 21,034 shares of common stock at $2.25 per share upon the exercise of 21,034 warrants.

r)      On November 7, 2017, the Company issued 1,033 shares of common stock at $3.75 per share for cash proceeds of $3,875.

s)       On March 2, 2018, the Company issued 8,000 shares of common stock at $11.25 per share to an arm’s length consultant for marketing services provided, of which $42,557 is reflected as a prepaid expense at June 30, 2019 (June 30, 2018 — $84,706). The share value was based on the quoted value of the stock at the time of issue.

t)       On April 4, 2018, the Company issued 1,067 shares of common stock at $3.75 per share upon the exercise of 1,067 warrants.

u)      On April 26, 2018, the Company issued 6,667 shares of common stock at $3.00 per share for cash proceeds of $20,000.

v)      On April 26, 2018, the Company issued 11,111 shares of common stock at $3.00 per share for cash proceeds of $33,333.

w)     On May 21, 2018, the Company issued 11,334 shares of common stock at $2.25 per share upon the exercise of 11,334 warrants.

x)      On June 11, 2018, the Company issued 16,667 shares of common stock at $15,00 per share to an arm’s length consultant for referral services of which, $0 is reflected as a prepaid expense as of June 30, 3019 (June 30, 2018 — $185,625). The share value was based on the quoted value of the stock at the time of issue.

y)      On June 18, 2018, the Company issued 1,667 shares of common stock at $3.00 per share for cash proceeds of $5,000.

z)      On June 20, 2018, the Company issued 1,334 shares of common stock at $12.00 per share to an arm’s length consultant for advisory services provided. The share value was based on the quoted value of the stock at the time of issue.

aa)    On July 23, 2018, the Company issued 4,445 shares of common stock at $2.25 per share upon the exercise of 4,445 warrants.

bb)    On July 24, 2018, the Company issued 6,667 shares of common stock at $2.25 per share upon the exercise of 6,667 warrants.

cc)    On July 26, 2018, the Company issued 1,000 shares of common stock, which was recorded as stock-based compensation at $12.75 per share, in an arm’s length transaction to a consultant for advisory services provided. The share value was based on the quoted value of the stock at the time of issue.

Esports Entertainment Group, Inc.
Notes to the Consolidated Financial Statements
June 30, 2019
(Expressed in U.S. dollars)

Note 10 — Common Stock (cont.)

dd)    On July 26, 2018, the Company issued 12,889 shares of common stock at $2.25 per share upon the exercise of 6,667 warrants.

ee)    On July 26, 2018, the Company issued 13,778 shares of common stock at $2.25 per share. As of June 30, 2018, this had been reflected as shares to be issued.

ff)      On July 31, 2018, the Company issued 10,000 shares of common stock, which was recorded as stock-based compensation at $12.15 per share, in an arm’s length transaction to a consultant for advisory services pursuant to an agreement dated June 19, 2018. As of June 30, 2018, this had been reflected as shares to be issued.

gg)    On August 3, 2018, the Company issued 22,222 shares of common stock at $2.25 per share upon the exercise of 22,222 warrants.

hh)    On August 16, 2018, the Company issued 84,445 shares of common stock at $2.25 per share upon the exercise of 84,445 warrants. As of June 30, 2018, 84,445 of the warrants exercised had been reflected as shares to be issued.

ii)      On August 27, 2018, the Company issued 6,667 shares of common stock at $2.25 per share for exercise of 6,667 warrants.

jj)      On September 5, 2018, the Company issued 4,445 shares of common stock at $2.25 per share upon the exercise of 4,445 warrants.

kk)    On September 6, 2018, the Company issued 20,000 shares of common stock at $3.75 per share upon the exercise of 20,000 warrants.

ll)      On September 6, 2018, the Company issued 13,334 shares of common stock at $2.25 per share upon the exercise of 13,334 warrants.

mm)  On October 4, 2018, the Company issued 1,000 shares of common stock, which was recorded as stock-based compensation at $9.90 per share, in an arm’s length transaction to a consultant for advisory services provided. The share value was based on the quoted value of the stock at the time of issue.

nn)    On October 9, 2018, the Company issued 17,569 shares of common stock at $2.25 per share upon the exercise of 17,569 warrants.

oo)    On October 12, 2018, the Company issued 6,667 shares of common stock, which was recorded as stock-based compensation at $9.60 per share, in an arm’s length transaction to a consultant for advisory services provided. The share value was based on the quoted value of the stock at the time of issue.

pp)    On November 16, 2018, the Company issued 6,667 shares of common stock to an Officer of the Company in accordance with his employment agreement signed in November 2018. The share value was based on the quoted value of the stock at the time of signing the agreement.

qq)    On December 6, 2018, the Company issued 1,334 shares of common stock, which was recorded as stock-based compensation at $12.75 per share, in an arm’s length transaction to a consultant for advisory services provided. The share value was based on the quoted value of the stock at the time of issue.

rr)     On April 1, 2019, the Company issued 10,667 shares of common stock, which was recorded as stock-based compensation at $9.30 per share, in an arm’s length transaction to a consult for advisory services provided. The share value was based on the quoted value of the stock at the time of issuance.

ss)     On June 18, 2019, the Company issued 13,334 shares of common stock at $2.25 per share upon the exercise of 13,334 warrants.

Esports Entertainment Group, Inc.
Notes to the Consolidated Financial Statements
June 30, 2019
(Expressed in U.S. dollars)

Note 10 — Common Stock (cont.)

Equity to be Issued

As of June 30, 2019, the Company was committed to issuing 16,667 shares of common stock valued at $200,000, pursuant to a consulting agreement approved on June 4, 2019.

As of June 30, 2019, the Company was committed to issuing 2,667 shares of common stock valued at $11.25 per share. The Company has recorded $30,000 as equity to be issued in relation to this commitment.

Note 11 — Warrants

A summary of the Company’s warrant activities is as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Intrinsic Value
Outstanding, June 30, 2017	578,892	$2.25	3.67	5,653,393
Issued	133,987	6.45
Exercised	(55,056)	2.25
Expired	(67)	3.75
Outstanding, June 30, 2018	657,756	3.15	2.60 years	$6,064,913
Issued	309,333	11.25	2.69 years	—
Exercised	(226,013)	2.40	—	1,817,576
Expired	(13,565)	26.55	—	—
Outstanding and Exercisable, June 30, 2019	727,779	$6.30	2.09 years	$2,563,939

The intrinsic value of the 226,061 warrants exercised during the year ended June 30, 2019 was $1,461,684. The intrinsic value of the 55,056 warrants exercised during the year ended June 30, 2018 was $1,825,730.

As at June 30, 2019, the following warrants were outstanding:

Expiry Date	Number of Warrants Issued and Exercisable	Weighted Average Exercise Price
July 2019	267	$60.00
September 2019	1,067	60.00
December 2019	4,445	2.25
February 2020	23,334	2.25
March 2020	89,111	2.25
June 2020	30,000	2.70
July 2020	36,000	3.30
August 2020	60,000	3.75
May 2021	8,000	11.25
November 2021	244,445	11.25
March 2022	182,222	2.25
December 2023	488,893	11.25
	727,779	$6.30

Esports Entertainment Group, Inc.
Notes to the Consolidated Financial Statements
June 30, 2019
(Expressed in U.S. dollars)

Note 12 — Stock Options

On August 1, 2017, the Company adopted the 2017 Stock Incentive Plan (the “2017 Plan”) whereby incentive stock options issued to employees, officers, and directors of the Company shall not exceed 166,667 of which the purchase price of the stock options shall not be less than 100% of the fair market value of the Company’s common stock and the period for exercising the stock options not exceed 10 years from the date of grant. The option price per share with respect to each option shall be determined by the committee for non-qualified stock options.

A summary of the Company’s stock option activity is as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding, June 30, 2017	—	$—
Issued	54,608	10.50
Outstanding, June 30, 2018	854,608	10.50
Issued	13,334	10.50
Cancelled	(16.000)	10.50
Outstanding, June 30, 2019	51,942	$10.50

On October 12, 2018, the Company cancelled 8,000 options that were granted to a consultant of the Company.

On October 31, 2018, the Company cancelled 8,000 options that were granted to a consultant of the Company.

On June 4, 2019, the Company issued 13,334 options to a consultant of the Company for advisory services.

As of June 30, 2019, the following options were outstanding:

Expiry Date	Number of Options Issued	Number of Options Exercisable	Weighted Average Exercise Price
August 2020	3,333	3,333	$10.50
June 2021	13,334	—	10.50
August 2023	35,275	35,275	10.50
	51,942	38,608	$10.50

As of June 30, 2019, the weighted average remaining life of the options was 3.84 years.

During the years ended June 30, 2019 and 2018, the Company recorded stock-based compensation expense of $151,051 and $79,328, respectively, which has been recorded as stock based compensation in the statements of operations. As of June 30, 2019 and 2018, there was $219,054 and $347,952, respectively, of unrecognized expense related to non-vested stock-based compensation arrangements.

The following table provides the details of the total stock-based payments expense during the year ended June 30, 2019 and 2018:

	June 30, 2019	June 30, 2018
Employees and directors stock-based payments	$151,051	$79,328
Total	$151,051	$79,328

Esports Entertainment Group, Inc.
Notes to the Consolidated Financial Statements
June 30, 2019
(Expressed in U.S. dollars)

Note 13 — Income Taxes

The reconciliation of income tax expense computed at the U.S. federal statutory rate to the income tax provision for the years ended June 30, 2019 is as follows:

United States	June 30, 2019
Income before income taxes	$(6,371,649)
Taxes under statutory U.S. rates	(1,338,046)
Increase in valuation allowance	725,276
Foreign tax rate differential	2,451
Change in value of derivatives	813,801
Discrete items	(193,767)
Income tax	$9,715

On December 22, 2017, the Tax Cuts and Jobs Act (“The Act”), was signed into law by President Trump. The Act includes a number of provisions, including the lowering of the U.S. corporate tax rate from 34 percent to 21 percent, effective January 1, 2018 and the establishment of a territorial-style system for taxing foreign-source income of domestic multinational corporations. In December 2017, the SEC issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Act (“SAB118”), which allows us to record provisional amounts during a measurement period not to extend beyond one year of the enactment. The Company remeasured its deferred tax assets and liabilities as of June 30, 2018 applying the reduced corporate income tax rate and recorded a decrease to the deferred tax assets of $416,339, with a corresponding adjustment to the valuation allowance.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities consist of the following:

Deferred tax assets	June 30, 2019
Net operating loss carryforward	$1,232,306
Nonqualified stock options	146,971
Total deferred tax assets	1,379,277
Valuation allowance	(1,379,277)
Net deferred tax assets	$—

At June 30, 2019, the Company had U.S. net operating loss carry forwards of approximately $2,348,942 that may be offset against future taxable income, subject to limitation under IRC Section 382. Of the $2.3 million, of Federal net operating loss carryforwards, $1.6 million begin to expire in 2032. The remaining balance of $0.8 million is limited in annual usage of 80% of current years taxable income, but do not have an expiration. At June 30, 2019, the Company had Antigua net operating loss carry forwards of approximately $0.8 million which can be carried forward for 6 years but are limited in annual usage of 50% of current year’s taxable income. Additional foreign net operating loss carryforwards were generated in Malta in the amount of $107,372 which do not expire and Curacao in the amount of $29,649 which can be carried forward for 10 years. No tax benefit has been reported in the June 30, 2019 and 2018 consolidated financial statements due to the uncertainty surrounding the realizability of the benefit, based on a more likely than not criteria and in consideration of available positive and negative evidence.

The Company applied the “more-likely-than-not” recognition threshold to all tax positions taken or expected to be taken in a tax return, which resulted in no unrecognized tax benefits as of June 30, 2019 and June 30, 2018, respectively.

Esports Entertainment Group, Inc.
Notes to the Consolidated Financial Statements
June 30, 2019
(Expressed in U.S. dollars)

Note 13 — Income Taxes (cont.)

At June 30, 2018, deferred tax assets at a tax rate of 21% consisted of the following:

June 30, 2018
Deferred tax assets	$654,000
Less: valuation allowance	(654,000)
Net deferred tax asset	$—

The deferred tax assets have not been recognized because at this stage of the Company’s development, it is not determined that future taxable profits will be available against which the Company can utilize such deferred tax assets. The Company incurred a net operating loss of $2,028,662 for the year ended June 30, 2018, which will start to expire in 2038. Tax years 2009 through 2018 remain open to examination by the taxing jurisdictions to which the Company is subject. The Company has not been notified by any taxing jurisdictions of any proposed or planned examination.

Note 14 — Segment Information

The following tables summarizes financial information by geographic segment.

Year ended June 30, 2019:

	Antigua	Malta	Curacao	U.S.	Total
Net Loss	$—	$32,017	$8,229	$6,695,878	$6,736,124

Year ended June 30, 2018:

	Antigua	Malta	Curacao	U.S.	Total
Net Loss	$663,819	$102,946	$25,846	$1,236,051	$2,028,662

As of June 30, 2019:

	Antigua	Malta	Curacao	U.S.	Total
Assets	$202,546	$6,833	$7,095	$345,318	$561,792

As of June 30, 2018:

	Antigua	Malta	Curacao	U.S.	Total
Assets	$183,650	$9,639	$1,153	$415,243	$609,685

Note 15 — Subsequent Events

On July 17, 2019, the Company and the investors (the “Investors”) in its November 13, 2018 offering (see Note 9) entered into Waiver Agreements (the “Waiver Agreements”). Pursuant to the terms of the waiver agreement, the Investors waived the exercise of remedies with regard to certain breaches of agreements between the Company and the Investors, including the Notes, Warrants, and Securities Purchase Agreements (the “Purchase Agreements”).

In consideration for the Investors entrance into the Waiver Agreements, the Company will (i) increase the principal amount of each Note issued in the Offering by 30%, in the form of an Amended and Restated Senior Secured Convertible Promissory Note (the “Amended and Restated Note”). Additionally, for its role as lead investor and facilitator of the Offering and negotiating the terms of the Waiver Agreement, the Company issued to Cavalry Fund I LP warrants to purchase 3,333,334 shares of Common Stock exercisable on or after October 1, 2019 for a term of three (3) years from such date at an exercise price of $11.25 per share (the “Cavalry Warrant”).

On August 14, 2019, the Company consummated the initial closing (“Initial Closing”) of a private placement offering (the “Offering”) whereby the Company entered into those certain securities purchase agreement (the “Purchase Agreements”) with four (4) accredited investors (the “Investors”). Pursuant to the Purchase Agreements, the Company issued the Investors those certain convertible promissory notes (each a “Note and together the “Notes”) in the aggregate principal amount of $385,000 (including a 10% original issue discount) and Warrants to purchase 42,778 shares of the Company’s common stock, par value $0.001 per share for aggregate gross proceeds of $350,000.

Esports Entertainment Group, Inc.
Notes to the Consolidated Financial Statements
June 30, 2019
(Expressed in U.S. dollars)

Note 15 — Subsequent Events (cont.)

The Notes accrue interest at a rate of 5% per annum and are initially convertible into shares of the Company’s common stock at a conversion price of $9.00 per share, subject to adjustment (the “Conversion Price”). The Notes contain a mandatory conversion mechanism whereby unpaid principal and accrued interest on the Notes, upon the closing of a Qualified Offering (as defined therein) converts into shares of the Company’s Common Stock at the lower of (i) the Conversion Price and (ii) 80% of the offering price in the Qualified Offering. The Notes contain customary events of default (each an “Event of Default”) and mature on August 14, 2020. If an Event of Default occurs, the outstanding principal amount of the Notes, plus accrued but unpaid interest, liquidated damages and other amounts owing with respect to the Notes will become, at the Note holder’s election, immediately due and payable in cash at the “Mandatory Default Amount”. The Mandatory Default Amount means the sum of 130% of the outstanding principal amount of the Notes plus accrued and unpaid interest, including default interest of 18% per year, and all other amounts, costs, expenses and liquidated damages due in respect of the Notes.

Pursuant to the Purchase Agreements, each Investor was entitled to 100% Warrant coverage, such that such Investor received the same number of Warrants to purchase shares of Common Stock as is the number of shares of Common Stock initially issuable upon conversion of its Note as of the date of issuance. The Warrants are exercisable at a price of $11,25 per share, subject to adjustment from the date of issuance through August 14, 2022.

Joseph Gunnar & Co., LLC (the “Placement Agent”) acted as placement agent for the Offering and received cash compensation of $35,000 and warrants to purchase 8,556 shares of the Company’s common stock, at an initial exercise price of $11.25 per share, subject to adjustment (“Agent Warrants”). The Agent Warrants will be exchanged for warrants substantially the same as the Representative’s Warrant on the date immediately preceding the effectiveness of this Registration Statement, primarily to remove anti-dilutive terms and to amend exercise price to 125% of the offering price.

On August 29, 2019, the Company consummated the Second Closing of the Offering whereby the Company entered into Purchase Agreements with the Second Closing Investors. Pursuant to the Purchase Agreements, the Company issued the Second Closing Investors Notes in the aggregate principal amount of $137,500 (including a 10% original issue discount) and Warrants to purchase 15,278 shares of the Company’s common stock, par value $0.001 per share, for aggregate gross proceeds of $125,000.

The Notes accrue interest at a rate of 5% per annum and are initially convertible into shares of the Company’s common stock at a conversion price of $9.00 per share, subject to adjustment. The Notes contain a mandatory conversion mechanism whereby unpaid principal and accrued interest on the Notes, upon the closing of a Qualified Offering (as defined therein) converts into shares of the Company’s Common Stock at the lower of (i) the Conversion Price and (ii) 80% of the offering price in the Qualified Offering. The Notes contain customary events of default and mature on August 29, 2020. If an Event of Default occurs, the outstanding principal amount of the Notes, plus accrued but unpaid interest, liquidated damages and other amounts owing with respect to the Notes will become, at the Note holder’s election, immediately due and payable in cash at the “Mandatory Default Amount”. The Mandatory Default Amount means the sum of 130% of the outstanding principal amount of the Notes plus accrued and unpaid interest, including default interest of 18% per year, and all other amounts, costs, expenses and liquidated damages due in respect of the Notes.

Pursuant to the Purchase Agreements, each Investor was entitled to 100% Warrant coverage, such that such Investor received the same number of Warrants to purchase shares of Common Stock as is the number of shares of Common Stock initially issuable upon conversion of its Note as of the date of issuance. The Warrants are exercisable at a price of $11.25 per share, subject to adjustment from the date of issuance through August 29, 2022.

The Placement Agent received cash compensation of $12,500 and Agent Warrants to purchase 3,056 shares of the Company’s common stock, at an initial exercise price of $11.25 per share, subject to adjustment. The Agent Warrants may be exercised on a “cashless” basis and expire in August 29, 2024.

On January 22, 2020 the Company filed an Amendment to the Articles of Incorporation to effectuate a reverse split of the Company’s issued and outstanding common stock at an exchange ratio of 1-for -15. The reverse stock split was effective as of January 28, 2020. All share and per share data in the accompanying consolidated financial statements and footnotes has been retroactively restated to reflect the effects of the reverse stock split.

2,000,000 Units

Esports Entertainment Group, Inc.

____________________________________

PROSPECTUS

____________________________________

Lead Book-Running Manager	Co-Book-Running Manager
Maxim Group LLC	Joseph Gunnar & Co.

[    ], 2020

Through and including                , 2020 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the common stock and warrants being registered. All amounts other than the SEC registration fees and FINRA fees are estimates.

SEC Registration Fees	$3,452.87
FINRA Fees	4,489.06
Nasdaq Capital Markets Listing Fee	50,000	*
Printing and Engraving Expenses	25,000	*
Legal Fees and Expenses	350,000	*
Accounting Fees and Expenses	35,000	*
Transfer Agent Fees	30,000	*
Miscellaneous	10,000	*
Total	$507,941.93

____________

*        Estimated

Item 14. Indemnification of Officers and Directors

Nevada Law

The Nevada Revised Statutes limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our Amended and Restated Bylaws include provisions that require the company to indemnify our directors or officers against monetary damages for actions taken as a director or officer of our Company. We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents for certain liabilities. Our Amended and Restated Articles of Incorporation do not contain any limiting language regarding director immunity from liability.

The limitation of liability and indemnification provisions under the Nevada Revised Statutes and our Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 15. Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold by us in transactions that were exempt from the requirements of the Securities Act in the last three years. Except where noted, all of the securities discussed in this Item 15 were all issued in reliance on the exemption under Section 4(a)(2) of the Securities Act.

On January 22, 2020, we effected a one-for-fifteen (1:15) reverse stock split whereby the Company (i) decreased the number of authorized shares of Common Stock by a ratio equal to one-for-fifteen (1:15). Unless otherwise noted, all share and per share data included these statements retroactively reflect the 1-for-15 reverse stock split.

On March 31, 2016, the company issued 15,556 units to Brian Partlow at $2.25 per unit for cash proceeds of $35,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $3.75. The warrants are exercisable before March 31, 2017.

On March 29, 2016 the company issued 2,222 units to Dan Wolf at $2.25 per unit for cash proceeds of $ 5,000. Each unit consists of one common share and 1/2 warrant. Each warrant entitles the holder to purchase each common share at $3.75. The warrants are exercisable before March 29, 2017.

On April 14, 2016 the company issued 6,667 shares of common stock to Chul Woong (Alex) Lim at $3.00 for Director Services.

On April 14, 2016 the company issued 6,667 shares of common stock to Yan Rozum at $3.00 for Director Services.

On April 14, 2016 the company issued 4,000 shares of common stock to Matt Partlow at $1.50 per share.

On June 30, 2016, the Company issued 31,112 shares of common stock to Matt Partlow, Zhiyi Qian, Galen Weiss at $2.25 per share, for cash proceeds of $70,000.

On September 21, 2016, the Company issued 13,334 units to Chatterquest LLC at $2.25 per unit for cash proceeds of $30,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $2.25. The warrants are exercisable before December 1, 2019.

On November 30, 2016, the Company issued 4,445 units to Galen Weiss at $2.25 per unit for cash proceeds of $10,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $2.25. The warrants are exercisable before December 31, 2019.

On December 31, 2016, the Company issued 36,667 shares of common stock to Matt Partlow at $3.75 per share for services in the amount of $137,500.

On February 21, 2017, the Company issued 6,667 units to Dominic Joseph Bortolussi Corp at $2.25 per unit for cash proceeds of $15,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $2.25. The warrants are exercisable before February 28, 2020.

On March 1, 2017, the company issued 6,667 shares of common stock at $3.75 per share to Yan Rozum and Alex Lim for director fees.

On March 8, 2017, the Company issued 24,000 units at $2.25 per unit. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $2.25. The warrants are exercisable before March 8, 2022.

On March 31, 2017 the Company issued 275,778 units at $2.25 per unit to VG SPV LLC, Galen Weiss and Tim Caveley for cash proceeds of $620,500. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $2.25. The warrants are exercisable before March 31, 2020.

On April 1, 2017, the Company issued 26,667 shares of common stock to Agoracom Investor Relations Inc. at $2.25 per share for investor relations services.

On April 1, 2017, the Company issued 193,124 units at $2.25 per unit. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $2.25. The warrants are exercisable before April 1, 2020.

On April 22, 2017, the Company issued 6,134 shares of common stock to Darrell Tibbitts, Gary Bickford, and Rick Brown at $3.75 per share for cash proceeds of $23,000.

On May 16, 2017, the Company issued 40,000 units to Romper Securities Inc. at $3.75 per unit for cash proceeds of $150,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $3.75. The warrants are exercisable before May 16, 2020. The warrants are callable by the Company any time after November 16, 2018 with 30 days notice at a price of $0.75 per warrant.

On May 24, 2017, the Company issued 16,667 shares of common stock to VG-SPV LLC at $3.75 per share for services in the amount of $62,500.

On June 30, 2017 the company issued 2,696 units to Yan Rozum and David Watt at $12,00 per share for Directors Services.

On June 30, 2017 the company issued 10,000 units to Terry Huber at $3.75 per unit for cash proceeds of $37,500. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $3.75. The warrants are exercisable before June 30, 2020

On July 5, 2017, the Company issued 53,334 units to Sheldon Inwentash at $3.75 per unit for cash proceeds of $200,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $3.75. The warrants are exercisable before July 5, 2020. The warrants are callable by the Company any time after July 5, 2018 with 30 days’ notice at a price of $0.75 per warrant.

On July 6, 2017, the Company issued 26,667 units to Chi Chang Lin at $3.75 per unit for cash proceeds of $100,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $3.75. The warrants are exercisable before July 6, 2020. The warrants are callable by the Company any time after July 6, 2018 with 30 days’ notice at a price of $0.75 per warrant.

On July 16, 2017, the Company issued 6,667 units to 1313366 Ontario Ltd. at $3.75 per unit for cash proceeds of $25,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $3.75. The warrants are exercisable before July 16, 2020. The warrants are callable by the Company any time after July 16, 2018 with 30 days’ notice at a price of $0.75 per warrant.

On July 17, 2017, the Company issued 19,334 units at $3.75 per unit for cash proceeds of $72,500. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $3.75. The warrants are exercisable before July 17, 2020. The warrants are callable by the Company any time after July 17, 2018 with 30 days’ notice at a price of $0.75 per warrant.

On July 19, 2017, the Company issued 13,334 units to George Tsiolis at $2.25 per unit in exchange for services of $30,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $2.25. The warrants are exercisable before July 19, 2020. The warrants are callable by the Company any time after July 19, 2018 with 30 days’ notice at a price of $0.75 per warrant.

On July 20, 2017, the Company issued 6,667 units to George Tsiolis at $3.75 per unit for cash proceeds of $25,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $3.75. The warrants are exercisable before July 19, 2020. The warrants are callable by the issuer any time after July 20, 2018 with 30 days’ notice at a price of $0.75 per warrant.

On July 24, 2017, the Company issued 334 units to Rob Lowe at $7.50 per unit for cash proceeds of $2,500. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $30.00. The warrants are exercisable before July 24, 2018.

On August 8, 2017, the Company issued 667 units to Nutjru Meethubtim at $18.75 per unit for cash proceeds of $12,500. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $30.00. The warrants are exercisable before February 8, 2019.

On August 27, 2017, the Company issued 20,000 shares of common stock to Matt Partlow at $3.75 per share for cash proceeds of $75,000.

On September 7, 2017, the Company issued 1,334 units to George Benbassat at $18.75 per unit for cash proceeds of $25,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $60.00. The warrants are exercisable before March 6, 2019.

On September 21, 2017, the Company issued 10,445 shares of common stock to Boustead Securities LLC upon the exercise of 111,111 warrants exercised at $2.25 on a cashless basis. 667 shares of common stock were held back by the Company as consideration for the exercise.

On September 26, 2017, the Company issued 6,734 shares of common stock to Raymond Chan and Paul Reah at $2.25 per share upon the exercise of 6,734 warrants for cash proceeds of $15,150.

On September 27, 2017, the Company issued 2.987 units to Chan Lee Family Holdings Inc. at $18.75 per unit for cash proceeds of $56,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $60.00. The warrants are exercisable before March 30, 2019.

On September 29, 2017, the Company issued 267 units to Rob Lowe at $18.75 per unit for cash proceeds of $5,000. Each unit consists of one common share, one warrant and one piggyback warrant. Each warrant entitles the holder to purchase one common share at $30.00. Each piggyback warrant entitles the holder to purchase one common share at $60.00. The warrant is exercisable before September 24, 2018 and the piggyback warrant is exercisable before September 24, 2019.

On September 29, 2017, the Company issued 1,067 units to James Lowe at $18.75 per unit for cash proceeds of $20,000. Each unit consists of one common share, one warrant and one piggyback warrant. Each warrant entitles the holder to purchase one common share at $30.00. Each piggyback warrant entitles the holder to purchase one common share at $60.00. The warrant is exercisable before September 28, 2018 and the piggyback warrant is exercisable before September 28, 2019.

On October 17, 2017, the Company issued 4,445 shares of common stock to Donald Radley at $2.25 per share upon the exercise of 4,445 warrants for cash proceeds of $10,000.

On October 31, 2017, the Company issued 21,034 shares of common stock to Raymond Chan at $2.25 per share upon the exercise of 21,034 warrants for cash proceeds of $47,325.

On November 7, 2017, the Company issued 1,034 shares of common stock to Gas Investments LLC at $3.75 per share for cash proceeds of $3,875.

On March 2, 2018, the Company issued 8,000 shares of common stock to Agoracom Investor Relations Inc. at $11.25 per share for services, in the amount of $90,000.

On April 4, 2018, the Company issued 1,067 shares of common stock to Dan Wolf at $3.75 per share upon the exercise of 1,067 warrants for cash proceeds of $4,000.

On April 26, 2018, the Company issued 6,667 shares of common stock to Leann Clayton at $3.00 per share for cash proceeds of $20,000.

On April 26, 2018, the Company issued 11,111 shares of common stock to Matt Partlow at $30.00 per share for cash proceeds of $33,333.

On May 21, 2018, the Company issued 11,334 shares of common stock to Mika Investment Holdings Ltd. at $2.25 per share upon the exercise of 11,334 warrants for cash proceeds of $25,500.

On June 11, 2018, the Company issued 16,667 shares of common stock to Christian Heinrichs at $15.00 per share for referral services in the amount of $185,625.

On June 18, 2018, the Company issued 1,667 shares of common stock to Brian Partlow at $3.00 per share for cash proceeds of $5,000.

On June 20, 2018, the Company issued 1,334 shares of common stock to Uptick Capital LLC at $12,00 per share for services in the amount of $16,000.

As of June 30, 2018, the Company had received subscription proceeds of $31,000 for shares and $220,602 for warrant exercise with respect to 111,111 shares of common stock issued subsequent to June 30, 2018 as a result of warrant exercise at $2.25 per share.

As of June 30, 2018, the Company was committed to issue 10,000 shares of common stock valued at $127,500 based on the quoted value of the stock at the time of the commitment, pursuant to a consulting agreement dated June 19, 2018.

On July 26, 2018, the Company issued 1,000 shares of common stock to Uptick Capital LLC for services provided.

On July 26, 2018, the Company issued 13,778 shares of common stock to Boustead Securities LLC at $2.25 per share for cash proceeds of $31,000.

On July 26, 2018 the Company issued 12,911 shares of common stock to Boustead Securities LLC at $2.25 per share for cash proceeds of $29,000.

On July 31, 2018, the Company issued 10,000 shares of common stock to Red Chip Companies Inc. for services provided.

On July 31, 2018 the Company issued 6,667 shares of common stock to Marco DiPoce at $2.25 per share for cash proceeds of $15,000.

On August 3, 2018, the Company issued 22,222 shares of common stock to Raymond Chan and Amelia Chan at $2.25 per share upon the exercise of 22,222 warrants for cash proceeds of $50,000.

On August 16, 2018, the Company issued 104,445 shares of common stock to Alex Leiter, VG-SPV LLC and Ryan Brown at $2.25 per share upon the exercise of 104,445 warrants for cash proceeds of $235,000.

On August 27, 2018, the Company issued 6,667 shares of common stock to Layvaty Corp. at $2.25 per share for exercise of warrants for cash proceeds of $15,000.

On September 5, 2018, the Company issued 4,445 shares of common stock to Tim Calveley at $2.25 per share upon the exercise of 4,445 warrants for cash proceeds of $10,000.

On September 6, 2018, the Company issued 17,778 shares of common stock to Laura DeFilla, Romper Securities Inc., and George Tsiolis at $2.25 per share upon the exercise of 17.778 warrants for cash proceeds of $40,000.

On September 6, 2018, the Company issued 20,000 shares of common stock to Romper Securities Inc at $3.75 per share upon the exercise of 20,000 warrants for cash proceeds of $75,000.

On October 4, 2018, the Company issued 1,000 shares of common stock to Uptick Capital LLC for services.

On October 9, 2018 the Company issued 17,569 shares of common stock to Raymond and Amelia Chan at $2.25 per share upon the exercise of 17,569 warrants for cash proceeds of $39,528.

On October 12, 2018, the Company issued 6,667 shares of common stock, which was recorded as stock-based compensation at $9.60 per share, in an arm’s length transaction to a consultant for advisory services provided. The share value was based on the quoted value of the stock at the time of issue.

On November 16, 2018, the Company issued 6,667 shares of common stock to an Officer of the Company in accordance with his employment agreement signed in November 2018. The share value was based on the quoted value of the stock at the time of signing the agreement.

On December 6, 2018, the Company issued 1,334 shares of common stock, which was recorded as stock-based compensation at $12.75 per share, in an arm’s length transaction to a consultant for advisory services provided. The share value was based on the quoted value of the stock at the time of issue.

On April 1, 2019, the Company issued 10,667 shares of common stock, which was recorded as stock-based compensation at $09.30 per share, in an arm’s length transaction to a consult for advisory services provided. The share value was based on the quoted value of the stock at the time of issuance.

On June 18, 2019, the Company issued 13,334 shares of common stock at $2.25 per share upon the exercise of 13,334 warrants.

On August 14, 2019, the Company consummated the initial closing (“Initial Closing”) of a private placement offering (the “Offering”) whereby the Company entered into those certain securities purchase agreement (the “Purchase Agreements”) with four (4) accredited investors (the “Investors”). Pursuant to the Purchase Agreements, the Company and issued the Investors those certain convertible promissory notes (each a “Note and together the “Notes”) in the aggregate principal amount of $385,000 (including a 10% original issue discount) and Warrants to purchase 42,778 shares of the Company’s common stock, for aggregate gross proceeds of $350,000.

On August 29, 2019 the Company consummated the Second Closing of the Offering whereby the Company entered into Purchase Agreements with the Second Closing Investors. Pursuant to the Purchase Agreements, the Company issued the Second Closing Investors Notes in the aggregate principal amount of $137,500 (including a 10% original issue discount) and Warrants to purchase 15,278 shares of the Company’s common stock for aggregate gross proceeds of $125,000.

On October 1, 2019, the Company issued 2,222 shares of its common stock in connection with a sponsorship agreement.

On October 8, 2019, the Company issued 41,780 shares of its common stock upon the exercise of 79,444 warrants upon a cashless exercise.

On October 9, 2019, the Company issued 11,248 shares of its common stock upon the exercise of 21,389 warrants upon a cashless exercise.

On October 30, 2019, the Company issued an Investor 6,667 shares as compensation for consulting services.

On November 18, 2019, the Company issued an Investor 4,444 shares pursuant to a warrant exercise.

On November 20, 2019, the Company issued an Investor 5,435 shares as compensation for entering into a waiver agreement.

On January 17, 2020, the Company entered into Exchange Agreements with 18 of its investors whereby the Company issued to the investors 288,722 shares of common stock in exchange for warrants to purchase an aggregate of 288,722 shares of common stock of the Company.

On March 4, 2020, the Company issued an Investor 33,334 shares pursuant to a warrant exercise.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are filed with this Registration Statement:

Exhibit Number	Exhibit Description	Incorporated by Reference		Filed or Furnished
		Form	Exhibit	Filing Date	Herewith
1.1	Form of Underwriting Agreement				X
3.1	Amended and Restated Articles of Incorporation	S-1	3.1	05/02/2019
3.2	Amended and Restated Bylaws.	S-1	3.2	05/02/2019
3.3	Amendment to Articles of Incorporation	S-1	3.3	02/13/2020
4.1	Form of Representative Warrant	S-1	4.1	02/13/2020
5.1	Opinion of Lucosky Brookman LLP				X
10.1	2017 Stock Incentive Plan	S-1	10.1	05/02/2019
10.2	Share Exchange Agreement dated May 20, 2013 between our company, Shawn Erickson, H&H Arizona, Inc., Next Generation Holdings Trust, a Nevis trust, and the Shareholder of H&H Arizona, Inc.	8-K	10.1	08/07/2014
10.3	Convertible Promissory Note with Tangiers Global, LLC dated June 3, 2016	8-K	10.1	06/21/2016
10.4	Form of Securities Purchase Agreement	8-K	10.1	11/15/2018
10.5	Form of Senior Secured Convertible Note	8-K	10.2	11/15/2018
10.6	Form of Warrant	8-K	10.3	11/15/2018
10.7	Form of Security Agreement	8-K	10.4	11/15/2018
10.8	Form of Pledge Agreement	8-K	10.5	11/15/2018

Exhibit Number	Exhibit Description	Incorporated by Reference		Filed or Furnished
		Form	Exhibit	Filing Date	Herewith
10.9	Form of Subsidiary Guarantee	8-K	10.6	11/15/2018
10.10**	Employment Agreement with Grant Johnson	S-1	10.10	05/02/2019
10.11**	Employment Agreement with Yan Rozum	S-1	10.11	05/02/2019
10.12**	Employment Agreement with Christopher Malone	S-1	10.12	05/02/2019
10.13**	Amendment to Employment Agreement with Christopher Malone	S-1	10.13	02/24/2020
10.14**	Consulting Agreement with James S. Cardwell	S-1	10.14	02/24/2020
10.15	Lease Agreement with Polskie NieruchomoŚci Sp. Z.O.O.	S-1	10.13	05/02/2019
10.16	Lease Agreement with Caribbean Developments (Antigua) Ltd.	S-1	10.15	05/02/2019
10.17	Software Transfer Agreement dated April 7, 2019, by and between Swiss Interactive Software and the Company	S-1	10.16	05/02/2019
10.18	First Amendment to Software Transfer Agreement dated October 4, 2019, by and between Swiss Interactive Software and the Company	S-1	10.17	10/30/2019
10.19	Form of Securities Purchase Agreement	8-K	10.1	08/20/2019
10.20	Form of Convertible Promissory Note	8-K	10.2	08/20/2019
10.21	Form of Warrant	8-K	10.3	08/20/2019
10.22	Form of Placement Agent Warrant	8-K	10.4	08/20/2019
10.23	Form of Waiver Agreement	8-K	10.1	12/20/2019
10.24	Form Exchange Agreement	S-1	10.24	02/24/2020
10.25	Form Lock-Up Agreement	S-1	10.25	02/24/2020
10.26	White Label Agreement with Askott Entertainment, Inc	S-1	10.26	02/24/2020
10.27	Software Delivery Agreement dated December 6, 2014	S-1	10.23	02/13/2020
10.28	Form of Warrant Agency Agreement including Form of Unit A Warrant				X
10.29	Form of Unit B Warrant				X
14.1	Code of Ethics	S-1	14.1	05/02/2019
21.1	List of Subsidiaries	S-1	21.1	05/02/2019
23.1	Consent of McGovern Hurley, LLP, Independent Registered Public Accounting Firm				X
23.2	Consent of Rosenberg Rich Baker Berman P.A.				X
23.3	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)				X
24.1	Power of Attorney (included in signature page)	S-1	24.1	05/02/2019
99.1	Audit Committee Charter	S-1	99.1	05/02/2019
99.2	Compensation Committee Charter	S-1	99.2	05/02/2019
99.3	Nominating Committee Charter	S-1	99.3	05/02/2019

____________

**      indicates a management contract or compensatory plan or arrangement.

(b) Financial statement schedules.

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(h)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)     The undersigned Registrant hereby undertakes:

(1)    That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

*       Paragraph references correspond to those of Regulation S-K, Item 512.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Toronto, Ontario, on March 30, 2020.

Esports Entertainment Group, Inc.
By:	/s/ Grant Johnson
Name: Grant Johnson
Title: Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Grant Johnson	Chief Executive Officer, Secretary, and	March 30, 2020
Grant Johnson	Chairman of the Board of Directors (Principal Executive Officer)
/s/ James S. Cardwell	Interim Chief Financial Officer	March 30, 2020
James S. Cardwell	(Principal Accounting Officer and Principal Financial Officer)
/s/ David Watt	Director	March 30, 2020
David Watt
/s/ Chul Woong Lim	Director	March 30, 2020
Chul Woong Lim
/s/ Alan Alden	Director	March 30, 2020
Alan Alden
By:	/s/ Grant Johnson
Grant Johnson Attorney-in-Fact